EXECUTION VERSION
DATED _30_ SEPTEMBER 2026

LNT CARE DEVELOPMENTS HOLDINGS LIMITED

and

CARETRUST UK LIMITED

and

CTR PARTNERSHIP, L.P.

__________________________________________
SHARE PURCHASE DEED
relating to the sale and purchase of
the Sale Shares
__________________________________________

Slaughter and May
One Bunhill Row
London EC1Y 8YY
(CVKB/AZXL/TXZS)

EXECUTION VERSION
CONTENTS
SCHEDULES

Attachment 1                                149
Attachment 2                                156

AGREED FORM DOCUMENTS
LNT Transaction Announcement
CTRE Transaction Announcement
Resignation Letter
Consent to Act
Agreement for Lease
Lease
Lease Guarantee
Hive Out Agreement
Opco Put and Call Option Agreement
Voting Power of Attorney
Release Documents
Lost Share Certificate Indemnity
Written confirmation of no outstanding claims
Tax Covenant
Certificates of Title
Framework Agreement
Debenture
Estimated Completed Propco Funds Flow
Share Charge

EXECUTION VERSION
THIS DEED is made the _30th_ day of September 2026
PARTIES:
1.LNT Care Developments Holdings Limited whose registered office is at Helios 47 Isabella Road, Garforth, Leeds, West Yorkshire, United Kingdom, LS25 2DY (registered in England No. 13151875) (“LNT”);
2.CareTrust UK Limited whose registered office is at The Scalpel, 18th Floor, 52 Lime Street, London, England, EC3M 7AF (registered in England No. 10464966) (the “Purchaser”); and
3.    CTR Partnership, L.P. whose registered office is at 24901 Dana Point Harbor Drive, Suite A200, Dana Point, California 92629 (registered in the State of Delaware No. 5526986) (the “Purchaser Guarantor”),
each a “Party” and together the “Parties”.
BACKGROUND:
(A)LNT has agreed, for and on behalf of the Completed Propco Sellers and the Development Propco Sellers, to sell, and the Purchaser has agreed to purchase and pay for, the Sale Shares (as defined in this Deed), in each case on the terms and subject to the conditions of this Deed.
(B)The Purchaser Guarantor has agreed to guarantee all payment obligations of the Purchaser under this Deed.
THE PARTIES AGREE as follows:
1.Interpretation
1.1In this Deed, and the Schedules to it:

“Accession Deed”	means the form of accession deed appended to the Lease Guarantee;
“Additional Bank Debt Interest”
means, in respect of the relevant Bank Debt Amount, any additional interest amount that accrues as a result of the Completed Propco Completion or a Development Propco Completion, as applicable, taking place after the cut-off time set out in the applicable undertaking given by the relevant lender’s solicitors on the Completed Propco Completion Date or a Development Propco Completion Date, as applicable;

“Advance Quarterly Rent”	means the rent amount due and payable under the relevant Lease to each Completed Propco and each Development Propco (as applicable) for the first quarterly period (starting on 1 October 2026);
“Affiliates”	means: (a)in relation to LNT, each member of the Retained Group; and (b)in relation to the Purchaser, each member of the Purchaser’s Group;
“Aggregate Completed Propco Consideration”	has the meaning given in clause 3.2;
“Aggregate Development Propco Consideration”
means the maximum potential aggregate amount of all Individual Development Propco Consideration amounts payable under this Deed for the Development Propco Shares in all Development Propcos being the sum of £528,000,000 (five hundred and twenty-eight million pounds sterling);

“Agreement for Lease”
means, in respect of each Completed Propco and Crystal Care Homes Deeside Limited, the agreement for lease in the agreed form to be entered into between that Completed Propco or Crystal Care Homes Deeside Limited (as applicable) and the applicable Opco or Crystal Care Homes Deeside Opco Limited (as applicable) in respect of the applicable Completed Propco Site or Estuary Gardens Care Home, Deeside (as applicable) on or prior to the Completed Propco Completion Date or, with respect to Crystal Care Homes Deeside Limited only, the applicable Development Propco Completion Date;

“Agreement Period”	has the meaning given to it in clause 5.3;
“Anti-Bribery Laws”
means all applicable laws, regulations or conventions in any jurisdiction in which LNT and each member of the Retained Group, the Purchaser and each member of the Purchaser’s Group or the Purchaser Guarantor (as applicable) has operated or currently operates related to combating bribery and/or corruption, and including the Bribery Act 2010, the Criminal Finances Act 2017, the U.S. Foreign Corrupt Practices Act of 1977 and laws enacted to implement the OECD Convention on Combatting Bribery of Foreign Officials in International Business Transactions 1997;

“Anti-Money Laundering Laws”
means all applicable laws, regulations or conventions in any jurisdiction in which LNT and each member of the Retained Group, the Purchaser and each member of the Purchaser’s Group or the Purchaser Guarantor (as applicable), has operated or currently operates related to terrorism or money laundering or proliferation financing, including the Proceeds of Crime Act 2002;

“Appointments”	has the meaning given in Schedule 13 (Development Obligations);

“Bank Debt Amount”
means, in respect of the relevant Completed Propco or Development Propco (as applicable), the full amount required in order to satisfy and discharge the outstanding amount owed pursuant to the relevant Facility Agreement by that Completed Propco or Development Propco (as the case may be) immediately before Completed Propco Completion or the relevant Development Propco Completion (as applicable) such that the applicable Completed Propco or Development Propco has no further obligations or liabilities to the relevant senior lender pursuant to the relevant Facility Agreement and the Existing Debenture is released, such amount being (and definitively determined for the purposes of this Deed by reference to) the amount set out in the redemption statement provided by the relevant senior lender for the relevant Completed Propco or Development Propco (as applicable) prepared as at immediately before Completed Propco Completion or the relevant Development Propco Completion (as applicable) (including any Additional Bank Debt Interest);

“Books and Records”
has its common law meaning and includes all notices, correspondence, orders, inquiries, drawings, plans, books of account and other documents and all computer disks or tapes or other machine legible programmes or other records (excluding software);

“Building Contract”	shall have the meaning given in Schedule 13 (Development Obligations);
“Building Contractor”	shall have the meaning given in Schedule 13 (Development Obligations);
“Buildings Insurance Policies”	means all buildings insurance policies maintained in respect of any Propco Site from time to time;
“Business Day”	means a day (other than a Saturday or a Sunday) on which banks are open for general business in London (United Kingdom) and California (United States);

“Care Regulator”	has the meaning given in paragraph 1 of Schedule 1 (Conditions to Development Propco Completion);
“Care Regulator Condition”	has the meaning given in paragraph 3.1 of Schedule 1 (Conditions to Development Propco Completion);
“Care Regulator Notification”	has the meaning given in paragraph 1 of Schedule 1 (Conditions to Development Propco Completion);
“Care Services Agreement”
means the care services agreement to be entered into between (i) Manco and (ii) each Opco or each Development Opco (as applicable), in such form as is agreed between the Parties in accordance with this Deed;

“Certificate of Completion of Making Good Defects”	has the meaning given in Schedule 13 (Development Obligations);
“Certificates of Title”	means the certificates of title in the agreed form to be provided by Freeths in respect of each Propco Site dated the date of this Deed, and “Certificate of Title” shall be construed accordingly;
“CIL”	has the meaning given in Schedule 13 (Development Obligations);

“Completion Accounts”
means:
(a)in relation to each Completed Propco, the aggregated balance sheet of such Completed Propco reflecting: (i) the Intra Group Debt Amount; (ii) the Bank Debt Amount; (iii) the Construction Retention Amount; (iv) the SDLT Crystallisation Amount; (v) the Payroll Tax Amount; and (vi) the CT Amount, and shall also reference the Individual Completed Propco Consideration; and the aggregate sum of each of (i) to (vi) above in respect of each Completed Propco, in each case as at the Completed Propco Completion Date, prepared and finally agreed, deemed agreed or determined to be definitive in accordance with clause 5, in a single Excel file in the same form as the Estimated Completed Propco Funds Flow; and
(b)in relation to each Development Propco, the balance sheet of such Development Propco reflecting: (i) the Intra Group Debt Amount; (ii) the Bank Debt Amount; (iii) the Construction Retention Amount; (iv) the SDLT Crystallisation Amount; (v) the Payroll Tax Amount; and (vi) the CT Amount, the aggregate sum of each of (i) to (vi) above in respect of each Development Propco, in each case as at the Development Propco Completion Date, prepared and finally agreed, deemed agreed or determined to be definitive in accordance with clause 5, in a single Excel file in the same form as the Estimated Development Propco Funds Flow;

“Completed Propco Completion”	means completion of the sale and purchase of the Completed Propco Shares under this Deed;
“Completed Propco Completion Date”	has the meaning given in clause 6;

“Completed Propco Completion Amount”
means, without double counting, the total aggregate amount of each of the following in respect of all of the Completed Propcos:
(a)Estimated Individual Completed Propco Consideration; plus
(b)the relevant Bank Debt Amount; plus
(c)the Estimated Intra Group Debt Amount; plus
(d)the Estimated Payroll Tax Amount; minus
(e)the Advance Quarterly Rent in respect of each Completed Propco;

“Completed Propco Hive Out”	means the transfer of the entire business and business-related assets and liabilities of each Completed Propco into the applicable Opco on the terms set out in the Hive Out Agreement;
“Completed Propco Intra Group Debt Adjustment”	has the meaning given to it in clause 3.4;
“Completed Propco Sellers”	means the companies listed in column (1) of Part A (Completed Propcos) of Schedule 10 (Basic information about Completed Propcos and Development Propcos) and each a “Completed Propco Seller”;
“Completed Propco Shares”	means in respect of any Completed Propco, the entire issued share capital of such Completed Propco immediately prior to the Completed Propco Completion;
“Completed Propco Sites”	means such care home sites set out in Part 1 of Attachment 1 (Completed Propco Sites and Development Propco Sites), each a “Completed Propco Site”;
“Completed Propco Warranties”
means the warranties set out in paragraphs 1, 3, 5.1, 6.1, 7.1-7.3, and (to the extent applicable to the Completed Propcos) 7.7-7.9 of Schedule 4 (Warranties) given by LNT (as agent for each Completed Propco Seller) and “Completed Propco Warranty” shall be construed accordingly;

“Completed Propcos”	means the companies listed in column (2) of Part A (Completed Propcos) of Schedule 10 (Basic information about Completed Propcos and Development Propcos) and each a “Completed Propco”;
“Consideration Adjustment”
means the amount (if any) by which the relevant Individual Completed Propco Consideration or the relevant Individual Development Propco Consideration (as applicable) is greater or less than the relevant Estimated Individual Completed Propco Consideration or the relevant Estimated Individual Development Propco Consideration (as applicable) (expressed, in either case, as a positive figure);

“Construction Document”	has the meaning given in Schedule 13 (Development Obligations);
“Construction Report”	has the meaning given in Schedule 13 (Development Obligations);
“Construction Retention Amount”
means, in respect of each Development Propco and certain Completed Propcos, the sum of £75,000 (seventy-five thousand pounds sterling), being an amount permitted to be retained, but payable, by certain Completed Propcos and each Development Propco to LNT Construction Limited pursuant to and in accordance with the terms of the building contract between such entities (as varied from time to time and includes in each case any documents collateral or supplemental to it), as set out in the Estimated Completed Propco Funds Flow and Estimated Development Propco Funds Flow (as applicable) and the relevant agreed Completion Accounts;

“Contracted Out”
means, in relation to a Lease or an Agreement for Lease (as applicable), that the provisions of sections 24 to 28 (inclusive) of the Landlord and Tenant Act 1954 are validly excluded in relation to the tenancy created, or to be created, by that Lease (including any lease to be granted pursuant to that Agreement for Lease) in accordance with section 38A of the Landlord and Tenant Act 1954 and the Regulatory Reform (Business Tenancies) (England and Wales) Order 2003 (SI 2003/3096);

“CSA Condition”	has the meaning given in clause 7.13;
“CT Amount”
means the amount of any corporation Tax liability (including to the extent the same arises as a result of any balancing charges pursuant to the Capital Allowances Act 2001) of each Completed Propco and each Development Propco in respect of income, profits or gains earned, accrued or received (or deemed so) or any event occurring (or deemed so) on or before the Completed Propco Completion or a Development Propco Completion (as applicable), after taking account of any Relief that is expected to be and is capable of being claimed, as set out in the relevant agreed Completion Accounts in respect of each Completed Propco and each Development Propco;

“CTA 2010”	means the Corporation Tax Act 2010;
“CTRE Transaction Announcement”	means the announcement to be released by the Purchaser in relation to the sale and purchase of the Sale Shares in the agreed form on 2 October 2026;
“Data Protection Authority”	means any regulatory or governmental body responsible for the enforcement of Data Protection Legislation;

“Data Protection Legislation”
means the Data Protection Act 2018, the UK GDPR, the Data (Use and Access) Act 2025 and The Privacy and Electronic Communications (EC Directive) Regulations 2003 and all other applicable laws relating to data protection, the Processing of Personal Data and privacy, and any guidance, codes of practice, directions, decisions, orders, notices or binding requirements issued by a competent Data Protection Authority having the force of law, in each case as amended, updated, re-enacted or replaced from time to time and as applicable to the Processing of Personal Data by the relevant Party;

“Data Room”	means the virtual data room hosted by Sterling and bearing the project name “Project Clarets” concerning the Transaction as at 29 September 2026;
“Debenture”
means:
(a)in respect of each Opco and Completed Propco Site, the debenture in the agreed form to be entered into between the Opcos and the Security Holder (as defined therein) on the Completed Propco Completion Date; and
(b)in respect of each Development Opco and Development Propco Site, the security accession deed, in a form to be agreed between LNT and the Purchaser (each acting reasonably and without delay), to be entered into between the relevant Opcos and the Security Holder (as defined therein) on the Development Propco Completion Date pursuant to which the relevant Development Opco will accede to the debenture referred to in (a) above;

“Deeside Bank Amount”
means, in respect of Crystal Care Homes Deeside Limited, the full amount required in order to satisfy and discharge the outstanding amount owed pursuant to the relevant Facility Agreement between Crystal Care Homes Deeside Limited (and others) and AIB Group UK) P.L.C. (“AIB”) immediately before Completed Propco Completion (such that Crystal Care Homes Deeside Limited has no further obligations or liabilities pursuant to the Facility Agreement with AIB and the Existing Debenture relating to Crystal Care Homes Deeside Limited is released), such amount being (and definitively determined for the purposes of this Deed by reference to) the amount set out in the redemption statement provided by AIB prepared as at immediately before the Completed Propco Completion (in respect of Crystal Care Homes Deeside Limited);

“Default Interest”	means interest at the rate of four per cent. above the base rate for the time being of Barclays Bank plc;
“Defects Liability Period”	has the meaning given in Schedule 13 (Development Obligations);
“Development”	has the meaning given in Schedule 13 (Development Obligations);
“Development Opco”	means a newly incorporated company for the purposes of holding the entire business and business-related assets and liabilities previously held by the applicable Development Propco;
“Development Propco Call Option”	has the meaning given in clause 7.2;
“Development Propco Call Option Notice”	means a notice substantially in the form set out in Schedule 12 (Form of Option Notice) in relation to the exercise of the Development Propco Call Option given under clause 7.2;
“Development Propco Completion”	means completion of the sale and purchase of the applicable Development Propco Shares under this Deed;

“Development Propco Completion Amount”
means, without double counting, the aggregate of each of the following in respect of a Development Propco:
(a) the Estimated Individual Development Propco Consideration; plus
(b)the relevant Bank Debt Amount; plus
(c)the Estimated Intra Group Debt Amount; plus
(d) the Estimated Payroll Tax Amount; minus
(e)the Advance Quarterly Rent in respect of that Development Propco;

“Development Propco Completion Date”
means:
(a)with respect to Crystal Care Homes Deeside Limited, if all the Development Propco Conditions and the Reorganisation Condition in respect of Crystal Care Homes Deeside Limited are satisfied (or waived) and the Development Propco Put Option or the Development Propco Call Option in respect of Crystal Care Homes Deeside Limited has been exercised, the 10th Business Day following the Development Propco Completion Lock-in Date;
(b)with respect to all other Development Propcos:
(i) if all the Development Propco Conditions and the Reorganisation Condition in respect of the respective Development Propco(s) are satisfied (or waived) and the Development Propco Put Option or the Development Propco Call Option in respect of such Development Propco(s) has been exercised on or before 10 January 2027, the later of: (i) 15 January 2027; and (ii) the 10th Business Day following the corresponding Development Propco Completion Lock-in Date; and
 (ii) if all the Development Propco Conditions and the Reorganisation Condition in respect of the respective Development Propco(s) are satisfied (or waived) and the Development Propco Put Option or the Development Propco Call Option in respect of such Development Propco(s) has been exercised after 10 January 2027, the 10th Business Day following the corresponding Development Propco Completion Lock-in Date or such other date as the Parties may agree in writing;

“Development Propco Completion Lock-in Date”	has the meaning given in clause 7.7;
“Development Propco Conditions”	has the meaning given in clause 7.3(A);

“Development Propco Hive Out”	means the transfer of the entire business and business-related assets and liabilities of each Development Propco into the applicable Development Opco on the terms set out in the Hive Out Agreement;
“Development Propco Intra Group Debt Adjustment”	has the meaning given in clause 4.5;
“Development Propco Put Option”	has the meaning given in clause 7.1;
“Development Propco Put Option Notice”	means a notice substantially in the form set out in Schedule 12 (Form of Option Notice) in relation to the exercise of the Development Propco Put Option given under clause 7.1;
“Development Propco Sellers”	has the meaning given to it in column (1) of Part B (Development Propcos) of Schedule 10 (Basic information about Completed Propcos and Development Propcos) and each a “Development Propco Seller”;
“Development Propco Shares”	means in respect of any Development Propco, the entire issued share capital of such Development Propco immediately prior to the applicable Development Propco Completion;
“Development Propco Sites”	means the care home sites set out in Part 2 of Attachment 1 (Completed Propco Sites and Development Propco Sites), and each a “Development Propco Site”;
“Development Propco Warranties”
means the warranties set out in paragraphs 2, 4, 5.2, 6.2, 7.4-7.6 and (to the extent applicable to the Development Propcos) 7.7-7.9 of Schedule 4 (Warranties) given by LNT (as agent for each Development Propco Seller) and “Development Propco Warranty” shall be construed accordingly;

“Development Propcos”	means the companies listed in column (2) of Part B of Schedule 10 (Basic information about Completed Propcos and Development Propcos) headed “Development Propcos”, and each a “Development Propco”;
“Development Works”	has the meaning given in Schedule 13 (Development Obligations);

“Due Date”
means, in respect of any sum payable or obligation to be performed under this Deed, the day specified for the payment to be made or that obligation to be performed or, if that day is not a Business Day, the next following Business Day;

“Encumbrance”
means, any option, rights to acquire or right of pre-emption, any mortgage or charge (in the case of land, a legal mortgage or registered charge), lien, assignment by way of security or other security interest, deposit by way of security, hypothecation, pledge, or any agreement or arrangement to create any of the foregoing (but, excluding, for the avoidance of doubt, any licenses of intellectual property rights); and, in the case of land in England and Wales, includes any registered charge, any interest protected by a notice and any restriction entered on the title at HM Land Registry;

“Environment”
means the natural and man-made environment, including all or any of the following media, namely air (including the air within buildings or other natural or man-made structures above or below ground), water (including water under or within land or drains or sewers) and land and any living organisms (including man, save in respect of health and safety relating to care home workers and residents) or systems supported by those media;

“Environmental Laws”	means all applicable laws which relate to Environmental Matters;
“Environmental Licences”	means any permit, licence, certificate, authorisation, consent or other approval required by any Environmental Law;

“Environmental Matters”
means all matters relating to the control of Hazardous Substances or waste; pollution or protection of the Environment; the health and wellbeing of human beings and other living things (save in respect of health and safety relating to care home workers and residents); the creation or existence of any noise, vibration, odour, radiation, common law or statutory nuisance or other adverse impact on the Environment; and/or the condition, protection, maintenance, remediation, reinstatement, restoration or replacement of the Environment or any part of it;

“EPC”	has the meaning given in Schedule 13 (Development Obligations);
“Estimated Aggregate Completed Propco Consideration”	means the aggregate total sum of each Estimated Individual Completed Propco Consideration;
“Estimated Completed Propco Funds Flow”	means the agreed form estimated funds flow as set out in Attachment 2;
“Estimated CT Amount”
means, in respect of a Completed Propco or a Development Propco, LNT’s good faith estimate of the CT Amount as set out in the Estimated Completed Propco Funds Flow or the Estimated Development Propco Funds Flow (as applicable);

“Estimated Development Propco Funds Flow”
means the estimated funds flow in respect of each Development Propco to be provided by LNT to the Purchaser in accordance with clause 5.1, in substantially the same form as the Estimated Completed Propco Funds Flow;

“Estimated Individual Completed Propco Consideration”
means, in respect of a Completed Propco, the sum equal to:
(a)£24,000,000 (twenty-four million pounds sterling); minus
(b)the Estimated Intra Group Debt Amount; minus
(c)the Bank Debt Amount; minus
(d)the Construction Retention Amount; minus
(e)the SDLT Crystallisation Amount; minus
(f)the Estimated Payroll Tax Amount; minus
(g)the Estimated CT Amount,
in each case of that Completed Propco, such amount being LNT’s good faith estimate of the Individual Completed Propco Consideration of that Completed Propco, as set out in the Estimated Completed Propco Funds Flow;

“Estimated Individual Development Propco Consideration”
means, in respect of a Development Propco, the sum equal to:
(a)£24,000,000 (twenty-four million pounds sterling); minus
(b)the Estimated Intra Group Debt Amount; minus
(c)the Bank Debt Amount; minus
(d)the Construction Retention Amount; minus
(e)the SDLT Crystallisation Amount; minus
(f)the Estimated Payroll Tax Amount; minus
(g)the Estimated CT Amount,
in each case of that Development Propco, such amount being LNT’s good faith estimate of the Individual Development Propco Consideration of that Development Propco, as set out in the Estimated Development Propco Funds Flow;

“Estimated Intra Group Debt Amount”	means LNT’s good faith estimate of the Intra Group Debt Amount as set out in the Estimated Completed Propco Funds Flow or the Estimated Development Propco Funds Flow (as applicable);
“Estimated Payroll Tax Amount”	means LNT’s good faith estimate of the Payroll Tax Amount as set out in the Estimated Completed Propco Funds Flow or the Estimated Development Propco Funds Flow (as applicable);
“Excluded Entities”	has the meaning given to it in clause 17.11;
“Existing Debenture”	means, in respect of any Propco Site, any mortgage, charge (fixed or floating) or any similar security agreement of any kind disclosed in the Certificate of Title relating to that Propco Site;
“Expert”	has the meaning given to it in clause 5.3;
“Expert Funds Flow”	has the meaning given to it in clause 5.3;
“Facility Agreement”
means each current facility agreement that has been entered into by a Completed Propco or a Development Propco (in each case, whether as borrower, guarantor or otherwise), amongst others, and its relevant senior lender;

“Finance Documents”
means each document defined as such in the relevant Facility Agreement (or, if not so defined, each document entered into under or in connection with it, including any guarantee or security document) together with the Existing Debenture associated with the relevant Facility Agreement;

“Framework Agreement”	means the framework agreement to be entered into between the Purchaser and the Opco Seller in the agreed form;
“Freeths”	means Freeths LLP;
“Full Title Guarantee”	means with the benefit of the implied covenants set out in Part 1 of the Law of Property (Miscellaneous Provisions) Act 1994 when a disposition is expressed to be made with full title guarantee;

“Fundamental Warranties”
means:
(a)in respect of each Completed Propco, the warranties set out in paragraphs 1, 3, 5.1, 6.1 and 7.1-7.3 of Schedule 4 (Warranties); and
(b)in respect of each Development Propco, the warranties set out in paragraphs 2, 4, 5.2, 6.2 and 7.4-7.6 of Schedule 4 (Warranties);

“General Warranties”	means the warranties set out in paragraphs 7.7, 7.8 and 7.9 of Schedule 4 (Warranties);
“Governmental Entity”
means any overseas, national, district, county, territorial, federal, state, municipal, local or provincial government, governmental authority or any entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government, including any agency, department, board, branch, commission or instrumentality of any such body or any court, arbitrator or similar tribunal or forum of competent jurisdiction, any government-owned or government-controlled corporation, any supranational authority or public international organisation, any securities exchange, any competition authority or any Tax Authority;

“Hazardous Substance(s)”
means any natural or artificial substance, material or organism (whether in solid or liquid form or in the form of a gas, vapour or colloid, and whether alone or in combination with any other substance) which is capable of causing harm to the Environment or is prejudicial to health;

“Health and Safety Executive”
means the Health and Safety Executive established under the Health and Safety at Work etc. Act 1974, or any successor body from time to time having responsibility for the administration or enforcement of health and safety legislation in Great Britain (including the Health and Safety at Work etc. Act 1974, RIDDOR and the Construction (Design and Management) Regulations 2015);

“Hive Out Agreement”
means the template hive out agreement in the agreed form to be entered into by the relevant Completed Propco or Development Propco (as applicable) and the relevant Opco or Development Opco (as applicable);

“HMRC”	means His Majesty’s Revenue & Customs;

“Indebtedness”
means any obligation for the payment or repayment of money, whether as principal or as surety and whether present or future, actual or contingent (whether as principal, interest, fees, expenses, gross up obligation, under indemnity or otherwise) in respect of or in connection with:
(a)money borrowed or raised;
(b)any bond, note, loan stock, debenture or similar instrument;
(c)acceptance or documentary credit facilities;
(d)foreign exchange options;
(e)rental and periodic payments, under leases and hire purchase agreements and instalments under conditional sale agreements (in all cases whether in respect of land, machinery, equipment or otherwise) entered into primarily as a method of raising finance or of financing the acquisition or use of the asset concerned;
(f)payments in the nature of finance charges or repurchase amounts and debt indemnity under factoring and invoice discounting arrangements;
(g)guarantees, indemnities, bonds, standby letters of credit or other instruments issued in connection with the performance of contracts and/or in respect of the indebtedness of any other person;
(h)amounts payable (other than to another member of the Target Group) in respect of any redemptions or other returns of capital or other entitlements on shares or securities or partnership interests of a member of the Target Group;
(i)Liabilities in respect of financial grants received; and
any accrued interest, success fees, prepayment premiums, break fees, make-whole premiums or penalties and fees or expenses (including legal fees) associated with the prepayment or redemption of any Indebtedness including any such prepayment or redemption to be made as contemplated by this Deed;

“Individual Completed Propco Consideration”	has the meaning given in clause 3.1;
“Individual Development Propco Consideration”	has the meaning given in clause 4.1;
“Individual Estimated Payroll Tax Amount”	means the Estimated Payroll Tax Amount in respect of the applicable Completed Propco or Development Propco;
“Individual Payroll Tax Amount”	means the Payroll Tax Amount in respect of the applicable Completed Propco or Development Propco;
“Individual Propco Completion Balance”
means, in respect of a Completed Propco or a Development Propco (as applicable), the sum equal to:
(a)£24,000,000 (twenty-four million pounds sterling); minus
(b)the Bank Debt Amount; minus
(c)the SDLT Crystallisation Amount; minus
(d)the Estimated CT Amount; minus
(e)the Construction Retention Amount; minus
(f)the Advance Quarterly Rent in respect of such Completed Propco or Development Propco (as applicable);

“Intra Group Debt Amount”
means, in respect of the relevant Completed Propco or Development Propco (as applicable), the net aggregate sum of all amounts owing, including in respect of interest accrued on all such amounts and including ordinary trade indebtedness, by such Completed Propco or Development Propco (as applicable) to any of the Retained Group or vice versa, as at Completed Propco Completion or the relevant Development Propco Completion (as applicable), which net aggregate sum shall (for the avoidance of any doubt) be calculated less the amount of consideration owing (but left outstanding) from the Retained Group to the relevant Completed Propco or Development Propco (as applicable) pursuant to the corresponding Hive Out Agreement;

“IRS”	means the US Internal Revenue Service;
“Lease”
means (as the context requires):
(a)the lease in the agreed form entered into by the applicable Completed Propco and the applicable Opco in respect of a Completed Propco Site prior to the date of this Deed;
(b)the lease in the agreed form to be entered into by Crystal Care Homes Deeside Limited and Crystal Care Homes Deeside Opco Limited in respect of Estuary Gardens Care Home, Deeside (which, for clarity, shall have a term of four (4) years and three (3) months) prior to exercise of the Development Propco Put Option or Development Propco Call Option (as applicable); or
(c)the lease in the agreed form to be granted by the applicable Development Propco to the applicable Development Opco in respect of a Development Propco Site, prior to completion of the sale and purchase of the applicable Development Propco Shares, which, for clarity, shall have a term of 21 years and one (1) day,     as contemplated hereunder and by the Steps Paper:

“LDI Policy”	has the meaning given in Schedule 13 (Development Obligations);
“Lease Guarantee”	means the lease guarantee in the agreed form to be entered into by LNT in respect of each Lease;
“LNT Account”
means LNT’s bank account at **** with account name **** deposits, with sort code **** and account number **** or such other bank account of any member of the Retained Group notified by LNT to the Purchaser in writing at least five (5) Business Days prior to the date of the relevant payment;

“LNT Completed Propco Completion Balance”	means, the aggregate of each Individual Propco Completion Balance for all Completed Propcos minus the Deeside Bank Amount;
“LNT Names”
means LNT, CRYSTAL and any other trade or service mark(s), trade or business name(s), or logo(s) owned by the Retained Group and used by the Target Group as at the relevant Completed Propco Completion or the relevant Development Propco Completion (as applicable);

“LNT Option”
means an option agreement between the shareholders of LNT and the Purchaser Guarantor in relation to the acquisition by the Purchaser or a member of the Purchaser’s Group of the entire issued share capital of LNT;

“LNT Transaction Announcement”	means the announcement to be released by LNT in relation to the sale and purchase of the Sale Shares in the agreed form on 2 October 2026;
“LNT UK Group”
means LNT and its UK incorporated subsidiary and subsidiary undertakings as at the date of this Deed (but excluding, for the avoidance of doubt: (a) from the Completed Propco Completion, the Completed Propcos, (b) from each Development Propco Completion, the relevant Development Propco, and (c) from completion of the Opco Put and Call Option Agreement in respect of any such entity, any Opco or Development Opco);

“LNT US Warranty”	has the meaning given to it in clause 15.5;

“LNT Warranties”	means the warranties set out in Schedule 5 (LNT Warranties) given by LNT and “LNT Warranty” shall be construed accordingly;
“LNT’s Solicitors”	means Slaughter and May of One Bunhill Row, London, EC1Y 8YY;
“Long Stop Date”	means 31 December 2027 (or such other date as the Parties may agree in writing);
“Manco”
means Crystal Care Homes (2) Limited, a company incorporated under the laws of England and Wales (registered no.: 15107065), whose registered office is at Helios 47 Isabella Road, Garforth, Leeds, United Kingdom, LS25 2DY;

“Material Development Propco Completion Obligations”
means:
(a)in respect of LNT, the obligations set out in paragraphs 3.1(A), 3.1(D) 3.1(E) and 3.1(L) of Part A (LNT’s obligations) of Schedule 3 (Development Propco Completion arrangements); and
(b)in respect of the Purchaser, the obligations set out in paragraphs 1 and 2(A)-2(C)(ii) of Part B (Purchaser’s obligations) of Schedule 3 (Development Propco Completion arrangements);

“Newco”	has the meaning given to it in clause 17.12;
“Newco Election”	has the meaning given to it in clause 17.12;
“Opco”	means a newly incorporated company for the purposes of holding the entire business and business-related assets and liabilities previously held by the applicable Completed Propco;
“Opco Put and Call Option Agreement”
means the put and call option agreement between, amongst other parties, LNT, the Opco Seller and the Purchaser Guarantor in the agreed form in respect of the Opcos and, with effect from each Development Propco Completion, the applicable Development Opcos;

“Opco Seller”	means Crystal Care Homes Holdco Limited;

“Opco Tax Covenant”
means the deed of covenant in respect of Tax in the agreed form to be entered into between LNT and the Purchaser Guarantor upon the first completion of the sale of an Opco pursuant to the Opco Put and Call Option Agreement relating to the Tax affairs of the Opcos and the Development Opcos prior to completion of the sale of such relevant Opco or Development Opco (as applicable);

“Outstanding Development Propco Collateral Warranties”	has the meaning given in Schedule 13 (Development Obligations);
“Paying Agent”	means Shieldpay Ltd or, in respect of an applicable Development Propco, such other paying agent as may be appointed by LNT and the Purchaser in writing;
“Paying Agent Account”	means the account designated in the Paying Agent Agreement by the Paying Agent;
“Paying Agent Agreement”
means:
(a) with respect to the Completed Propcos, the paying agent agreement entered into by the Purchaser, LNT and the Paying Agent dated 28 September 2026; and
(b) with respect to each Development Propco, the paying agent agreement entered into by the Purchaser, LNT and the Paying Agent on or around the corresponding Development Propco Completion Date;

“Payroll Tax Amount”
means, in respect of the relevant Completed Propco or Development Propco (as applicable), any obligations to account to HMRC in respect of PAYE, income tax, national insurance contributions (both employee and employers), apprenticeship levies and growth and skills levies) of the relevant Completed Propco or Development Propco (as applicable) outstanding at the Completed Propco Completion or Development Propco Completion (as applicable) or which will be incurred in respect of any event occurring (or deemed to have occurred) on or before the Completed Propco Completion or relevant Development Propco Completion (as applicable);

“PC Condition”	has the meaning given in paragraph 2.1 of Schedule 1 (Conditions to Development Propco Completion);
“PC Inspection”	has the meaning given in paragraph 1 of Schedule 1 (Conditions to Development Propco Completion);
“Pending Registrations”	means those pending registrations at Land Registry, details of which are set out in Schedule 14 (Pending Registrations);
“Permitted Disposal”
means:
(a)the grant of a Lease;
(b)to the extent required for a Development, the disposal or dedication of any roads, cycleways or footpaths with the intent that they be maintained at the public expense to a competent authority;
(c)to the extent required for a Development, entering into any lease, easement, wayleave or other agreement with a statutory undertaker for the provision of any statutory services or utilities; and/or
(d)to the extent required for a Development, releasing any rights of light or air enjoyed by the Development Propco Sites;

“Planning Agreement”	has the meaning given in Schedule 13 (Development Obligations);

“Planning Permission”	has the meaning given in Schedule 13 (Development Obligations);
“Practical Completion”	has the meaning given in paragraph 1 of Schedule 1 (Conditions to Development Propco Completion);
“Practical Completion Certificate”	has the meaning given in paragraph 1 of Schedule 1 (Conditions to Development Propco Completion);
“Practical Completion Date”	has the meaning given in paragraph 1 of Schedule 1 (Conditions to Development Propco Completion);
“Pre-Commencement Planning Conditions”	has the meaning given in Schedule 13 (Development Obligations);
“Pre-Occupation Conditions”	has the meaning given in Schedule 13 (Development Obligations);
“Proceedings”	means any proceeding, suit or action arising out of or in connection with this Deed or the negotiation, existence, validity or enforceability of this Deed, whether contractual or non-contractual;
“Professional Team”	has the meaning given in Schedule 13 (Development Obligations);
“Propco”	means each, every and any Completed Propco and Development Propco, and together, the “Propcos”;
“Propco Site”	means the Completed Propco Sites and the Development Propco Sites, and each a “Propco Site”;
“Property Encumbrance”
means, in relation to any real property, any option, rights to acquire or right of pre-emption, any mortgage or charge, lien, assignment by way of security or other security interest, lease or tenancy, option, right of pre-emption or first refusal, right to acquire, easement or servitude, restrictive covenant, trust, beneficial interest, attachment, restriction, pledge, third-party right or interest or other encumbrance or security interest of any kind, or any agreement or arrangement to create any of the foregoing;

“Purchaser Guarantor Warranties”	means the warranties set out in Schedule 7 (Purchaser Guarantor Warranties) given by the Purchaser Guarantor and “Purchaser Guarantor Warranty” shall be construed accordingly;
“Purchaser Warranties”	means the warranties set out in Schedule 6 (Purchaser Warranties) given by the Purchaser and “Purchaser Warranty” shall be construed accordingly;
“Purchaser’s Bank Account”
means the following account:
Bank:    ****
Account Name:    ****
Account No:    ****
Sort Code:    ****
IBAN:        ****
Swift Code:    ****;
or such other bank account of any member of the Purchaser’s Group notified by the Purchaser to LNT in writing at least five (5) Business Days prior to the date of the relevant payment;

“Purchaser’s Group”
means the Purchaser, its subsidiaries and subsidiary undertakings from time to time, any holding company of the Purchaser and all other subsidiaries and subsidiary undertakings of such holding company from time to time (including, from Completed Propco Completion, the Completed Propcos and from each Development Propco Completion, such Development Propco as acquired by the Purchaser);

“Purchaser’s Guaranteed Obligations”	has the meaning given to it in clause 19.1;
“Purchaser’s Solicitors”	means Jones Day of 21 Tudor Street, London, EC4Y 0DJ;
“Put Option Exercise Period”	has the meaning given to it in clause 7.3(A);

“Release Documents”
means, in respect of each Completed Propco and each Development Propco, all documents in the agreed form required to release and discharge the Existing Debenture and any other Encumbrance granted by, or over the assets or shares of, that Completed Propco or Development Propco (as applicable) in favour of any lender, security agent or other finance party, including: (i) each Form DS1 (or equivalent electronic release) in respect of any registered legal charge affecting the applicable Propco Site, in each case validly executed (whether by electronic signature or otherwise) by the relevant lender, security agent or finance party in a form which complies with the requirements of HM Land Registry; (ii) where required a conveyancer’s certificate addressed to HM Land Registry in the form set out in Appendix 2 to HM Land Registry Practice Guide 82 in respect of each Form DS1; and (iii) a certified copy of each power of attorney (if any) under which any of the Release Documents have been executed;

“Release Instruction”	means the release instruction signed by the Purchaser and by LNT, the form of which is set out in the Paying Agent Agreement;
“Relief”	means any loss, relief, allowance, deduction, set-off or credit in respect of Tax or any right to repayment of Tax;
“Reorganisation”	has the meaning given in paragraph 1 of Schedule 1 (Conditions to Development Propco Completion);
“Reorganisation Condition”	has the meaning given in paragraph 1 of Schedule 1 (Conditions to Development Propco Completion);
“Reorganisation Documents”	has the meaning given in paragraph 1 of Schedule 1 (Conditions to Development Propco Completion);
“Resigning Completed Propco Directors”	has the meaning given in paragraph 2.1(N) of Part A (LNT’s obligations) of Schedule 2 (Completed Propco Completion arrangements);
“Resigning Development Propco Directors”	has the meaning given in paragraph 3.1(M) of Part A (LNT’s obligations) of Schedule 3 (Development Propco Completion arrangements);

“Retained Group”
means LNT and its subsidiaries and subsidiary undertakings from time to time, any holding company of LNT and all other subsidiaries and subsidiary undertakings of such holding company from time to time (but excluding, for the avoidance of doubt: (a) from the Completed Propco Completion, the Completed Propcos; (b) from each Development Propco Completion, such Development Propco; and (c) from completion of the Opco Put and Call Option Agreement in respect of any such entity, any Opco or Development Opco);

“RIDDOR”	means the Reporting of Injuries, Diseases and Dangerous Occurrences Regulations 2013 (as amended or replaced from time to time);
“Sale Shares”	means collectively: (i) the Completed Propco Shares in all Completed Propcos; and (ii) the Development Propco Shares in all Development Propcos;
“Sanctioned Person”
means any person or entity that:
(a)is listed on any Sanctions List;
(b)is, or is part of, a government of a Sanctioned Territory;
(c)is owned, directly or indirectly, or otherwise controlled by, or acting on behalf of, any of the foregoing; or
(d)is located, organised or residing in any Sanctioned Territory;

“Sanctioned Territory”
means any country or other territory that is or was at the relevant time subject to a general export, import, financial or investment embargo under any Sanctions Law, including Cuba, Venezuela, Iran, Russia, North Korea, Crimea and any foreign occupied areas of Ukraine;

“Sanctions Laws”
means any economic or financial sanctions laws or regulations, trade embargoes or other restrictive measures enacted and/or enforced by the United States (including the Office of Foreign Assets Control (OFAC) of the U.S. Treasury Department and the U.S. Department of State), the United Nations, the United Kingdom or the European Union (or any member state of the European Union) and other similar economic and trade sanctions, export or import control laws in any other jurisdiction in which the relevant party operates;

“Sanctions List”
means any list of persons or entities subject to or targeted by Sanctions Law, including:
(a)the Consolidated List of Persons, Groups and Entities Subject to EU Financial Sanctions maintained by the European Commission;
(b)the Consolidated List of Financial Sanctions Targets maintained by the Office of Financial Sanctions Implementation, His Majesty’s Treasury of the United Kingdom and the UK Sanctions List maintained by the Foreign, Commonwealth and Development Office; and
(c)the lists of Specially Designated Nationals and Blocked Persons or “Foreign Sanctions Evaders” or any other sanctions list maintained by the Office of Foreign Assets Control of the U.S. Treasury Department or the U.S. Department of State;

“SDLT”	means stamp duty land tax, land and buildings transaction tax, and land transaction tax;

“SDLT Crystallisation Amount”
means, in respect of the relevant Completed Propco or Development Propco (as applicable), any SDLT group relief clawbacks that:
(a)crystallises pursuant to paragraph 3 of Schedule 7 of the Finance Act 2003, Part 3 of Schedule 10 of the Land and Buildings Transaction Tax (Scotland) Act 2013 and/or Part 4 of Schedule 16 of the Land Transaction Tax and Anti-Avoidance of Devolved Taxes (Wales) Act 2017 in connection with the acquisition by (and arrangements in connection therewith) the Purchaser of the Completed Propco or Development Propco (as applicable); and
(b)remains outstanding at Completed Propco Completion or the relevant Development Propco Completion (as applicable);

“Senior Employee”	means any employee of any member of the Retained Group who is entitled to emoluments at an average annual rate in excess of £200,000 per annum, and every director who is also an employee;
“Service Document”	means a claim form, application notice, order, judgment or other document relating to any Proceedings;
“Share Charge”
means:
(a)in respect of each Opco the share charge in the agreed form to be entered into between Crystal Care Homes Holdco Limited (CRN: 17379455) and the Security Holder (as defined therein) on the Completed Propco Completion Date;
(b)in respect of each Development Opco the accession deed in a form to be agreed between LNT and the Purchaser (each acting reasonably and without delay), to be entered into between Crystal Care Homes Holdco Limited (CRN: 17379455) and the Security Holder (as defined therein) on the Development Propco Completion Date pursuant to which the relevant Development Opco will accede to the share charge referred to in (a) above;

“Share Purchase Documents”	means this Deed and the Tax Covenant;
“Specification”	has the meaning given in Schedule 13 (Development Obligations);
“Snagging Items”	has the meaning given in Schedule 13 (Development Obligations);
“Statutory Consents”	has the meaning given in Schedule 13 (Development Obligations);
“Statutory Requirements”	has the meaning given in Schedule 13 (Development Obligations);
“Steps Paper”
means the steps paper drafted by Slaughter and May dated 30 September 2026 in relation to the transaction steps to be entered into between the Retained Group and the Purchaser’s Group, an abbreviated copy of which is set out in Schedule 11 (Steps Paper) to this Deed;

“Surviving Provisions”
means clauses 1 (Interpretation), 22 (Remedies and Waivers), 28 (Notices), 29 (Announcements), 30 (Confidentiality), 31 (Costs and expenses), 35 (Invalidity), 36 (Contracts (Rights of Third Parties) Act 1999), 37 (Governing law) and 38 (Jurisdiction);

“Target Group”	means collectively the Completed Propcos and the Development Propcos (and “member of the Target Group” shall mean any one of them);
“Tax”
means all taxes, levies, duties, imposts, charges, contributions, deductions, withholdings and rates in the nature of tax, including taxes on actual or deemed income, profits or gains, stamp duty, stamp duty land tax, land and buildings transaction tax, land transaction tax, national insurance contributions, social security contributions and taxes on receipts, sales, use, value added, transfer, capital and personal property, together with all penalties, fines, surcharges, charges and interest relating to any of them or relating to any failure or delay in making a filing in relation to any of them;

“Tax Authority”	means any authority responsible for the collection, imposition or management of any Tax;

“Tax Covenant”
means the deed of covenant in respect of Tax in the agreed form to be entered into between LNT and the Purchaser on or prior to Completed Propco Completion relating to the Tax affairs of the Completed Propcos and the Development Propcos prior to Completed Propco Completion and, as applicable, the relevant Development Propco Completion;

“Third Party Beneficiary”	has the meaning given in clause 36.1;
“Third Party Rights Clause”	has the meaning given in clause 36.1;
“Total Consideration”	means the sum of the Aggregate Completed Propco Consideration and the Aggregate Development Propco Consideration;
“Trading Condition”	has the meaning given in paragraph 4 of Schedule 1 (Conditions to Development Propco Completion);
“Transaction Documents”
means this Deed, the Tax Covenant, the Lease, the Agreement for Lease, the Lease Guarantee, the Hive Out Agreement, the Opco Put and Call Option Agreement, the Framework Agreement, the Care Services Agreement, the Paying Agent Agreement, the LNT Option, the Debenture, the Share Charge and the Opco Tax Covenant and any other documents entered into pursuant to such Transaction Documents and each “Transaction Document” shall mean any of the foregoing;

“UK GDPR”
means the General Data Protection Regulation (EU) 2016/679 as it forms part of the law of England and Wales, Scotland and Northern Ireland by virtue of section 3 of the European Union (Withdrawal) Act 2018;

“VAT”
means:
(a)any value added tax imposed by VATA 1994 and legislation and regulations supplemental thereto;
(b)to the extent not included in paragraph (a) above, any Tax imposed in compliance with the council directive of 28 November 2006 on the common system of value added tax (EC Directive 2006/112); and
(c)any other Tax of a similar nature to the Taxes referred to in paragraph (a) or paragraph (b) above, whether imposed in the United Kingdom or in a member state of the European Union in substitution for, or levied in addition to, the Taxes referred to in paragraph (a) or paragraph (b) above or imposed elsewhere;

“Variation”	has the meaning given in Schedule 13 (Development Obligations);
“VATA 1994”	means the Value Added Tax Act 1994;
“Voting Power of Attorney”
means an irrevocable power of attorney executed by or on behalf of the relevant Completed Propco Seller or the Development Propco Seller (as applicable) authorising the Purchaser or its nominees to exercise all voting and other rights attaching to the relevant Completed Propco Shares or Development Propco Shares (as applicable) until registration of the Purchaser as the holder of such shares in the agreed form;

“Warranties”
means the warranties set out in Schedule 4 (Warranties) and Schedule 5 (LNT Warranties) given by LNT (on its own behalf or as agent for each Completed Propco Seller or each Development Propco Seller (as applicable) and “Warranty” shall be construed accordingly;

“Warranty Claim”	means any claim for breach of a Warranty; and
“Working Hours”	means 8.30 a.m. to 6.30 p.m. on a Business Day.
1.2In this Deed, unless otherwise specified:

(A)references to clauses, paragraphs and Schedules are to clauses and paragraphs of, and schedules to, this Deed;
(B)references to any document in the “agreed form” means that document in a form agreed by the Parties and initialled or otherwise confirmed (including by email) for the purposes of identification by or on behalf of the Parties;
(C)use of any gender includes the other genders;
(D)a reference to any statute or statutory provision shall be construed as a reference to the same as it may have been, or may from time to time be, amended, modified or re-enacted and shall include any subordinate legislation made from time to time under that statute or statutory provision;
(E)references to a “company” shall be construed so as to include any corporation or other body corporate, wherever and however incorporated or established;
(F)references to a “person” shall be construed so as to include any individual, firm, company, corporation, body corporate, government, state or agency of a state, local or municipal authority or government body or any joint venture, association or partnership (whether or not having separate legal personality);
(G)the expressions “body corporate”, “debentures”, “holding company”, “subsidiary”, and “subsidiary undertaking” shall have the meaning given in the Companies Act 2006;
(H)any reference to a “day” (including the phrase “Business Day”) shall mean a period of 24 hours running from midnight to midnight;
(I)references to times are, unless otherwise stated, to London time;
(J)any indemnity or obligation to pay (the “Payment Obligation”) being given or assumed on an “after-Tax basis” or expressed to be “calculated on an after-Tax basis” means that the amount payable pursuant to such Payment Obligation (the “Payment”) shall be calculated in such a manner as will ensure that, after taking into account:
(i)any Tax required to be deducted or withheld from the Payment;
(ii)the amount and timing of any additional Tax which becomes payable as a result of the Payment being subject to Tax (or which would become payable as a result of the Payment being subject to Tax, but for the use or set-off of any Purchaser’s Relief (as such term is defined in the Tax Covenant)); and
(iii)the amount and timing of any credit, cash, saving or repayment for or of Tax that is obtained or reasonably expected to be obtained as a result of any Relief that is attributable to the matter giving rise to the Payment Obligation, the recipient of the Payment is in the same position as that in which it would have been if the matter giving rise to the Payment Obligation had not occurred (or, in the case of a Payment Obligation arising by reference to a matter affecting a person other than the recipient of the Payment, the recipient of the Payment and that other person are, taken together, in the same position as that in which they would have been had the matter giving rise to the Payment Obligation not occurred, provided that the amount of the Payment shall not exceed that which it would have been if it had been regarded for all Tax purposes as received solely by the recipient and not any other person), provided that if the person that would be the recipient of the Payment as of the date of this Deed assigns all or any of its rights under this Deed to another person or after the date of this Deed changes its residency for Tax purposes the amount calculated hereunder shall not exceed the amount that would have been calculated but for the recipient’s assignment or change in Tax residence;
(K)references to “costs” and/or “expenses” incurred by a person shall not include any amount in respect of VAT comprised in such costs or expenses for which either that person or, if relevant, any other member of the VAT group to which that person belongs is entitled to credit as input tax;
(L)the formulation “to the extent that” shall be read as meaning “if, but only to the extent that”;
(M)a person shall be deemed to be connected with another if that person is connected with another within the meaning of sections 1122 and 1123 CTA 2010;
(N)references to writing shall include any modes of reproducing words in a legible and non-transitory form and whether sent or supplied by email;
(O)references to “£” or “pounds sterling” are to the lawful currency of the United Kingdom;
(P)the rule known as the ejusdem generis rule shall not apply and accordingly general words introduced by the word “other” shall not be given a restrictive meaning by reason of the fact that they are preceded by words indicating a particular class of acts, matters or things; and
(i)general words shall not be given a restrictive meaning by reason of the fact that they are followed by particular examples intended to be embraced by the general words, and the words “includes” or “including” or derivatives thereof are not to be construed as implying any limitation and shall be deemed to be followed by the words “without limitation”;
(Q)references to any English legal term for any action, remedy, method of judicial proceeding, legal document, legal status, court, official, or any legal concept or thing shall in respect of any jurisdiction other than England be deemed to include what most nearly approximates in that jurisdiction to the English legal term;
(R)all headings and titles are inserted for convenience only and are to be ignored in the interpretation of this Deed;
(S)the Schedules form part of this Deed and shall have the same force and effect as if expressly set out in the body of this Deed, and any reference to this Deed shall include the Schedules;
(T)any reference to a Tax of the United Kingdom (or any part thereof) shall be deemed to include any equivalent Tax of any part of the United Kingdom that is levied pursuant to the devolution of powers relating to Tax to that part of the United Kingdom, unless the context otherwise requires;
(U)any reference to a Tax of the United Kingdom (or any part thereof) shall be deemed to include any equivalent Tax of any other jurisdiction, unless the context otherwise requires;
(V)if any Warranty is qualified by the expression “so far as LNT is aware” or any similar expression or words to such effect, such expression shall mean the actual knowledge of the directors of the relevant Propco Seller, the directors of the relevant Propco and Kristian Horabin, Tom Mather, Charlie Gray, Keeley Sharp and Jonathan Wharam; and
(W)references to “Personal Data” or “Processing” shall have the meaning, or the meaning of the most approximate term, given to them in Data Protection Legislation.
2.Sale and purchase
2.1LNT shall (for and on behalf of each Completed Propco Seller) sell, and the Purchaser shall purchase, the Completed Propco Shares of each Completed Propco free from all Encumbrances and with Full Title Guarantee, together with all rights attached or accruing to them at Completed Propco Completion.
2.2If a Development Propco Put Option or Development Propco Call Option is validly exercised in respect of a Development Propco, LNT shall sell (for and on behalf of each Development Propco Seller), and the Purchaser shall purchase, the Development Propco Shares of such Development Propco free from all Encumbrances and with Full Title Guarantee, together with all rights attached or accruing to them at each applicable Development Propco Completion.
2.3Nothing in this Deed shall oblige the Purchaser to acquire any of the Completed Propco Shares unless the sale and purchase of all of the Completed Propco Shares is completed at the same time.

3.Completed Propco Consideration
3.1The purchase price for the Completed Propco Shares in respect of each Completed Propco shall be equal to:
(A)£24,000,000 (twenty-four million pounds sterling), minus
(B)the Intra Group Debt Amount; minus
(C)the Bank Debt Amount (including, for the avoidance of doubt, without double counting, any Additional Bank Debt Interest to the extent that such amount becomes due and payable to the relevant lender); minus
(D)(where applicable) the Construction Retention Amount; minus
(E)the SDLT Crystallisation Amount; minus
(F)the Payroll Tax Amount; minus
(G)the CT Amount,
    (such amount being the “Individual Completed Propco Consideration”).
3.2The consideration payable for the sale and purchase of the Completed Propco Shares in all Completed Propcos shall be the aggregate sum of the Individual Completed Propco Consideration for each Completed Propco (the “Aggregate Completed Propco Consideration”) and shall be satisfied as follows:
(A)the payment by or on behalf of the Purchaser to LNT (on behalf of the Completed Propco Sellers) of the Estimated Aggregate Completed Propco Consideration (which is a constituent part of the payment of the Completed Propco Completion Amount), in cash at Completed Propco Completion in accordance with clause 9 (Completed Propco Completion) and Schedule 2 (Completed Propco Completion arrangements); and
(B)following the final determination of the relevant Completion Accounts pursuant to clause 5:
(i)if the Individual Completed Propco Consideration is less than the Estimated Individual Completed Propco Consideration, LNT (on behalf of the Completed Propco Sellers) shall, subject to clauses 3.3 and 3.4, pay to the Purchaser an amount equal to the Consideration Adjustment in accordance with the provisions of clause 3.7;
(ii)if the Individual Completed Propco Consideration exceeds the Estimated Individual Completed Propco Consideration, the Purchaser shall, subject to clauses 3.3 and 3.4, pay (or procure the payment) to LNT (on behalf of the Completed Propco Sellers) an amount equal to such excess in accordance with the provisions of clause 3.7; or

(iii)if the Individual Completed Propco Consideration is the same as the Estimated Individual Completed Propco Consideration, then no additional Consideration Adjustment payments will be due from either LNT (on behalf of the Completed Propco Sellers) or the Purchaser to the other.
3.3If, following the final determination of the relevant Completion Accounts pursuant to clause 5 there is a difference between any Individual Estimated Payroll Tax Amount and the corresponding Individual Payroll Tax Amount in respect of a Completed Propco (a “Completed Propco Payroll Tax Adjustment”) and:
(A)such Completed Propco Payroll Tax Adjustment is due to such Individual Payroll Tax Amount being more than such Individual Estimated Payroll Tax Amount in the Estimated Individual Completed Propco Consideration, LNT shall retain such Completed Propco Payroll Tax Adjustment which would otherwise have been payable to the Purchaser in accordance with clause 3.2(B)(i) and, instead, LNT shall pay such Completed Propco Payroll Tax Adjustment (as agent for the relevant Completed Propco) to HMRC in accordance with clause 11.1; or
(B)such Completed Propco Payroll Tax Adjustment is due to such Individual Payroll Tax Amount being less than such Individual Estimated Payroll Tax Amount, LNT shall (for and on behalf of the relevant Completed Propco Seller) retain such Completed Propco Payroll Tax Adjustment on the basis that the same constitutes, and shall therefore comprise, part of the Individual Completed Propco Consideration.
For the avoidance of doubt, any Completed Propco Payroll Tax Adjustment shall not result in any payments being made by either Party pursuant to clause 3.2(B) but shall be counted towards, and form part of, any Consideration Adjustment and, as between the Purchaser, the relevant Completed Propco and the relevant Completed Propco Seller, such Completed Propco Payroll Tax Adjustment shall therefore be recorded and dealt with by way of appropriate book entries in their respective Books and Records.
3.4If, following the final determination of the relevant Completion Accounts pursuant to clause 5, with respect to any Completed Propco there is a difference between the Intra Group Debt Amount as compared to the Estimated Intra Group Debt Amount of such Completed Propco (a “Completed Propco Intra Group Debt Adjustment”) and:
(A)such Completed Propco Intra Group Debt Adjustment is due to such Intra Group Debt Amount being more than such Estimated Intra Group Debt Amount, LNT shall retain such Completed Propco Intra Group Adjustment Amount which would otherwise have been payable to the Purchaser in accordance with 3.2(B)(i) and, instead, LNT shall take such steps as are necessary to settle such Completed Propco Intra Group Adjustment Amount in favour of the relevant members of the Retained Group for and on behalf of the relevant Completed Propcos; or
(B)such Completed Propco Intra Group Debt Adjustment is due to such Intra Group Debt Amount being less than such Estimated Intra Group Debt Amount, LNT shall (for and on behalf of the relevant Completed Propco Seller) retain such

Completed Propco Intra Group Adjustment Amount on the basis that the same constitutes, and shall therefore comprise, part of the Individual Completed Propco Consideration.
For the avoidance of doubt, any Completed Propco Intra Group Adjustment Amount shall not result in any payment being made by either Party pursuant to clause 3.2(B) but shall be counted towards, and form part of, any Consideration Adjustment and, as between the Purchaser, the relevant Completed Propco, the relevant member(s) of the Retained Group and the relevant Completed Propco Seller, such Completed Propco Intra Group Adjustment shall therefore be recorded and settled by way of appropriate book entries in their respective Books and Records.
3.5The Purchaser shall assume the liability of the applicable Opco (and, ultimately, LNT) to the Completed Propco for the Advance Quarterly Rent due to the relevant Completed Propco in respect of the quarterly period commencing immediately following the Completed Propco Completion (the “Completed Propco Assumed Rent Liability”). The amount being paid by the Purchaser to LNT at Completed Propco Completion is reduced accordingly by an amount equal to the aggregated Completed Propco Assumed Rent Liability, as reflected in the Completed Propco Completion Amount. For the avoidance of doubt, the Completed Propco Advance Quarterly Rent shall not reduce the relevant Individual Completed Propco Consideration but the deduction of the aggregate Completed Propco Assumed Rent Liability from the amount paid by the Purchaser to LNT at Completed Propco Completion shall constitute, as regards each relevant Opco, complete and full discharge of such Opco’s liability for such Advance Quarterly Rent.
3.6For the avoidance of doubt, as part of the determination of the relevant Completion Accounts pursuant to clause 5, the Parties hereby agree and acknowledge that no adjustment whatsoever shall be made to: (i) the relevant Bank Debt Amount; (ii) the relevant SDLT Crystallisation Amount; or (iii) (if applicable) the relevant Construction Retention Amount, each of which shall remain as set out in the Estimated Completed Propco Funds Flow.
Completed Propco Consideration Adjustment
3.7Payments to be made by LNT (for and on behalf of the Completed Propco Sellers) or the Purchaser pursuant to clause 3.2(B) shall be paid by transfer of funds for same day value within fifteen (15) Business Days after the date of agreement or determination of the Completion Accounts pursuant to clause 5, without any additional set off, deduction or withholding (except as required by law or by this Deed) and:
(A)in the case of payments to the Purchaser, to the Purchaser’s Bank Account; and
(B)in the case of payments to LNT (on behalf of the Completed Propco Sellers), to the LNT Account.
3.8Payment of any sum to the Purchaser’s Bank Account or the LNT Account (as applicable) in accordance with clause 3.7 will discharge the obligations of the paying party to pay the sum in question and the paying party shall not be concerned to see the application of the monies so paid.

3.9Any payment by LNT (for and on behalf of the Completed Propco Sellers) to the Purchaser under or in respect of: (i) any breach by LNT or any Completed Propco Seller of this Deed (including, without limitation, in respect of any claim for breach of the Warranties or any indemnity contained in this Deed) or under or in respect of any claim under the Tax Covenant; and/or (ii) any payments made by LNT under clause 3.7(A), shall be deemed to be a reduction to the Individual Completed Propco Consideration, to the extent legally possible.
3.10Payment of the LNT Completed Propco Completion Balance (part of which is the Estimated Intra Group Debt Amount) pursuant to paragraph 2(B) of Part B of Schedule 2 (Completed Propco Completion arrangements) and, to the extent applicable, settlement in accordance with clause 3.4 shall, upon such payment (and any such settlement) being made, constitute a complete discharge and satisfaction in full of all amounts comprised in the Intra Group Debt Amount in respect of such Completed Propco as at the Completed Propco Completion Date, and:
(A)LNT undertakes (for itself and on behalf of each member of the Retained Group and each of their respective Affiliates) that no member of the Retained Group nor any of their respective Affiliates shall have any claim against any Completed Propco or any member of the Target Group in respect of any such debts or amounts following such settlement; and
(B)the Purchaser undertakes (for itself and on behalf of each member of the Purchaser’s Group (including the Completed Propcos)) that no member of the Purchaser’s Group (including the Completed Propcos) nor any of their respective Affiliates shall have any claim against any member of the Retained Group in respect of any such debts or amounts following such settlement.
4.Development Propco Consideration
4.1In the event that a Development Propco Put Option or a Development Propco Call Option is validly exercised in relation to a Development Propco, LNT shall deliver to the Purchaser an Estimated Development Propco Funds Flow within five (5) Business Days of such Development Propco Put Option or a Development Propco Call Option being validly exercised.
4.2The purchase price for the Development Propco Shares in respect of each Development Propco shall be equal to:
(A)£24,000,000 (twenty-four million pounds sterling); minus
(B)the Intra Group Debt Amount; minus
(C)the Bank Debt Amount (including, for the avoidance of doubt, without double counting, any Additional Bank Debt Interest to the extent that such amount becomes due to the relevant lender); minus
(D)the Construction Retention Amount; minus
(E)the SDLT Crystallisation Amount; minus

(F)the Payroll Tax Amount; minus
(G)the CT Amount,
    (such amount being the “Individual Development Propco Consideration”).
4.3The relevant Individual Development Propco Consideration amount payable under this Deed in respect of each Development Propco shall be satisfied as follows:
(A)the payment by or on behalf of the Purchaser to LNT (on behalf of the applicable Development Propco Seller) of the Estimated Individual Development Propco Consideration (which is a constituent part of the payment of the Development Propco Completion Amount), in cash at each Development Propco Completion in accordance with clause 10 (Development Propco Completion) and Schedule 3 (Development Propco Completion arrangements); and
(B)following the final determination of the relevant Completion Accounts pursuant to clause 5:
(i)if the Individual Development Propco Consideration is less than the Estimated Individual Development Propco Consideration, LNT (for and on behalf of the relevant Development Propco Seller) shall, subject to clauses 4.4 and 4.5, pay to the Purchaser an amount equal to the Consideration Adjustment in accordance with the provisions of clause 4.8;
(ii)if the Individual Development Propco Consideration exceeds the Estimated Individual Development Propco Consideration, the Purchaser shall, subject to clauses 4.4 and 4.5, pay (or procure the payment) to LNT (on behalf of the relevant Development Propco Seller) an amount equal to such excess in accordance with the provisions of clause 4.8; or
(iii)if the Individual Development Propco Consideration is the same as the Estimated Individual Development Propco Consideration, then no additional Consideration Adjustment payments will be due from either LNT (on behalf of the Development Propco Seller) or the Purchaser to the other.
4.4If, following the final determination of the relevant Completion Accounts pursuant to clause 5 there is a difference between any Individual Estimated Payroll Tax Amount and the corresponding Individual Payroll Tax Amount in respect of a Development Propco (a “Development Propco Payroll Tax Adjustment”) and:
(A)such Development Propco Payroll Tax Adjustment is due to such Individual Payroll Tax Amount being more than such Individual Estimated Payroll Tax Amount in an Estimated Individual Development Propco Consideration, LNT shall retain such Development Propco Payroll Tax Adjustment which would otherwise have been payable to the Purchaser in accordance with clause 4.3(B)(i) and, instead, LNT shall pay such Development Propco Payroll Tax

Adjustment (as agent for the relevant Development Propco) to HMRC in accordance with clause 11.1; or
(B)such Development Propco Payroll Tax Adjustment is due to such Individual Payroll Tax Amount being less than such Individual Estimated Payroll Tax Amount, LNT shall (for and on behalf of the relevant Development Propco Seller) retain such Development Propco Payroll Tax Adjustment on the basis that the same constitutes, and shall therefore comprise, part of the Individual Development Propco Consideration.
For the avoidance of doubt, any Development Propco Payroll Tax Adjustment shall not result in any payments being made by either Party pursuant to clause 4.3(B) but shall be counted towards, and form part of, any Consideration Adjustment and, as between the Purchaser, the relevant Development Propco and the relevant Development Propco Seller, such Development Propco Payroll Tax Adjustment shall therefore be recorded and dealt with by way of appropriate book entries in their respective Books and Records.
4.5If, following the final determination of the relevant Completion Accounts pursuant to clause 5, with respect to any Development Propco there is a difference between the Intra Group Debt Amount as compared to the Estimated Intra Group Debt Amount of such Development Propco (a “Development Propco Intra Group Debt Adjustment”) and:
(A)such Development Propco Intra Group Debt Adjustment is due to such Intra Group Debt Amount being more than such Estimated Intra Group Debt Amount in an Estimated Individual Development Propco Consideration, LNT shall retain such Development Propco Intra Group Adjustment Amount which would otherwise have been payable to the Purchaser in accordance with 4.3(B)(i) and, instead, LNT shall take such steps as are necessary to settle such Development Propco Intra Group Adjustment Amount in favour of the relevant members of the Retained Group for and on behalf of the relevant Development Propcos; or
(B)such Development Propco Intra Group Debt Adjustment is due to such Intra Group Debt Amount being less than such Estimated Intra Group Debt Amount, LNT shall (for and on behalf of the relevant Development Propco Seller) retain such Development Propco Intra Group Adjustment Amount on the basis that the same constitutes, and shall therefore comprise, part of the Individual Development Propco Consideration.
For the avoidance of doubt, any Development Propco Intra Group Adjustment Amount shall not result in any payment being made by either Party pursuant to clause 4.3(B) but shall be counted towards, and form part of, any Consideration Adjustment and, as between the Purchaser, the relevant Development Propco, the relevant member(s) of the Retained Group and the relevant Development Propco Seller, such Development Propco Intra Group Adjustment shall therefore be recorded and settled by way of appropriate book entries in their respective Books and Records.
4.6The Purchaser shall assume the liability of the applicable Opco (and, ultimately, LNT) to the Development Propco for the Advance Quarterly Rent due to the relevant

Development Propco in respect of the quarterly period commencing immediately following the Development Propco Completion (the “Development Propco Assumed Rent Liability”). The amount being paid by the Purchaser to LNT at Development Propco Completion is reduced accordingly by an amount equal to the Development Propco Assumed Rent Liability, as reflected in the Development Propco Completion Amount. For the avoidance of doubt, the Development Propco Advance Quarterly Rent shall not reduce the relevant Individual Development Propco Consideration but the deduction of the aggregate Development Propco Assumed Rent Liability from the amount paid by the Purchaser to LNT at Development Propco Completion shall constitute, as regards each relevant Opco, complete and full discharge of such Opco’s liability for such Advance Quarterly Rent.
4.7For the avoidance of doubt, as part of the determination of the relevant Completion Accounts pursuant to clause 5, the Parties hereby agree and acknowledge that no adjustment whatsoever shall be made to: (i) the relevant Bank Debt Amount; (ii) the relevant SDLT Crystallisation Amount; or (iii) (if applicable) the relevant Construction Retention Amount, each of which shall remain as set out in the Estimated Development Propco Funds Flow.
Development Propco Consideration Adjustment
4.8Payments to be made by LNT (for and on behalf of the Development Propco Sellers) or the Purchaser pursuant to clause 4.3 shall be paid by transfer of funds for same day value within fifteen (15) Business Days after the date of agreement or determination of the relevant Completion Accounts pursuant to clause 5, without any additional set off, deduction or withholding (except as required by law or by this Deed) and:
(A)in the case of payments to the Purchaser, to the Purchaser’s Bank Account; and
(B)in the case of payments to LNT (on behalf of the Development Propco Sellers), to the LNT Account.
4.9Payment of any sum to the Purchaser’s Bank Account or the LNT Account (as applicable) or otherwise in accordance with clause 4.8 will discharge the obligations of the paying party to pay the sum in question and the paying party shall not be concerned to see the application of the monies so paid.
4.10Any payment by LNT (for and on behalf of the Development Propco Sellers) to the Purchaser under or in respect of: (i) any breach by LNT or any Development Propco Seller of this Deed (including, without limitation, in respect of any claim for breach of the Warranties or any indemnity contained in this Deed) or under or in respect of any claim under the Tax Covenant; and/or (ii) any payments made by LNT under clause 4.8(A), shall be deemed to be a reduction to the Individual Development Propco Consideration, to the extent legally possible.
4.11Payment of the Individual Propco Completion Balance (part of which is the Estimated Intra Group Debt Amount) pursuant to paragraph 2(B) of Part B of Schedule 3 (Development Propco Completion arrangements) and, to the extent applicable, settlement in accordance with clause 4.5 shall, upon such payment (or any such settlement) being made, constitute a complete discharge and satisfaction in full of all amounts comprised in the Intra Group Debt Amount in respect of such Development Propco as at the applicable Development Propco Completion Date:
(A)LNT undertakes (for itself and on behalf of each member of the Retained Group and each of their respective Affiliates) that no member of the Retained Group nor any of their respective Affiliates shall have any claim against any Development Propco or any member of the Target Group in respect of any such debts or amounts following such settlement; and
(B)the Purchaser undertakes (for itself and on behalf of each member of the Purchaser’s Group (including the Completed Propcos and such Development Propco)) that no member of the Purchaser’s Group (including the Completed Propcos and such Development Propco) nor any of their respective Affiliates shall have any claim against any member of the Retained Group in respect of any such debts or amounts following such settlement.
5.Preparation of Completion Accounts
5.1LNT will, in respect of each Completed Propco and each Development Propco (as applicable), as soon as reasonably practicable after, and in any event within a period of fifteen (15) Business Days following the relevant Completed Propco Completion or Development Propco Completion, prepare and deliver to the Purchaser drafts of the relevant Completion Accounts in respect of such Completed Propco or Development Propco. LNT shall, on reasonable request by the Purchaser and to the extent legally permissible, provide to the Purchaser the supporting information, analysis, computations, background workings and documentation within the possession or control of LNT (including access to relevant personnel within normal business hours, correspondence, or other information (in hard or electronic format)) that the Purchaser may reasonably require to review the draft Completion Accounts. LNT shall also provide the Purchaser with, at the same time as delivering the drafts of the relevant Completion Accounts in respect of such Completed Propco or Development Propco, a summary of any Tax elections, claims, surrenders, elections or similar which need to be made and/or are assumed to have been made for the purposes of the draft Completion Accounts.
5.2If LNT does not deliver to the Purchaser the draft Completion Accounts in respect of the relevant Completed Propco or Development Propco (as applicable) within fifteen (15) Business Days after the Completed Propco Completion or Development Propco Completion (as applicable), then the Purchaser may at its sole discretion either provide LNT with such time extension as it deems reasonable to deliver to it a draft of the Completion Accounts or elect to prepare a draft of the Completion Accounts in LNT’s place within thirty-five (35) days of the date by which LNT was required to deliver such draft Completion Accounts.
5.3Where LNT has delivered to the Purchaser a draft of the Completion Accounts in respect of the Completed Propco or the Development Propco (as applicable), the Purchaser may serve written notice on LNT stating that it objects or does not object to the draft Completion Accounts within a period of thirty-five (35) days following receipt of the draft Completion Accounts. For the avoidance of doubt, the Purchaser shall only have the right to dispute the relevant Intra Group Debt Amount, the relevant Payroll Tax Amount and the relevant CT Amount. If the Purchaser serves notice that it objects, it shall set out the proposed adjustments to the draft Completion Accounts. Upon receipt of such notice, LNT shall give due consideration to the Purchaser’s proposed adjustments and the Parties shall co-operate in good faith to seek to agree on the matters in dispute within five (5) Business Days following receipt by LNT of such notice (“Agreement Period”). If LNT and the Purchaser have not reached agreement on the draft Completion Accounts within such Agreement Period, LNT and the Purchaser shall jointly refer the matter to such individual at an independent firm of chartered accountants of international repute as LNT and the Purchaser may agree, or, failing such agreement within two (2) Business Days of the expiry of the Agreement Period, to such independent firm of chartered accountants of international repute in London as the London Court of International Arbitration may, on the application of either LNT or the Purchaser, nominate (the “Expert”).
5.4On the appointment of an Expert, the Expert shall be provided with the draft Completion Accounts and any such supporting information, analysis, computations, background workings and documentation provided by LNT to the Purchaser and instructed to return a completed version of the balance sheet of such Completed Propco or Development Propco (as applicable), in a single Excel file in the same form as the Estimated Completed Propco Funds Flow or the Estimated Development Propco Funds Flow (as applicable) (the “Expert Funds Flow”). The Expert shall be entitled to request from LNT and the Purchaser any further information reasonably required for the purposes of reaching a determination, and each of LNT and the Purchaser shall (and shall procure that each relevant member of the Retained Group, the Purchaser’s Group and the Target Group shall), to the extent legally permissible, promptly provide any such information.
5.5The Expert Funds Flow shall be final and binding on LNT and the Purchaser save in the event of fraud or manifest error (where the Expert Funds Flow shall be remitted to the Expert for correction, with the updated Expert Funds Flow delivered to LNT and the Purchaser as soon as reasonably practicable thereafter) (the Expert Funds Flow subject to any amendments to fraud or manifest error pursuant to this clause 5.5 being the final and binding Completion Accounts).
5.6The costs of the Expert and any administration fee or other charges or expenses payable in connection thereto shall be paid equally by LNT and the Purchaser.
5.7If the Purchaser serves notice that it does not object to the draft Completion Accounts or fails to serve notice on LNT within the timeframe stipulated in clause 5.3, then such draft shall be the agreed and final Completion Accounts in respect of such Completed Propco or Development Propco (as applicable) for the purposes of this Deed.
6.Completed Propco Sale
The sale and purchase of the Completed Propco Shares of a Completed Propco pursuant to this Deed will take place on the day immediately following the day upon which the Completed Propco Hive Out is completed in respect of that Completed Propco (and the day immediately following the date on which the Completed Propco Hive Out is completed with respect to a Completed Propco shall therefore be, as regards that Completed Propco, the “Completed Propco Completion Date”). For the avoidance of doubt, the Completed Propco Hive Out shall be implemented simultaneously with the execution of this Deed. LNT shall procure that the Completed Propco Hive Out is effected and Agreement for Lease Contracted Out and entered into, in each case in a manner consistent with the Steps Paper.
7.Development Propco Put and Call Options and Sale Conditions
7.1In relation to each Development Propco, the Purchaser hereby grants to the relevant Development Propco Seller, in consideration for the payment by LNT (as agent for that Development Propco Seller) to the Purchaser of £1.00, an option to require the Purchaser, on the terms of this Deed, to purchase the entire legal and beneficial interest in all (and not some only) of the Development Propco Shares held by such Development Propco Seller from such Development Propco Seller (a “Development Propco Put Option”).
7.2Each Development Propco Seller hereby grants to the Purchaser, in consideration for the payment by the Purchaser to the relevant Development Propco Seller of £1.00, an option to require the relevant Development Propco Seller, on the terms of this Deed, to sell the entire legal and beneficial interest in all (and not some only) of the Development Propco Shares held by such Development Propco Seller to the Purchaser (a “Development Propco Call Option”).
7.3Subject to clause 7.4:
(A)the Development Propco Put Option shall be exercisable for a period of five (5) Business Days (the “Put Option Exercise Period”) following each of the matters listed in Schedule 1 (Conditions to the Development Propco Completion) (other than the Reorganisation Condition) and, if applicable, clause 7.13, being satisfied, completed or waived (if applicable) in respect of that Development Propco (the PC Condition, the Care Regulator Condition, the Trading Condition and, if applicable, the CSA Condition, together being the “Development Propco Conditions” and each a “Development Propco Condition”); and
(B)the Development Propco Call Option shall be exercisable from the Business Day following the expiry of the Put Option Exercise Period for a period of ten (10) Business Days (and the Parties agree and acknowledge that such ten (10) Business Day period may extend beyond the Long Stop Date).
7.4LNT will procure the satisfaction of the Reorganisation Condition in a manner consistent with the Steps Paper.
7.5The Development Propco Conditions and the Reorganisation Condition may be waived (in whole or in part) only with the agreement in writing of each Party.
7.6The Purchaser shall notify LNT in writing, at least five (5) Business Days prior to exercising a Development Propco Call Option, of its intention to exercise such Development Propco Call Option and shall co-operate in good faith with LNT and take such steps as are necessary to ensure that any Development Propco Call Option is exercised simultaneously with the relevant Development Propco Hive Out.

7.7LNT will notify the Purchaser in writing promptly following the satisfaction of each applicable Development Propco Condition and the Reorganisation Condition in respect of the applicable Development Propco. The first Business Day after the exercise of the Development Propco Put Option or the Development Propco Call Option shall be the “Development Propco Completion Lock-in Date” for such Development Propco.
7.8A Development Propco Put Option Notice and a Development Propco Call Option Notice may not be withdrawn once given.
7.9The Purchaser and LNT (for and on behalf of the relevant Development Propco Sellers) agree that their payments of the sum of £1.00 (in relation to each Development Propco) pursuant to clauses 7.1 and 7.2 shall be and are hereby set off against each other.
7.10If the Development Propco Conditions in respect of the applicable Development Propco are not satisfied (or waived) on or before 5:30 p.m. on the Long Stop Date then, subject to clause 10.4 and provided that the Party proposing to terminate has complied with its obligations under this clause 7 (Development Propco Put and Call Options and Sale Conditions), either LNT or the Purchaser may, by written notice to the other, terminate this Deed solely in respect of such Development Propco.
7.11LNT shall procure that, in respect of each Development Propco, the applicable Lease to be granted by that Development Propco to the applicable Development Opco is granted and, only in respect of Crystal Care Homes Deeside Limited and Estuary Gardens Care Home, Deeside the Agreement for Lease Contracted Out and entered into, in each case, prior to the applicable Development Propco Completion Date and in a manner consistent with the Steps Paper.
7.12The Parties shall co-operate in good faith to agree the form of the Care Services Agreement, consistent with the principles agreed as at the date of this Deed as set out in the positions paper relating to the Care Services Agreement entitled ‘Management Agreement (Care Homes RIDEA) – Issues List’, prior to the completion of the first Development Propco Completion (excluding completion in respect of Crystal Care Homes Deeside Limited) to occur in accordance with this Deed.
7.13The sale and purchase of the Development Propco Shares of the final Development Propco to be completed pursuant to this Deed shall be conditional upon the Care Services Agreement being in agreed form (the “CSA Condition”). For the purposes of this clause 7.13, the “final Development Propco” means the last remaining Development Propco in respect of which a Development Propco Completion is to occur pursuant to this Deed (where all other Development Propco Completions have occurred or will occur contemporaneously).
8.Conduct of business before Completed Propco Completion and Development Propco Completion
8.1Subject to clause 8.2, LNT covenants with the Purchaser in the terms of Schedule 9 (Conduct of business before Completed Propco Completion and Development Propco Completion) and shall procure that, between the date of this Deed and the Completed Propco Completion Date or the applicable Development Propco Completion (as applicable), no Completed Propco or Development Propco will undertake any of the acts or matters listed in Schedule 9 (Conduct of business before Completed Propco Completion and Development Propco Completion) without prior written approval of the Purchaser.
8.2Neither clause 8.1 nor Schedule 9 (Conduct of business before Completed Propco Completion and Development Propco Completion) shall operate so as to restrict or prevent:
(A)any matter reasonably undertaken by any member of the Retained Group in response to an emergency or disaster or other serious incident or circumstance for the purposes of minimising any adverse effect on such Completed Propco or Development Propco (in which event, LNT shall, as soon as reasonably practicable and unless otherwise prohibited by applicable law or regulation, notify the Purchaser and, where the time permits, consult with the Purchaser on the proposed remedial steps);
(B)any matter that is required to be undertaken in respect of a Development and is undertaken in accordance with Schedule 13 (Development Obligations);
(C)any matter reasonably undertaken by any member of the Retained Group in the ordinary course of business consistent with past practice;
(D)the completion or performance of any obligation taken pursuant to any contract or arrangement entered into by or relating to the applicable Development Propco which relates to a Development Propco Site but only to the extent such obligation, contract or arrangement is reported on in the Certificate of Title;
(E)any matter contemplated by the Transaction Documents or the Steps Paper, or which is otherwise reasonably necessary to effect the applicable Completed Propco Hive Out or Development Propco Hive Out, to execute and perform the Transaction Documents and/or to implement the transfer of the applicable Completed Propco Shares or Development Propco Shares to the Purchaser being undertaken by any member of the Retained Group;
(F)any matter being undertaken by any member of the Retained Group at the written request, or with the written consent, of the Purchaser or any member of the Purchaser’s Group; or
(G)any matter, action (or inaction) which is necessary: (i) in order to comply with any law or regulation or any order, injunction, judgment, ruling, assessment, award or requirement of any Governmental Entity or (ii) in response to any notice, request, order, demand or correspondence received from any Governmental Entity in relation to such Development Propco provided that, to the extent legally permissible and reasonably practicable, the Retained Group shall promptly notify the Purchaser of any such action taken pursuant to this clause 8.2(G).
8.3The Purchaser’s approval under clause 8.1 shall be deemed to have been given to LNT if such approval has neither been granted nor denied by the Purchaser within ten (10) Business Days of LNT notifying the Purchaser of its intention to undertake such act or matter. In no circumstances is this clause 8 (Conduct of business before Completed Propco Completion and Development Propco Completion) intended to allow the Purchaser the ability to control the applicable Development Propco.
8.4Claims for breach of any of the obligations in this clause 8 or Schedule 9 (Conduct of business before Completed Propco Completion and Development Propco Completion) shall not in any respect be extinguished or affected by the Completed Propco Completion and/or any Development Propco Completion.
8.5LNT covenants with the Purchaser in the terms of Schedule 13 (Development Obligations) and shall procure compliance with its obligations thereunder during the period from the date of this Deed until the applicable Development Propco Completion Date.
9.Completed Propco Completion
9.1Completed Propco Completion shall take place on the Completed Propco Completion Date remotely.
9.2The Purchaser shall not be obliged to complete the purchase of any of the Completed Propco Shares and LNT shall not be obliged to procure the completion of the sale of any of the Completed Propco Shares, unless the sale and purchase of the Completed Propco Shares in each Completed Propco is completed simultaneously.
9.3At Completed Propco Completion:
(A)LNT shall do those things listed in Part A of Schedule 2 (Completed Propco Completion arrangements);
(B)the Purchaser and the Purchaser Guarantor (as applicable) shall do those things listed in Part B (Purchaser’s obligations) of Schedule 2 (Completed Propco Completion arrangements); and
(C)Completed Propco Completion shall take place in accordance with Part C (General) of Schedule 2 (Completed Propco Completion arrangements).
9.4If LNT and/or the Purchaser (or the Purchaser Guarantor) fail to comply with their respective obligations as set out in Schedule 2 (Completed Propco Completion arrangements) on or before the Completed Propco Completion Date, the Purchaser (in the case of non-compliance by LNT) or LNT (in the case of non-compliance by the Purchaser (or the Purchaser Guarantor)) may:
(A)defer the Completed Propco Completion by notice in writing to the other Party for a period of not less than five (5) Business Days and not more than ten (10) Business Days, or such other period as LNT and the Purchaser may agree in writing (so that the provisions of this clause 9 shall apply to the Completed Propco Completion as so deferred);
(B)proceed to the Completed Propco Completion as far as practicable (without limiting its rights under this Deed); or

(C)subject to the Completed Propco Completion having been deferred at least once under clause 9.4(A) by such Party, terminate this Deed by notice in writing to the other Party.
9.5For the avoidance of doubt, the right to terminate this Deed under clause 9.4(C) shall not be available to any Party who has failed to comply with their respective obligations as set out in Schedule 2 (Completed Propco Completion arrangements) and the right to proceed to Completed Propco Completion notwithstanding any default shall be available.
10.Development Propco Completion
10.1Each applicable Development Propco Completion shall take place on the applicable Development Propco Completion Date remotely.
10.2At each Development Propco Completion:
(A)LNT shall do those things listed in Part A (LNT’s obligations) of Schedule 3 (Development Propco Completion arrangements);
(B)the Purchaser and the Purchaser Guarantor (as applicable) shall do those things listed in Part B (Purchaser’s obligations) of Schedule 3 (Development Propco Completion arrangements); and
(C)Development Propco Completion shall take place in accordance with Part C (General) of Schedule 3 (Development Propco Completion arrangements).
10.3If LNT and/or the Purchaser (or the Purchaser Guarantor) fail to comply with their respective Material Development Propco Completion Obligations on or before the applicable Development Propco Completion Date, the Purchaser (in the case of non-compliance by LNT) or LNT (in the case of non-compliance by the Purchaser (or the Purchaser Guarantor)) may:
(A)defer that Development Propco Completion by notice in writing to the other Party for a period of not less than five (5) Business Days and not more than ten (10) Business Days, or such other period as LNT and the Purchaser may agree in writing (so that the provisions of this clause 10 shall apply to such Development Propco Completion as so deferred);
(B)proceed to that Development Propco Completion as far as practicable (without limiting its rights under this Deed); or
(C)subject to such Development Propco Completion having been deferred at least once under clause 10.3(A) by such Party, terminate this Deed solely in respect of such Development Propco by notice in writing to the other Party.
10.4For the avoidance of doubt, the right to terminate this Deed under clause 10.3(C) shall not be available to any Party who has failed to comply with their respective Material Development Propco Completion Obligations and the right to proceed to such Development Propco Completion notwithstanding any default shall be available.

10.5LNT shall, and shall procure that each member of the Retained Group shall, provide such required assistance and information (including any information reasonably required for the completion of Form AP1) as the Purchaser or the Purchaser’s Solicitors may reasonably request from time to time to enable the lodgement of each Form DS1 with HM Land Registry and to deal with any requisitions raised by HM Land Registry in respect of any Form DS1 or any other Release Document, in each case until the relevant Encumbrance has been removed from the register.
11.Post-Completed Propco Completion Obligations and post-Development Propco Completion Obligations
11.1As agent on behalf of each Completed Propco or, if applicable, each Development Propco, LNT shall procure that the relevant Payroll Tax Amount (as adjusted pursuant to clauses 3.3 and 4.4 as applicable) shall be paid to HMRC in a timely manner following the relevant Completed Propco Completion or Development Propco Completion and shall hold harmless the Completed Propco or the Development Propco (and their Affiliates) from any liability or other adverse impacts arising from or in connection with the relevant Completed Propco or Development Propco’s failure to duly and timely pay such Payroll Tax Amount.
11.2Within ten (10) Business Days of Completed Propco Completion and to the extent permitted by Data Protection Legislation, LNT shall deliver to the Purchaser or the Purchaser’s Solicitors the minute books of each Completed Propco, written up to and including the Completed Propco Completion Date and all other Books and Records of each Completed Propco in the possession or control of any member of the Retained Group (excluding any documents subject to legal professional privilege and not waived by the relevant Completed Propco).
11.3LNT shall procure that:
(A)in respect of each Completed Propco (to the extent statutory accounts in respect of such Completed Propco have not been filed prior to the Completed Propco Completion Date):
(i)audited statutory accounts be prepared for the period ending 31 March 2026 in accordance with applicable Accounting Policies, together with an opinion of the auditors or parent company guarantee, as appropriate;
(ii)such statutory accounts be provided to the Purchaser at least thirty (30) days prior to the relevant filing deadline for such statutory accounts, together with any relevant supporting documentation reasonably requested by the Purchaser and access, in accordance with clause 20, to preparers of such statutory accounts on reasonable notice during normal business hours to discuss or clarify any matters arising from the Purchaser’s review of such statutory accounts; and
(iii)such statutory accounts are prepared and ready to file (with audit opinion or parent company guarantee, as appropriate) no later than 31 December 2026;

(B)in respect of each Development Propco where the applicable Development Propco Completion Date occurs before 31 March 2027:
(i)the accounting reference date of such Development Propco is shortened to 1 October 2026; and
(ii)audited statutory accounts be prepared in respect of such Development Propco for the period ending 1 October 2026 in accordance with applicable Accounting Policies together with an opinion of the auditors or parent company guarantee, as appropriate; and
(C)in respect of each Development Propco where the applicable Development Propco Completion Date occurs on or after 31 March 2027:
(i)statutory accounts be prepared for the period up to ending 31 March 2027 in accordance with applicable Accounting Policies, together with an opinion of the auditors or parent company guarantee, as appropriate;
(ii)such statutory accounts be provided to the Purchaser at least thirty (30) days prior to the relevant filing deadline for such statutory accounts, together with any relevant supporting documentation reasonably requested by the Purchaser and access, in accordance with clause 20, to preparers of such statutory accounts on reasonable notice during normal business hours to discuss or clarify any matters arising from the Purchaser’s review of such statutory accounts; and
(iii)relevant supporting documentation reasonably requested by the Purchaser be provided, together with access to preparers of statutory accounts on reasonable notice during normal business hours to discuss and clarify matters, to the extent the Purchaser requires such information to prepare a full set of accounts for the fiscal period immediately following 31 March 2027 up to (but not including) the relevant Development Propco Completion Date.
11.4The Purchaser shall provide reasonable cost coverage, or shall procure that reasonable cost coverage is provided, in respect of the preparation of the audited financial accounts prepared in accordance with sub-clause 11.3(B)(ii) and sub-clause 11.3(C)(i).
11.5If, after the relevant Development Propco Completion Date, a Development Propco receives an invoice pursuant to any Construction Document, the relevant Development Propco shall notify LNT of such invoice and provide a copy thereof, and LNT shall pay to the Purchaser (by way of an adjustment to the consideration for the shares in the relevant Development Propco) an amount equal to such amount as would be required to reimburse the relevant Development Propco for the amount of such invoice (excluding any Construction Retention Amount) within 10 Business Days of receipt of such notice and copy.
11.6The Purchaser shall procure that:

(A)the relevant SDLT Crystallisation Amount shall be paid to HMRC, and the necessary related SDLT filings are made, in a timely manner following the relevant Completed Propco Completion or Development Propco Completion; and
(B)the relevant Construction Retention Amount shall be applied to pay the relevant Building Contractor as and when such amount is due and payable by the relevant Completed Propco and each Development Propco in accordance with the terms of the relevant building contract between such Completed Propco or Development Propco (as applicable) and the Building Contractor (as varied from time to time and includes in each case any documents collateral or supplemental to it).
11.7Where, pursuant to Schedule 2 (Completed Propco Completion arrangements) or Schedule 3 (Development Propco Completion arrangements) (as applicable), a copy (rather than the original) of a document executed in wet ink is delivered at Completed Propco Completion or the applicable Development Propco Completion (as applicable), LNT shall procure that the original of that document and the originals of all Release Documents executed in wet ink are delivered to the Purchaser or the Purchaser’s Solicitors within five (5) Business Days of Completed Propco Completion or the Development Propco Completion (as applicable).
12.Pending Registrations
12.1LNT confirms that it or, where indicated in Schedule 14 (Pending Registrations), the relevant member of the Retained Group, has submitted each Pending Registration to HM Land Registry and that, in relation to each Pending Registration, LNT shall procure that Freeths:
(A)answer promptly and fully any requisitions raised by HM Land Registry in relation to the Pending Registrations in the relevant time frames stipulated by HM Land Registry;
(B)keep the Purchaser’s Solicitors updated as to the progress of the Pending Registrations;
(C)provide copies of completion of registration documents for the Pending Registrations within ten (10) Business Days of receipt from HM Land Registry; and
(D)provide reasonable assistance to and co-operate with the Purchaser in relation to the Pending Registrations and any associated requisitions, in each case until each Pending Registration has been completed and registered at HM Land Registry.
13.Title restrictions: certificates and deeds of covenant
13.1LNT shall, and shall procure that each relevant member of the Retained Group shall:

(A)prior to (and, where required by the applicable title restriction, as a condition of) the grant of any Lease and prior to (and, where required by the applicable title restriction, as a condition of) the creation of any charge or other security interest by any Opco or Development Opco pursuant to any Debenture, obtain (including, where the same is required to be provided or executed by a third party, procure that such third party issues or executes) each and every certificate, consent, approval, confirmation, undertaking or other document (each a “Title Certificate”) which is required by any restriction, covenant, condition, encumbrance or other matter registered against, or otherwise affecting or noted on, the title to the relevant Propco Site (including any restriction entered on the register at HM Land Registry) in order to permit:
(i)the valid grant and (where applicable) registration at HM Land Registry of the applicable Lease (as a registrable disposition); and/or
(ii)the valid creation and registration at HM Land Registry and, where applicable, Companies House, of the applicable charge or security interest created pursuant to the Debenture, in each case in the form and substance required to satisfy the relevant title restriction or matter (and, where the form is prescribed by, or subject to the approval of, any third party, in the form so prescribed or approved);
(B)procure that, in respect of the grant of each Lease, the applicable Opco or Development Opco (as tenant) executes and delivers a deed of covenant (a “Deed of Covenant”) in the form (and in favour of the person(s)) required by any restriction, covenant, condition, encumbrance or other matter registered against, or otherwise affecting or noted on, the title to the relevant Propco Site in relation to the grant of that Lease, together with any consent, approval or other document required from any third party in connection with the giving of that Deed of Covenant; and
(C)deliver to the Purchaser (or, at the Purchaser’s direction, to the Purchaser’s Solicitors) a copy of each Title Certificate and Deed of Covenant (together with, where applicable, the associated third party consent, approval or other document and any related evidence of compliance with the relevant title restriction) promptly following the same being obtained or executed and, in any event, on or prior to the applicable Completed Propco Completion Date or Development Propco Completion Date (as applicable).
13.2LNT shall, and shall procure that each relevant member of the Retained Group and each relevant Opco or Development Opco shall, do all such further acts and things and execute all such further documents (including any application to, or filing with, HM Land Registry) as the Purchaser may reasonably require in order to give full effect to this clause.
14.Seller’s Warranties
14.1Subject to the remaining provisions of this clause 14, clause 16 (Seller’s limitations on liability) and Schedule 8 (Limitations on LNT’s liability), LNT warrants to the Purchaser

(on its own behalf or as agent for each Completed Propco Seller or each Development Propco Seller (as applicable)) that:
(A)as at the execution of this Deed, each of the LNT Warranties is true and accurate;
(B)as at the execution of this Deed, in respect of each applicable Completed Propco, each of the Completed Propco Warranties (other than the Completed Propco Warranties set out in paragraphs 7.1 and 7.2 of Schedule 4 (Warranties)) is true and accurate;
(C)immediately after execution of this Deed, in respect of each applicable Completed Propco, each of the Completed Propco Warranties set out in paragraphs 7.1 and 7.2 of Schedule 4 (Warranties) is true and accurate;
(D)as at the execution of this Deed, in respect of each applicable Development Propco, each of the Development Propco Warranties (other than the Development Propco Warranties set out in paragraphs 7.4 and 7.5 of Schedule 4 (Warranties)) is true and accurate;
(E)immediately after the exercise of the Development Propco Put Option or Development Propco Call Option (as applicable), in respect of each applicable Development Propco, each of the Development Propco Warranties set out in paragraphs 7.4 and 7.5 of Schedule 4 (Warranties) is true and accurate;
(F)as at the Completed Propco Completion Date, each of the LNT Warranties is true and accurate as if repeated immediately prior to the Completed Propco Completion by reference to the facts and circumstances subsisting at that date and any reference made to the date of this Deed (whether express or implied) in relation to such LNT Warranty shall be construed, in relation to such repetition, as a reference to the Completed Propco Completion Date;
(G)as at the applicable Development Propco Completion Date, each of the LNT Warranties is true and accurate as if repeated immediately prior to such Development Propco Completion by reference to the facts and circumstances subsisting at that date and any reference made to the date of this Deed (whether express or implied) in relation to such LNT Warranty shall be construed, in relation to such repetition, as a reference to the applicable Development Propco Completion Date;
(H)as at the Completed Propco Completion Date, in respect of each applicable Completed Propco, each of the Completed Propco Warranties (other than the Completed Propco Warranties set out in paragraph 7.9 of Schedule 4 (Warranties)) is true and accurate as if repeated immediately prior to the Completed Propco Completion by reference to the facts and circumstances subsisting at that date and any reference made to the date of this Deed (whether express or implied) in relation to such Completed Propco Warranty shall be construed, in relation to such repetition, as a reference to the Completed Propco Completion Date; and

(I)as at the applicable Development Propco Completion Date, in respect of each applicable Development Propco, each of the Development Propco Warranties (other than the Development Propco Warranties set out in paragraph 7.9 of Schedule 4 (Warranties)) is true and accurate as if repeated immediately prior to such Development Propco Completion by reference to the facts and circumstances subsisting at that date and any reference made to the date of this Deed (whether express or implied) in relation to such Development Propco Warranty shall be construed, in relation to such repetition, as a reference to the applicable Development Propco Completion Date.
14.2Except in the case of fraud or fraudulent misrepresentation, the Purchaser unconditionally and irrevocably waives any rights and claims it or any other member of the Purchaser’s Group may have against any member of the Retained Group and LNT’s and any member of the Retained Group’s agents, officers, advisers or employees in respect of any information that any such person has in any capacity supplied or omitted to supply to the Purchaser or any member of the Purchaser’s Group in connection with the Warranties or, except in respect of the Certificates of Title, otherwise in connection with the transactions contemplated by this Deed.
14.3Except in the case of fraud or fraudulent misrepresentation, LNT (on its own behalf and as agent for each Completed Propco Seller and each Development Propco Seller) unconditionally and irrevocably waives any rights and claims it or any other member of the Retained Group may have against any member of the Target Group and the Target Group’s agents, officers, advisers or employees in respect of any information that any such person has in any capacity supplied or omitted to supply to LNT or any member of the Retained Group in connection with the Warranties or otherwise in connection with the transactions contemplated by this Deed.
14.4Each of the Warranties shall be construed as being separate and independent and (except where expressly provided to the contrary) shall not be limited or restricted by reference to or inference from the terms of any other Warranty or any other term of this Deed or the Share Purchase Documents.
15.Purchaser’s and Purchaser Guarantor’s warranties and undertakings
15.1The Purchaser warrants to LNT (for and on behalf of each Completed Propco Seller and each Development Propco Seller):
(A)as at the date of this Deed that each of the Purchaser Warranties is true and accurate;
(B)as at the Completed Propco Completion Date, each of the Purchaser Warranties is true and accurate as if repeated immediately prior to the Completed Propco Completion by reference to the facts and circumstances subsisting at that date and any reference made to the date of this Deed (whether express or implied) in relation to such Purchaser Warranty shall be construed, in relation to such repetition, as a reference to the Completed Propco Completion Date; and

(C)as at the applicable Development Propco Completion Date, in respect of each applicable Development Propco, each of the Purchaser Warranties is true and accurate as if repeated immediately prior to such Development Propco Completion by reference to the facts and circumstances subsisting at that date and any reference made to the date of this Deed (whether express or implied) in relation to such Purchaser Warranty shall be construed, in relation to such repetition, as a reference to the applicable Development Propco Completion Date.
15.2The Purchaser Guarantor warrants to LNT (for and on behalf of each Completed Propco Seller and each Development Propco Seller):
(A)as at the date of this Deed that each of the Purchaser Guarantor Warranties is true and accurate;
(B)as at the Completed Propco Completion Date, each of the Purchaser Guarantor Warranties is true and accurate as if repeated immediately prior to the Completed Propco Completion by reference to the facts and circumstances subsisting at that date and any reference made to the date of this Deed (whether express or implied) in relation to such Purchaser Guarantor Warranty shall be construed, in relation to such repetition, as a reference to the Completed Propco Completion Date; and
(C)as at the applicable Development Propco Completion Date, in respect of each applicable Development Propco, each of the Purchaser Guarantor Warranties is true and accurate as if repeated immediately prior to such Development Propco Completion by reference to the facts and circumstances subsisting at that date and any reference made to the date of this Deed (whether express or implied) in relation to such Purchaser Guarantor Warranty shall be construed, in relation to such repetition, as a reference to the applicable Development Propco Completion Date.
15.3Each of the Purchaser Warranties and the Purchaser Guarantor Warranties shall be construed as being separate and independent and (except where expressly provided to the contrary) shall not be limited or restricted by reference to or inference from the terms of any other Purchaser Warranty or Purchaser Guarantor Warranty.
15.4The Purchaser and Purchaser Guarantor’s maximum aggregate liability in respect of any breach of the Purchaser Warranties and Purchaser Guarantor Warranties shall, together, not exceed the sum equal to the Aggregate Completed Propco Consideration and, to the extent it has become payable, any Individual Development Propco Consideration, provided that nothing in this clause 15.4 shall exclude or limit:
(A)the Purchaser’s obligation to pay the Aggregate Completed Propco Consideration and any Individual Development Propco Consideration in accordance with this Deed, or any rights or remedies of LNT arising from any failure by the Purchaser to do so; or
(B)any liability for (or remedy in respect of) fraud or fraudulent misrepresentation on the part of the Purchaser or Purchaser Guarantor.

15.5LNT warrants, as at the date of this Deed, that no member of the LNT UK Group: (i) has or conducts (or has at any time had or conducted) a trade or business in the United States, nor (ii) generates, earns, accrues or receives (or has generated, earned, accrued or received) any Income, Profits or Gains (as defined in the Tax Covenant) which has a US source (the “LNT US Warranty”). This LNT US Warranty shall be deemed to be repeated by LNT as at the date of the Completed Propco Completion.
15.6The Purchaser undertakes to indemnify and hold harmless the LNT UK Group on an after-Tax basis for and against any US Tax liabilities incurred by any member of the LNT UK Group which arise directly as a result of the entry into, completion and/or filing with the IRS of any of the US elections set out in paragraph 2.1(S) of Part A of Schedule 2. The Purchaser shall have no liability under this clause 15.6 if LNT is in breach (either on the date of this Deed or as at the Completed Propco Completion) of the LNT US Warranty, to the extent that breach is the cause (directly or indirectly) of the relevant US Tax liability. The Purchaser acknowledges that the LNT US Warranty is given solely for the purposes of limiting this indemnity, and any breach thereof shall not give rise to any other right or claim whatsoever. No claim under this clause 15.6 may be brought by the LNT UK Group in respect of this indemnity unless and until the Completed Propco Completion has occurred.
16.Seller’s limitations on liability
16.1Except in the case of fraud or fraudulent misrepresentation, no liability shall attach to LNT and any other member of the Retained Group in respect of the Share Purchase Documents if and to the extent that the limitations set out in Schedule 8 (Limitations on LNT’s liability) apply.
16.2If, either before or following such Development Propco Completion, the Purchaser becomes aware that there has been any breach of the Warranties, the Purchaser shall not be entitled to terminate or rescind this Deed.
17.Restrictive covenants
Employees
17.1The Purchaser undertakes that it shall not, and that it shall procure that the other members of the Purchaser’s Group shall not for a period of two (2) years from (and including) the date of this Deed, directly or indirectly solicit, endeavour to entice away from the employment of any member of the Retained Group, or employ, any Senior Employee, in each case without the prior written consent of LNT, whether or not that individual would commit a breach of his or her contract by ceasing to work for the relevant member of the Retained Group.
17.2Nothing in clause 17.1 shall prevent or restrict in any way the Purchaser or any member of the Purchaser’s Group from considering and accepting an application made by, or employing, any such individual:
(A)in response to a recruitment advertisement published generally and not specifically directed at the employees or an employee of the Retained Group (including by way of describing his unique skill-set);

(B)who contacts the Purchaser or any member of the Purchaser’s Group on his own initiative without any direct or indirect solicitation from the Purchaser or any member of the Purchaser’s Group; or
(C)who is approached when he is no longer employed by any member of the Retained Group, where the cessation of such individual’s employment with the relevant member of the Retained Group has taken place without any direct or indirect solicitation from the Purchaser or any member of the Purchaser’s Group.
17.3LNT undertakes that it shall not, and that it shall procure that the other members of the Retained Group shall not for a period of two (2) years from (and including) the date of this Deed, directly or indirectly solicit, endeavour to entice away from the employment of any member of the Purchaser’s Group, or employ, any individual who is entitled to emoluments at an average annual rate in excess of £200,000 per annum without the prior written consent of the Purchaser, whether or not that individual would commit a breach of his or her contract by ceasing to work for a member of the Purchaser’s Group.
17.4Nothing in clause 17.3 shall prevent or restrict in any way LNT or any member of the Retained Group from considering and accepting an application made by, or employing, any such individual:
(A)in response to a recruitment advertisement published generally and not specifically directed at the employees or a specific employee of any member of the Purchaser’s Group (including by way of describing his unique skill-set);
(B)who contacts LNT or any member of the Retained Group on his own initiative without any direct or indirect solicitation from LNT or any member of the Retained Group; or
(C)who is approached when he is no longer employed by any member of the Purchaser’s Group, where the cessation of such individual’s employment with the relevant member of the Purchaser’s Group has taken place without any direct or indirect solicitation from LNT or any member of the Retained Group.
LNT Names
17.5Subject to clause 17.9, the Purchaser acknowledges and agrees that nothing in this Deed shall transfer or license, or shall operate as an agreement to transfer or license, any right, title or interest in or to the LNT Names or any associated logo or device, or any similar name or mark.
17.6Following the date of this Deed, the Purchaser shall not, and shall procure that no other member of the Purchaser’s Group shall, hold either: (i) itself out as being part of the Retained Group; or (ii) LNT or any other member of the Retained Group out as being part of the Purchaser’s Group.
17.7Following the date of this Deed, LNT shall not and shall procure that the Retained Group shall not, hold either: (i) itself out as being part of the Purchaser’s Group; or (ii) any member of the Purchaser’s Group out as being part of the Retained Group.

17.8Without prejudice to the provisions of clause 17.5 or the trade mark rights of the Retained Group and subject to the provisions of clause 17.9, the Purchaser shall procure that for:
(A)a minimum period of five (5) years following the date of this Deed; and
(B)thereafter for so long as any member of the Retained Group continues to retain an interest in any of the LNT Names or any associated logo or device, no member of the Purchaser’s Group or the Target Group shall use (including in any domain name or URL), or apply for a registration of, any LNT Name or any associated logo or device, or any name or mark that is reasonably likely to be confused with an LNT Name (or name or mark that is dilutive of an LNT Name or associated logo or device) in the business of the Target Group, any extensions or developments thereto, or in a business which competes with any business of LNT or any member of the Retained Group in which any of the LNT Names or any associated logo or device are used.
17.9The Purchaser shall procure that each member of the Target Group whose corporate name contains any of the LNT Names shall, as soon as reasonably practicable following, in the case of the Completed Propcos, the Completed Propco Completion or, in the case of a Development Propco, the Development Propco Completion for such Development Propco and in any event by the date falling twenty (20) Business Days after, in the case of the Completed Propcos, the Completed Propco Completion or, in the case of a Development Propco, the relevant Development Propco Completion for such Development Propco (as applicable), pass all required resolutions to change their corporate names to a name which does not include any of the LNT Names, any confusingly similar name or any word or abbreviation which is reasonably likely to be confused with any of the LNT Names and shall procure that effect is given to such name change as soon as reasonably practicable thereafter, it being acknowledged that completion of the registration process is subject to Companies House’s processing times which are outside the Purchaser’s control. Upon receipt of confirmation from Companies House that such name change has been effected, the Purchaser shall promptly notify LNT.
US Tax Elections
17.10As of the date of this Deed, no Propco, Opco, Development Opco, Manco nor any member of the Retained Group has made any election to amend or change its classification for US federal income tax purposes.
17.11Subject to the obligations set out in Schedule 2 (Completed Propco Completion arrangements) LNT undertakes to the Purchaser that, in respect of each Propco, Opco, Development Opco, Manco and each member of the Retained Group (other than (A) LNT Care Developments Group Limited (unless substantially all of LNT Care Developments Group Limited’s assets are direct or indirect interests in an Opco or Development Opco), (B) LNT, (C) LNT Construction Limited (unless LNT Construction Limited directly or indirectly hold or owns an interest in an Opco, Development Opco or the Manco), (D) any Propco which has not been sold under this Deed prior to the Long Stop Date, (E) any Opco in respect of which the Call Option Exercise Period (for the purposes of, and as defined in, the Opco Put and Call Option Agreement) has expired, provided that the Manco is not, and is not contemplated to become, a party to any Care Services Agreements with any member of the Purchaser’s Group or the Retained Group, and (F) any other member of the Retained Group which (i) does not directly or indirectly hold or own an interest in a Propco, Opco, Development Opco or the Manco and (ii) is not a subsidiary or subsidiary undertaking of a Propco, Opco, Development Opco or Manco, (A),(B), (C), (D), (E) and (F) together being the “Excluded Entities”), from the date of this Deed, LNT shall procure that each Propco, Opco, Development Opco, Manco and such members of the Retained Group (other than any Excluded Entity) shall not make any election (including pursuant to IRS Form 8832 and otherwise) to amend or change that entity’s classification for US federal income tax purposes, without the consent of the Purchaser.
17.12LNT shall:
(A)as soon as reasonably practicable upon becoming aware, notify the Purchaser following any entity becoming a member of the Retained Group after the date of this Deed which is not an Excluded Entity (a “Newco”);
(B)provide such reasonable information (as reasonably requested by the Purchaser), at the Purchaser’s sole cost and expense, for the Purchaser to determine whether any entity classification elections or forms (including but not limited to IRS Forms SS-4 and 8332) need to be submitted in respect of Newco for US federal income Tax purposes in order for the Purchaser’s Group to comply with its US REIT status (the “Newco Election”); and
(C)procure that such Newco enters into such Newco Elections at the time reasonably requested by the Purchaser, at the Purchaser’s sole cost and expense, and in the form provided by and as per the signing instructions provided by the Purchaser.
17.13If LNT or any member of the Retained Group receives any notice, communication, assessment, documentation or correspondence (including confirmation letters and notices) from the IRS in respect of any entity classification elections or forms for US federal income Tax purposes as contemplated pursuant to clauses 17.11 and 17.12, and Schedule 2 (Completed Propco Completion arrangements) (each a “US Entity Correspondence”), LNT shall as soon as reasonably practicable provide a copy of such US Entity Correspondence to the Purchaser. If in any such US Entity Correspondence it is apparent that the intended US entity classification requested has been rejected or queried by the IRS, LNT shall, if so reasonably requested by the Purchaser, procure that the relevant member of the Retained Group shall cooperate (at the sole third-party cost and expense of the Purchaser) with the Purchaser to procure that the IRS accepts such US entity classification previously requested.
17.14For the avoidance of doubt, LNT shall have no liability whatsoever to the Purchaser or any other person for the accuracy, effectiveness or consequences of any form, election or filing in relation to US Tax which is made in compliance with its obligations hereunder, and the Purchaser shall be (subject to the foregoing provisions of this clause 17) solely responsible for ascertaining and managing any US Tax requirements or consequences arising from or relating to such forms, elections, filings and any follow-up matters, and for obtaining (at its sole third-party cost and expense) such US Tax advice as may be necessary or prudent for such purposes.
General
17.15The Parties agree that the restrictions contained in this clause 17 are no greater than is reasonable and necessary for the protection of the interests of LNT and the Purchaser (as applicable).
17.16Each undertaking contained in this clause 17 shall be construed as a separate undertaking and if one or more of the undertakings is held to be against the public interest or unlawful in any way or an unreasonable restraint of trade, the remaining undertakings shall continue to bind LNT and the Purchaser (as applicable).
17.17If any of the undertakings contained in this clause 17 is held to be void or ineffective for any reason but would be held to be valid and effective if part of its wording were deleted or any period reduced or the range of activities or areas dealt with reduced in scope, that restriction shall apply with the minimum modification as may be necessary to make it valid and effective.
18.Insurance
18.1In respect of each Completed Propco, between the date of this Deed and the Completed Propco Completion Date, LNT shall, and shall procure that the relevant Completed Propco shall:
(A)maintain the Buildings Insurance Policies in respect of each Completed Propco Site, including the prompt payment of any premium which falls due and the renewal of any such Buildings Insurance Policy to the extent it expires prior to the Completed Propco Completion Date;
(B)provide a copy to the Purchaser of the relevant Buildings Insurance Policy, or evidence of its terms, within ten (10) Business Days following written request, provided that the Purchaser may not make such request more than once in any 12-month period;
(C)not do anything, or permit anything to be done, which would or might cause any Buildings Insurance Policy in respect of any Completed Propco Site to become wholly or partly void, voidable or unenforceable;
(D)insure, and procure that the relevant Completed Propco insures, each Completed Propco Site in accordance with the obligations of the landlord under the relevant Leases, including maintaining loss of rent insurance on terms no less favourable than those required by such Leases; and
(E)insure, and procure that the relevant Development Propco insures, each Development Propco Site from the date of entry into the relevant Leases, in accordance with the obligations of the landlord under the relevant Leases, including maintaining loss of rent insurance on terms no less favourable than those required by such Leases.

18.2In respect of each Development Propco, between the date of Practical Completion of the applicable Development and the applicable Development Propco Completion Date, LNT shall, and shall procure that the relevant Development Propco shall, comply with the obligations set out in clause 18.1(A) to clause 18.1(E) above as if references to the Completed Propco Completion Date were references to the applicable Development Propco Completion Date, references to Completed Propco Site were references to the applicable Development Propco Site, references to Completed Propco were references to the relevant Development Propco, and references to the relevant Leases were references to the Leases relating to the applicable Development Propco, save that the obligations set out in clause 18.1(D) and clause 18.1(E) shall only apply from the date of entry into the Lease in respect of the applicable Development Propco Site.
18.3If any claim under a Buildings Insurance Policy in respect of a Completed Propco Site or Development Propco Site (as applicable) arises before the applicable Completed Propco Completion or Development Propco Completion (as applicable), LNT shall, and shall procure that the relevant Completed Propco or Development Propco (as applicable) shall:
(A)notify the Purchaser in writing within five (5) Business Days of becoming aware of any damage to or destruction of the relevant Propco Site giving rise to such claim, providing the Purchaser with all details then known and any information or documents reasonably requested by the Purchaser in relation to such damage or destruction, and continuing to keep the Purchaser reasonably updated on the progress of any such claim;
(B)to the extent any insurance proceeds are received before the applicable Completed Propco Completion or Development Propco Completion (as applicable), apply such proceeds in or towards making good the loss or damage in respect of which they are paid (subject always to the provisions of any applicable Lease and Title Documents), or otherwise hold the proceeds on bare trust solely for the benefit of the relevant Completed Propco or Development Propco (as applicable);
(C)not knowingly do, or omit to do, anything which would prejudice or materially fetter any claim in respect of making good the loss or damage;
(D)at the reasonable request and cost of the Purchaser, and to the extent permitted by the insurer take all action reasonably required by the Purchaser to effect and process the insurance claim and not compromise or settle the claim without the prior written consent of the Purchaser (such consent not to be unreasonably withheld, conditioned or delayed), and shall, where the relevant insurer so agrees, permit representatives of the Purchaser to attend any meetings in relation to such claim; and
(E)pay or procure payment to the relevant Completed Propco or Development Propco (as applicable) of any proceeds of a Buildings Insurance Policy claim received by LNT or any member of the Retained Group before the applicable Completed Propco Completion or Development Propco Completion (as applicable) and not applied pursuant to clause 18.3(B) above, and any such proceeds received after the applicable Completed Propco Completion or Development Propco Completion (as applicable).
19.Purchaser’s guarantee
19.1In consideration of LNT agreeing to sell or procure the sale of the Sale Shares on the terms set out in this Deed, the Purchaser Guarantor hereby unconditionally and irrevocably guarantees to LNT the due and punctual payment by the Purchaser of any and all of its payment obligations under this Deed (the “Purchaser’s Guaranteed Obligations”). The liability of the Purchaser Guarantor under this Deed shall not be released or diminished by any variation of the terms of this Deed (whether or not agreed by the Purchaser Guarantor), any forbearance, neglect or delay in seeking payment of the obligations hereby guaranteed or any granting of time for such payment.
19.2If and whenever the Purchaser defaults for any reason whatsoever in the payment of the Purchaser’s Guaranteed Obligations, the Purchaser Guarantor shall forthwith upon demand unconditionally pay (or procure the payment of) and satisfy (or procure the satisfaction of) such Purchaser’s Guaranteed Obligations in regard to which such default has been made in the manner prescribed by this Deed so that the same benefits shall be conferred on LNT as would have been received if such Purchaser’s Guaranteed Obligations had been duly paid by the Purchaser.
19.3This guarantee is to be a continuing guarantee and accordingly is to remain in force until the Purchaser’s Guaranteed Obligations have all either been satisfied or terminated on the terms of this Deed regardless of the legality, validity or enforceability of any provisions of this Deed and notwithstanding the winding-up, liquidation, dissolution or other incapacity of the Purchaser or any change in the status, control or ownership of the Purchaser. This guarantee is in addition to, without limiting and not in substitution for, any rights or security which LNT may now or after the date of this Deed have or hold for the payment and observance of the Purchaser’s Guaranteed Obligations.
19.4As a separate and independent stipulation, the Purchaser Guarantor agrees that any Purchaser’s Guaranteed Obligations which may not be enforceable against or recoverable from the Purchaser by reason of any legal limitation, disability or incapacity on or of the Purchaser or any fact or circumstance (other than any limitation imposed by this Deed) shall nevertheless be enforceable against and recoverable from the Purchaser Guarantor as though the same had been incurred by the Purchaser Guarantor and the Purchaser Guarantor were the sole or principal obligor in respect thereof and shall be paid by the Purchaser Guarantor within five (5) Business Days following demand.
20.Access
20.1From the Completed Propco Completion until six (6) years from the final Development Propco Completion, the Purchaser shall preserve, and shall procure that each other member of the Purchaser’s Group shall preserve, any Books and Records of any member of the Target Group and, during the same period, to the extent permitted by Data Protection Legislation, the Purchaser shall make available to each member of the Retained Group any Books and Records of any member of the Target Group (or, if practicable, the relevant parts of those Books and Records) which are reasonably required by any member of the Retained Group for the purpose of dealing with its Tax, accounting and insurance affairs and/or compliance with any regulatory or statutory duty and/or its obligations under the Transaction Documents (as relevant) and, accordingly, the Purchaser shall, upon being given reasonable notice by the member of the Retained Group and subject to the relevant member of the Retained Group giving such undertaking as to confidentiality as the Purchaser shall reasonably require, procure that such Books and Records (or such relevant parts of those Books and Records, as applicable) are made available to the relevant member of the Retained Group and, if required, its professional advisers, for inspection (during Working Hours) and copying (at the expense of the relevant member of the Retained Group) for and only to the extent necessary for such purpose.
20.2From the Completed Propco Completion until six (6) years from the final Development Propco Completion, LNT shall preserve, and shall procure that each other member of the Retained Group shall preserve, any Books and Records of the Retained Group to the extent such Books and Records relate to the Target Group and, during the same period, to the extent permitted by Data Protection Legislation, LNT shall make available or procure that the Retained Group make available to the Purchaser any Books and Records of the Retained Group (or, if practicable, the relevant parts of those Books and Records), in each case only to the extent such Books and Records relate to the Target Group, which are reasonably required by the Purchaser or the Target Group for the purpose of dealing with its Tax, accounting and insurance affairs and/or compliance with any regulatory or statutory duty and/or its obligations under the Transaction Documents (as relevant) and, accordingly, LNT shall, upon being given reasonable notice by the Purchaser and subject to the Purchaser giving such undertaking as to confidentiality as LNT shall reasonably require, procure that such Books and Records (or such relevant parts of those Books and Records, as applicable) are made available to the relevant member of the Purchaser’s Group and, if required, its professional advisers, for inspection (during Working Hours) and copying (at the expense of the relevant member of the Purchaser’s Group) for and only to the extent necessary for such purpose.
21.Effect of Completion
Any provision of this Deed and any other documents referred to in it which is capable of being performed after but which has not been performed at or before the Completed Propco Completion or the applicable Development Propco Completion (as applicable) and all Warranties and covenants and other undertakings contained in or entered into pursuant to this Deed shall remain in full force and effect notwithstanding the Completed Propco Completion or the applicable Development Propco Completion.
22.Remedies and waivers
22.1Except as provided in Schedule 8 (Limitations on LNT’s liability), no delay or omission by any Party to this Deed in exercising any right, power or remedy provided by applicable law or under this Deed or any other documents referred to in it shall:
(A)affect that right, power or remedy; or
(B)operate as a waiver of it.

22.2Except as provided in Schedule 8 (Limitations on LNT’s liability), the single or partial exercise of any right, power or remedy provided by applicable law or under this Deed shall not, unless otherwise expressly stated, preclude any other or further exercise of it or the exercise of any other right, power or remedy.
22.3The rights and remedies provided in this Deed are cumulative and not exclusive of any rights and remedies provided by law (except, for the avoidance of doubt, to the extent expressly excluded by this Deed).
23.Assignment
23.1Except as otherwise stated in the applicable Share Purchase Document, no Party shall assign, or purport to assign, all or any part of the benefit of, or its rights or benefits under, this Deed or any of the other Share Purchase Documents (together with any causes of action arising in connection with any of them) without the prior written consent of LNT (in the case of assignment by the Purchaser or the Purchaser Guarantor) or the Purchaser (in the case of assignment by LNT).
23.2Notwithstanding anything to the contrary herein, no consent shall be required in the case of an assignment by:
(A)LNT to any member of the Retained Group; or
(B)the Purchaser to any member of the Purchaser’s Group,
provided that, in each case, where any such assignment takes place:
(i)the liabilities of the other Parties under the relevant Share Purchase Document(s) are no greater than such liabilities would have been had the assignment not occurred; and
(ii)if any such assignee ceases to be a member of the Retained Group or the Purchaser’s Group (as applicable), the assignor shall procure that, prior to the assignee ceasing to be a member of the Retained Group or, as the case may be, the Purchaser’s Group, the assignee reassigns to the assignor the full extent of the rights and benefits under the Share Purchase Documents as have been assigned to it (without prejudice to any obligation hereunder to gross up any amount for or on account of Tax).
23.3Except as otherwise stated in the applicable Share Purchase Document, no Party shall make a declaration of trust in respect of or enter into any arrangement whereby it agrees to hold in trust for any other person all or any part of the benefit of, or its rights or benefits under, the Share Purchase Documents.
23.4Except as otherwise stated in the applicable Share Purchase Document, no Party shall sub-contract or enter into any arrangement whereby another person is to perform all or any of its obligations under the Share Purchase Documents.

23.5Notwithstanding clause 23.1, the Purchaser may, on written notice to LNT, require LNT and the other Parties to enter into a novation agreement in such form as the Purchaser may reasonably require (and which LNT and the other Parties shall as soon as reasonably practicable execute) pursuant to which all (or, if the Purchaser so elects, some) of the Purchaser’s rights and obligations under this Deed and the other Share Purchase Documents are novated to any member of the Purchaser’s Group, provided that:
(A)the liabilities of LNT and each other member of the Retained Group under this Deed and the other Share Purchase Documents are no greater immediately following such novation than such liabilities would have been had the novation not occurred;
(B)any such novation pursuant to this clause 23.5 shall not affect or otherwise prejudice any of LNT’s or any other member of the Retained Group’s rights or entitlements under this Deed or any other Share Purchase Document;
(C)if any such novatee withholds or deducts from any payment to LNT , or any other member of the Retained Group, and:
(i)no such deduction or withholding would have been required if the payment had been made by the Purchaser; or
(ii)if the payment had been made by the Purchaser, it would have been grossed-up pursuant to clause 32.3, then the sum due from such novatee shall be increased to the extent necessary to ensure that, after the making of any deduction or withholding, the payee receives a sum equal to the sum it would have received had the novation not occurred;
(D)the Purchaser Guarantor’s guarantee under clause 19 (Purchaser’s guarantee) shall continue in full force and effect in respect of the obligations so novated (and the Purchaser Guarantor shall confirm the same in the novation agreement);
(E)the form of novation agreement shall not deal with any matter other than the novation of the Purchaser’s rights and obligations to another member of the Purchaser’s Group on terms consistent with those set out in clauses 23.5(A) – (D) above, save for customary “boilerplate” matters equivalent to those set out in clauses 22 - 31 and 34 - 38 of this Deed; and
(F)if any such novatee ceases to be a member of the Purchaser’s Group, the Purchaser shall procure that, prior to such novatee ceasing to be a member of the Purchaser’s Group, all rights and obligations of that novatee under this Deed and the other Share Purchase Documents are novated back to the Purchaser (or to another member of the Purchaser’s Group) on terms equivalent to those set out in the remainder of this clause 23.5.

23.6No consent shall be required from LNT for a novation effected in accordance with clause 23.5, and each Party agrees to execute such documents and do such things, to the extent such documents and things are not detrimental to such Party, as may reasonably be required to give effect to any such novation.
24.Further assurance
24.1Each Party shall, from time to time on request, do or procure the doing of all acts and/or execute or procure the execution of all documents in a form satisfactory to the requesting Party as the requesting Party may reasonably consider necessary for giving full effect to this Deed and securing to the requesting Party the full benefit of the rights, powers and remedies conferred upon that Party in this Deed.
24.2Without prejudice to the generality of clause 24.1, in relation to the Completed Propco Site known as Pontefract and the Development Propco Site known as Newport, in each case to the extent that any part of the relevant Completed Propco Site or Development Propco Site is unregistered land, the Parties shall, acting reasonably and in good faith and without delay, and in any event prior to the relevant Completed Propco Completion Date or Development Propco Completion Date (as applicable), work together to agree such changes to the Lease to be granted pursuant to the Agreement for Lease for Pontefract and the Lease for Newport (in each case a registrable disposition) as may be necessary or desirable to address that unregistered land, including, where appropriate, the exclusion of the relevant unregistered parcels from the relevant Lease, and to agree a mutually acceptable alternative arrangement so that an occupational interest on equivalent terms, including all relevant covenants, is granted or otherwise created in favour of the applicable Opco or Development Opco in respect of those parcels.
25.Termination
25.1No Party shall be entitled to terminate or rescind this Deed, whether before or after the Completed Propco Completion or any Development Propco Completion, other than in accordance with clauses 7.10, 9.4(C) or 10.3(C).
25.2If this Deed is terminated in accordance with clauses 7.10, 9.4(C) or 10.3(C) (and without limiting any Party’s right to claim damages), all obligations of the Parties in respect of the applicable Development Propco under this Deed shall end (except for the Surviving Provisions) but, for the avoidance of doubt, all rights and liabilities of the Parties in respect of such Development Propco which have accrued before termination as regards any prior breach shall continue to exist. For the avoidance of doubt, nothing in this clause 25.2 shall affect the Parties’ obligations, rights and liabilities under this Deed in respect of the Completed Propcos and any other Development Propcos.
26.Entire agreement
26.1This Deed together with the other Share Purchase Documents constitute the whole and only agreement between the Parties relating to the sale and purchase of the Sale Shares and supersede any prior drafts, agreements or arrangements of any nature between the Parties relating to the same.
26.2Each Party acknowledges and agrees that:

(A)in entering into the Share Purchase Documents, it is not relying upon any pre-contractual statement other than any statement expressly set out or expressly repeated in this Deed or any other Share Purchase Document;
(B)save in respect of any statement expressly set out or expressly repeated in this Deed or any other Share Purchase Document, it shall have no right of action against any other Party arising out of or in connection with any pre-contractual statement;
(C)except as otherwise expressly set out in this Deed or any other Share Purchase Document, all warranties implied by applicable law in any jurisdiction (whether by statute, or otherwise) in relation to the transactions contemplated by this Deed or any other Share Purchase Document are excluded to the fullest extent permitted by applicable law or, if incapable of exclusion, any rights or remedies in relation to them are irrevocably waived; and
(D)nothing in this clause 26 shall exclude or limit any liability for fraud or fraudulent misrepresentation.
26.3For the purposes of this clause 26, “pre-contractual statement” means any draft, agreement, undertaking, representation, warranty, promise, assurance or arrangement of any nature whatsoever, whether or not in writing, relating to the subject matter of the Share Purchase Documents made or given by any person at any time prior to the date of this Deed but excluding, for the avoidance of doubt, any statement expressly set out or expressly repeated in this Deed or any other Share Purchase Document.
26.4If there is any conflict between the terms of this Deed and any other Share Purchase Document in respect of the sale and purchase of the Sale Shares, this Deed shall prevail. In respect of any other subject matter, the relevant Share Purchase Document shall prevail.
27.Amendment
This Deed may only be varied in writing signed by or on behalf of each of the Parties. For this purpose, a variation to this Deed shall include any addition, deletion, supplement or replacement, howsoever effected.
28.Notices
28.1A notice under this Deed shall only be effective if it is in writing. Email is permitted.
28.2Notices under this Deed shall be sent to a Party at its physical address and email address and for the attention of the individual set out below:

Party and title of individual	Physical address	For the attention of	Email address
LNT Care Developments Holdings Limited	Helios 47, Isabella Road, Garforth, LS25 2DY, UK
Purchaser	The Scalpel, 18th Floor, 52 Lime Street, London, EC3M 7AF	The Company Secretary James Callister
CTR Partnership, L.P.	24901 Dana Point Harbor Drive, Suite A200, Dana Point, California 92629	James Callister

A Party may change its notice details on giving notice to the other Party of the change in accordance with this clause 28.
28.3Any notice given under this Deed shall, in the absence of earlier receipt, be deemed to have been duly given as follows:
(A)if delivered personally, on delivery;
(B)if sent by first class inland post, two (2) clear Business Days after the date of posting;
(C)if sent by airmail, six (6) clear Business Days after the date of posting; and
(D)if sent by email, when sent, unless the sender has received an automated notification that such email has not been successfully delivered.
28.4Any notice given under this Deed outside Working Hours in the country in which the physical address of the addressee of the notice (as listed in clause 28.2) is situated shall be deemed not to have been given until the start of the next period of Working Hours in such place.
28.5The provisions of this clause 28 shall not apply in relation to the service of Service Documents.
29.Announcements
29.1Subject to clause 29.2 and clause 29.3, no announcement in connection with this Deed or any other Share Purchase Documents shall be made by any Party without the prior written approval of the other Party, such approval not to be unreasonably withheld, conditioned or delayed.
29.2The CTRE Transaction Announcement and the LNT Transaction Announcement shall be made on 2 October 2026.
29.3Any Party may make an announcement concerning the sale or purchase of the Sale Shares or any ancillary matter if:
(A)required by the law of any relevant jurisdiction; or
(B)required by any securities exchange or Governmental Entity to which such Party (or any member of its group) is subject or submits, wherever situated whether or not the requirement has the force of law, or
(C)subject to clause 30 (Confidentiality), made to its employees, customers or suppliers, and, in each case, such Party shall take all such steps as may be reasonable and practicable in the circumstances to agree the contents of such announcement with the other Parties before making it, provided that any such announcement shall, to the extent practicable, be made only after notice to each other Party.
29.4The restrictions contained in this clause 29 shall continue to apply for a period of five (5) years after the Completed Propco Completion and the final Development Propco Completion or the termination of this Deed.
30.Confidentiality
30.1Subject to clause 29 (Announcements) and clause 30.2:
(A)each Party shall treat as strictly confidential and not disclose or use any information received or obtained as a result of entering into or performing the Transaction Documents which relates to:
(i)the provisions, subject matter or any document referred to in any of the Transaction Documents; or
(ii)the negotiations relating to the Transaction Documents;

(B)the Purchaser shall treat, and shall procure that each member of the Purchaser’s Group shall treat, as confidential and not disclose or use any information concerning any member of the Retained Group (including prior to: (i) the Completed Propco Completion, the Completed Propcos; and (ii) the applicable Development Propco Completion, such Development Propco) obtained or received as a result of the negotiation and entering into of the Transaction Documents; and
(C)LNT shall treat, and shall procure that each member of the Retained Group shall treat, as confidential and not disclose or use any information obtained or received concerning any member of the Purchaser’s Group as a result of the negotiation and entering into of the Transaction Documents.
30.2Notwithstanding the provisions of clause 30.1, a Party may disclose or use any such confidential information if and to the extent:
(A)required by applicable law of any relevant jurisdiction or for the purposes of any Proceedings;
(B)required by any securities exchange or any Governmental Entity, to which that Party is subject wherever situated, whether or not the requirement for information has the force of law;
(C)such disclosure is made by sharing such information with a Tax Authority in the course of dealing with its Tax affairs or the Tax affairs of any member of its group (including for stamping purposes);
(D)required to vest the full benefit of any Transaction Document in that Party;
(E)the disclosure is made to such Party’s Affiliates on a need to know basis, and such Affiliate has been directed to comply with the confidentiality provisions contained in this Deed;
(F)the disclosure is made to such Party or its Affiliate’s professional advisers, auditors, insurers, ratings agencies and bankers on a strictly confidential, need to know basis;
(G)the information has come into the public domain through no breach of this clause 30 by that Party; or
(H)the other Party has given prior written consent to the disclosure, such consent not to be unreasonably withheld, conditioned or delayed, provided that any such information disclosed pursuant to clauses 30.2(A) or (B) shall be disclosed (where reasonably practicable and not otherwise prohibited by applicable law or regulation) only after notice has been given to the other Party of such requirement with a view to providing the other Party with the opportunity to agree the content and timing of such disclosure.

30.3The restrictions contained in this clause 30 shall continue to apply for five (5) years after the Completed Propco Completion and the final Development Propco Completion or the termination of this Deed.
31.Costs and expenses
Except as otherwise stated in this Deed or the other Share Purchase Documents, each Party shall pay its own costs and expenses in relation to the negotiations leading up to the sale and purchase of the Sale Shares and the preparation, execution and implementation of this Deed and the other Share Purchase Documents. LNT covenants that no such costs and expenses have been borne by or agreed to be borne by any member of the Target Group.
32.Tax
32.1If anything done under this Deed constitutes a supply of goods or services by a Party (or a member of its group for VAT purposes) (the “Supplier”) to another Party (the “Recipient”) in respect of which the Supplier (or a member of its group for VAT purposes) is liable to account for VAT to any Tax Authority, the Recipient shall pay to such Supplier (in addition to any other amounts payable under this Deed) an amount equal to any VAT for which such Supplier (or a member of its group for VAT purposes) is liable to account to such Tax Authority on the supply against delivery by the Supplier to the Recipient of a valid VAT invoice. Without prejudice to the foregoing, the Parties expect and intend that any payment made hereunder will be consideration for an exempt supply of shares (or adjustments to such consideration).
32.2The Purchaser shall bear any stamp duty, stamp duty reserve tax or other transfer Taxes or registration duties arising in respect of the transfer of the Sale Shares to the Purchaser pursuant to this Deed (including on, or in relation to, any instruments effecting such transfer or any agreement to such transfer). The Purchaser shall be responsible for ensuring that the consideration box in the transfers referred to in paragraph 2.1(A) of Part A of Schedule 2 (Completed Propco Completion arrangements) and paragraph 3.1(A) of Part A of Schedule 3 (Development Propco Completion arrangements) is populated in accordance with the relevant applicable requirements.
32.3All payments made by the Purchaser under this Deed shall be made gross, free of any deduction or withholding of any kind other than any deduction or withholding required by law.
32.4If the Purchaser (or any successor or assignee thereof) makes a deduction or withholding from a payment to another Party (the “payee”) under this Deed which is required under the laws of the United States by reason of the Purchaser, successor, or assignee, or any Affiliate thereof being resident in, or otherwise subject to the jurisdiction of, the United States, then the sum due shall be increased to the extent necessary to ensure that, after the making of any deduction or withholding, the payee receives a sum equal to the sum it would have received had no deduction or withholding been made.

(A)The payee shall reasonably cooperate with the Purchaser (at the Purchaser’s sole third-party cost and expense) to provide any applicable certificates or other documentation, or information required to obtain any exemption from or reduction in any deduction or withholding contemplated in clause 32.4 above. If the payee is entitled to a credit against, relief or remission for, or repayment of any Tax which is attributable to either the deduction, withholding or increased amount payable as contemplated in clause 32.4 above, the payee shall use reasonable endeavours to obtain such credit, relief, remission or repayment and shall (within fifteen (15) Business Days of obtaining such credit, relief, remission or repayment) pay to the Purchaser an amount which will leave the payee in the same after-Tax position as it would have been in if the deduction or withholding contemplated in clause 32.4 had not been required to be made.
33.Interest on late payment
If any sum due for payment under or in accordance with this Deed is not paid on the Due Date, the Party in default shall pay Default Interest on that sum from but excluding the date falling five (5) Business Days after the Due Date to and including the date of actual payment calculated on a daily basis.
34.Counterparts
34.1This Deed may be executed in any number of counterparts, and by the Parties to it on separate counterparts, but shall not be effective until each Party has executed at least one counterpart.
34.2Each counterpart shall constitute an original of this Deed, but all the counterparts shall together constitute one and the same instrument.
35.Invalidity
If at any time any provision of this Deed is or becomes illegal, invalid or unenforceable in any respect under the law of any jurisdiction, that shall not affect or impair:
(A)the legality, validity or enforceability in that jurisdiction of any other provision of this Deed; or
(B)the legality, validity or enforceability under the law of any other jurisdiction of that or any other provision of this Deed.
36.Contracts (Rights of Third Parties) Act 1999
36.1Each of the following provisions (each a “Third Party Rights Clause”) confers a benefit on the person(s) identified below (each a “Third Party Beneficiary”) and, subject to the remaining provisions of this clause 36, is intended to be enforceable by that Third Party Beneficiary by virtue of the Contracts (Rights of Third Parties) Act 1999:
(A)clause 3 (Completed Propco Consideration), clause 4 (Development Propco Consideration), clause 7 (Development Propco Put and Call Options and Sale Conditions), clause 15 (Purchaser’s and Purchaser Guarantor’s warranties and undertakings), clause 19 (Purchaser’s guarantee), paragraph 2(B) of Part B (Purchaser’s obligations) of Schedule 2 (Completed Propco Completion arrangements) and paragraph 2(B) of Part B (Purchaser’s obligations) of Schedule 3 (Development Propco Completion arrangements), in each case in favour of the Completed Propco Sellers and Development Propco Sellers (as applicable);
(B)Clauses 17.1 and 17.3, in each case in favour of the relevant member of the Retained Group, the Purchaser’s Group or Target Group whose employee is solicited or in respect of which the holding-out occurs;
(C)Clauses 20.1 and 20.2 and clauses 30.1(B) and 30.1(C) in favour of the relevant member of the Retained Group, the Purchaser’s Group or Target Group to which the information relates;
(D)Clauses 14.2 and 16 in favour of the relevant member of the Retained Group; and
(E)Clause 14.3 in favour of the relevant member of the Target Group.
36.2The Parties to this Deed do not intend that any term of this Deed, apart from each Third Party Rights Clause, should be enforceable, by virtue of the Contracts (Rights of Third Parties) Act 1999, by any person who is not a Party to this Deed.
36.3This Deed may be terminated and any provision of it amended or waived without the consent of any person who is not a Party to this Deed but who has the right to enforce any of its terms under this clause 36.
37.Governing law
This Deed is to be governed by and construed in accordance with English law. Any matter, claim or dispute arising out of or in connection with this Deed, whether contractual or non-contractual, is to be governed by and determined in accordance with English law.
38.Jurisdiction
38.1The courts of England are to have exclusive jurisdiction to settle any dispute, whether contractual or non-contractual, arising out of or in connection with this Deed. Any Proceedings shall be brought only in the courts of England.
38.2Each Party waives, and agrees not to raise, any objection, on the ground of forum non conveniens or on any other ground, to the taking of Proceedings in the courts of England. Each Party also agrees that a judgment against it in Proceedings brought in England shall be conclusive and binding upon it and may be enforced in any other jurisdiction.
38.3Each Party irrevocably submits to the exclusive jurisdiction of the courts of England.

Schedule 1
(Conditions to Development Propco Completion)
1.In this Schedule 1:

“Building Contract”	shall have the meaning given in Schedule 13 (Development Obligations);
“Building Contractor”	means any building contractor engaged to carry out a Development;
“Business”	means the business of a registered care home operator as carried on by, following completion of the Hive Out Agreement, a Development Opco at the relevant Development Propco Site;
“Care Regulator”
means, as applicable, (i) the Care Quality Commission established under the Health and Social Care Act 2008, or such other successor body established as the independent regulator of health and social care in England or (ii) the Care Inspectorate Wales, established under section 2 of the Regulation and Inspection of Social Care (Wales) Act 2016 or such other successor body established as the independent regulator of health and social care in Wales;

“Care Regulator Notification”
means, in respect of a Development Propco Site, LNT or the relevant member of the Retained Group having received an acknowledgment or other form of notification in writing from the Care Regulator that: (a) the applicable Development Opco will be registered, authorised or approved to carry on the Regulated Activities at that Home, and (b) such care home operated from that Development Propco Site will be registered in the name of the relevant Development Opco, subject to completion of the applicable Development Propco Hive Out;

“Development Propco Site”	means the care home sites set out in Part 2 of Attachment 1 (Completed Propco Sites and Development Propco Sites), and each a “Development Propco Site”;
“Homes”	means the care homes at the Development Propco Sites and each a “Home”;
“PC Inspection”
means, in respect of a Development Propco Site, an inspection of that Development Propco Site carried out by the relevant Development Propco for the purpose of assessing or certifying Practical Completion;

“Practical Completion”	shall have the meaning given in Schedule 13 (Development Obligations);
“Practical Completion Certificate”	means the practical completion certificate issued under the Building Contract certifying that Practical Completion has occurred;
“Practical Completion Date”
means, in respect of a Development Propco Site, the date on which Practical Completion is achieved as specified in the relevant Practical Completion Certificate, or, if later, the date on which it is agreed or determined that Practical Completion has been achieved pursuant to paragraph 9 of Schedule 13 (Development Obligations);

“Regulated Activity”
means, in relation to each Home, the regulated activities or care services which must be registered with, authorised by, or notified to the applicable Care Regulator in order for the Development Opco to lawfully operate the relevant business at that Home;

“Reorganisation”
means the reorganisation to be undertaken prior to each Development Propco Completion in respect of the applicable Development Propco being acquired in accordance with the Steps Paper and the Reorganisation Documents;

“Reorganisation Condition”
means:
(a) the completion of the Reorganisation in accordance with paragraph 5 below in respect of an applicable Development Propco; and
(b) subject to (a) above, receipt of written confirmation from the Care Regulator that the applicable Development Opco has been registered, authorised or approved to carry on the Regulated Activities at the Home at the Development Propco Site held by the applicable Development Propco; and

“Reorganisation Documents”
means any of the following documents and the documents to be delivered on completion thereof pursuant to their respective terms:
(a)any applicable Lease;
(b)any applicable Lease Guarantee;
(c)any applicable Accession Deed; and
(d)any applicable Hive Out Agreement;

2.PC Condition
2.1The sale and purchase of the Development Propco Shares of each Development Propco pursuant to this Deed is conditional upon:
(A)the Practical Completion Date having occurred in respect of the Development Propco Site owned by that Development Propco; and
(B)delivery of the documentation required pursuant to:
(i) paragraphs 2.2(a) or 2.2(b) of Schedule 13 (Development Obligations) (as the case may be); and
(ii)paragraphs 11.1.2 and 11.1.4 of Schedule 13 (Development Obligations),
(the “PC Condition”).
2.2LNT shall give the Purchaser not less than ten (10) Business Days’ prior written notice of the date on which the relevant Development Propco will carry out a PC Inspection in respect of a Development Propco Site.
2.3The Purchaser and its professional advisers may attend the PC Inspection in respect of each Development Propco Site and may make reasonable representations to the relevant Development Propco during the PC Inspection, and LNT shall procure that the relevant Development Propco shall have regard to any such representations, but shall not be bound by them.
2.4LNT may require that the Purchaser and its professional advisers:
(A)are accompanied at all times by a representative of the relevant Development Propco or the relevant contractor;
(B)comply with all reasonable health and safety requirements notified to them by the relevant Development Propco or its contractors; and
(C)do not interfere with or disrupt the carrying out of the Development or any PC Inspection.
2.5LNT shall notify the Purchaser in writing promptly (and in any event within five (5) Business Days) following the issue of any Practical Completion Certificate and shall provide to the Purchaser a copy of such certificate.
2.6Subject to paragraph 9.1 of Schedule 13, the Practical Completion Certificate issued by the relevant Development Propco in respect of each Development Propco Site shall be conclusive evidence of, and shall be final and binding on the Parties as to, the Practical Completion Date for that Development Propco Site.

3.Care Regulator Condition
3.1The sale and purchase of the Development Propco Shares of each Development Propco pursuant to this Deed is conditional upon the Care Regulator Notification having been received in respect of the relevant Home and LNT having delivered to the Purchaser copies of each notice of decision or equivalent formal confirmation evidencing such Care Regulator Notification, including evidence of any requirement, obligation, restriction or condition attached to any such Care Regulator Notification (the “Care Regulator Condition”).
3.2LNT shall use all reasonable endeavours to procure the fulfilment of the Care Regulator Condition in respect of each Development Propco Site as soon as reasonably practicable following the Practical Completion Date (and in any event prior to the Long Stop Date) for that Development Propco Site.
3.3LNT shall keep the Purchaser reasonably informed of progress towards the satisfaction of the Care Regulator Condition in respect of each Development Propco Site, including:
(A)providing copies of all material correspondence with the applicable Care Regulator relating to the status of the Care Regulator application in respect of the relevant Development Propco Site (provided that LNT may redact any commercially sensitive information not relevant to the status of the registration); and
(B)notifying them of any matter which may reasonably be expected to delay, prevent or restrict satisfaction of the Care Regulator Condition.
3.4The Purchaser shall provide such cooperation and assistance as LNT or the relevant Development Opco may reasonably require in connection with any application to the Care Regulator for the purposes of satisfying the Care Regulator Condition, including providing such information about the Purchaser and the Purchaser’s Group as the applicable Care Regulator may require.
4.Trading Condition
4.1The Reorganisation cannot occur before, and is therefore conditional upon the “Trading Condition Date” specified in column (4) of Part B of Schedule 10 (Basic information about Completed Propcos and Development Propcos) against the name of such Development Propco (the “Trading Condition Date”) having passed (the “Trading Condition”). For the avoidance of doubt, the Trading Condition shall be satisfied once the Trading Condition Date for the applicable Development Propco has passed.
5.Reorganisation Condition
5.1LNT shall implement, and shall procure that each Development Propco implements, the Reorganisation after the satisfaction of the Development Propco Conditions and simultaneously with the exercise of the Development Propco Put Option or the Development Propco Call Option (as applicable), save that in relation to Crystal Care Homes Deeside Limited only, LNT shall procure that the Lease is Contracted Out and entered into prior to the exercise of the Development Propco Put Option or the

Development Propco Call Option (as applicable) in respect of Crystal Care Homes Deeside Limited, and LNT shall enter into and shall procure that each relevant Development Propco enters into an Accession Deed contemporaneously with the grant of the applicable Lease.
5.2Unless prior written consent is obtained from the Purchaser, there shall not be any amendments to the Steps Paper and/or the Reorganisation Documents in connection with the applicable Development Propco between the date of this Deed and the applicable Development Propco Completion.
5.3Notwithstanding paragraph 5.1 above of this Schedule, the Purchaser’s consent shall not be required for any variation or amendment of any of the Steps Paper and/or any of the Reorganisation Documents, where such amendments constitute non-material changes, which cannot reasonably be expected to have a detrimental effect on the Purchaser, any member of the Purchaser’s Group or any member of the Target Group.
5.4The Purchaser shall, and shall procure that each relevant member of the Purchaser’s Group shall, co-operate with LNT in good faith as to, and provide such assistance and information as may reasonably be required by LNT in connection with, the implementation of the Reorganisation in respect of each applicable Development Propco.
5.5LNT undertakes to keep the Purchaser reasonably informed as to progress towards satisfaction of the Reorganisation Condition in respect of each applicable Development Propco and notify the Purchaser promptly following the completion of the Reorganisation in respect of such Development Propco.

Schedule 2
(Completed Propco Completion arrangements)
Part A (LNT’s obligations)
1.On or prior to the Completed Propco Completion Date and in respect of each Completed Propco, LNT shall procure that:
(A)the applicable Agreement for Lease has been duly entered into between that Completed Propco and the applicable Opco in the agreed form and remains in full force and effect; and
(B)no notice has been served to determine, forfeit or terminate the applicable Lease or the applicable Agreement for Lease.
2.At Completed Propco Completion, LNT shall:
2.1deliver to the Purchaser or the Purchaser’s Solicitors:
(A)duly executed transfers in respect of the Completed Propco Shares in each Completed Propco (save that the consideration box shall be left empty) in favour of the Purchaser or such person as the Purchaser may nominate;
(B)share certificates for the Completed Propco Shares in each Completed Propco in the name of the relevant transferors (or a duly executed indemnity in respect of any such lost share certificate(s) in the agreed form);
(C)a notification in agreed form in relation to each Completed Propco confirming the change of PSC of such Completed Propco resulting from this Deed, duly executed by the relevant Completed Propco Seller;
(D)originals of the executed and dated Lease, Lease Guarantee and Agreement for Lease in respect of each Completed Propco where such document was executed electronically, and copies of any such document executed in wet ink;
(E)copies of all Contracting Out notices and statutory or simple declarations (as applicable) in respect of each Lease and Agreement for Lease in respect of each Completed Propco;
(F)originals of the duly executed and dated Framework Agreement where such document was executed electronically, and copies of any such document executed in wet ink;
(G)originals of the duly executed and dated Debenture in respect of each relevant Opco where such document was executed electronically, and copies of any such document executed in wet ink;
(H)originals of the duly executed and dated Share Charge in respect of each relevant Opco where such document was executed electronically, and copies of any such document executed in wet ink;

(I)duly executed Voting Powers of Attorney in respect of the Completed Propco Shares in each Completed Propco;
(J)copies of the board minutes or board resolutions (or where relevant extracts of such minutes or resolutions) of LNT authorising the execution of each of the Share Purchase Documents to which it is a party and the sale of the Completed Propco Shares in each Completed Propco;
(K)in respect of each applicable Completed Propco Seller, a copy of the board resolutions of such Completed Propco Seller: (i) approving the sale and transfer of the applicable Completed Propco Shares held by it to the Purchaser on the terms of this Deed; and (ii) approving and authorising the appointment of LNT as its agent for the purposes of this Deed and the other Share Purchase Documents (including the giving of the Warranties and the receipt of the applicable Individual Completed Propco Consideration on its behalf);
(L)the certificates of incorporation and statutory books of each Completed Propco (which shall be written up to but not including Completed Propco Completion);
(M)copies of the minutes of each duly held board meeting referred to in paragraph 2.2 below;
(N)resignation letters from all directors appointed by LNT (or a subsidiary of LNT) (the “Resigning Completed Propco Directors”) of each Completed Propco resigning their position as directors of the relevant Completed Propcos;
(O)a written confirmation in agreed form from LNT addressed to each Completed Propco confirming that (except as expressly therein mentioned) it and its Affiliates have no outstanding claim on any account whatsoever against any Completed Propco as at the Completed Propco Completion;
(P)a copy of the Opco Put and Call Option Agreement in relation to each of the Opcos duly executed by LNT;
(Q)a copy of the Tax Covenant in relation to the Completed Propcos and Development Propcos duly executed by LNT;
(R)in respect of each Completed Propco, duly executed copies of the Release Documents;
(S)the following US Tax elections and forms:
(i)in respect of each Completed Propco, a signed IRS Form 8832 (in the form provided by and as per the signing instructions provided by the Purchaser) in respect of each Completed Propco to treat such Completed Propco as a disregarded entity for US federal income tax purposes which is effective at least one (1) day before the Completed Propco Completion;
(ii)in respect of each Development Propco:

(a)an electronic copy of a wet-ink signed IRS Form SS-4 (in the form provided by and as per the signing instructions provided by the Purchaser) in respect of such Development Propco; and
(b)a signed IRS Form 8832 (in the form provided by and as per the signing instructions provided by the Purchaser) in respect of such Development Propco to treat such Development Propco as a disregarded entity for US federal income tax purposes which are effective at least one (1) day before the Completed Propco Completion;
(iii)in respect of each Opco:
(a)an electronic copy of a wet-ink signed IRS Form SS-4 (in the form provided by and as per the signing instructions provided by the Purchaser) in respect of such Opco; and
(b)a signed IRS Form 8832 (in the form provided by and as per the signing instructions provided by the Purchaser) in respect of each Opco to treat such Opco as a disregarded entity for US federal income tax purposes from formation; and
(iv)in respect of each Development Opco:
(a)an electronic copy of a wet-ink signed IRS Form SS-4 (in the form provided by and as per the signing instructions provided by the Purchaser) in respect of such Development Opco; and
(b)a signed IRS Form 8832 (in the form provided by and as per the signing instructions provided by the Purchaser) in respect of each Development Opco to treat such Development Opco as a disregarded entity for US federal income tax purposes from formation; and
(v)in respect of the Opco Seller:
(a)an electronic copy of a wet-ink signed IRS Form SS-4 (in the form provided by and as per the signing instructions provided by the Purchaser) in respect of the Opco Seller; and
(b)a signed IRS Form 8832 (in the form provided by and as per the signing instructions provided by the Purchaser) in respect of the Opco Seller to treat such Opco Seller as a disregarded entity for US federal income tax purposes from formation;
(T)the Certificates of Title; and
(U)a duly executed Release Instruction (executed by LNT) for the LNT Completed Propco Completion Balance;

2.2procure that board meetings of each Completed Propco are held at which it shall be resolved that:
(A)in respect of each Completed Propco, the transfers to take effect as at Completed Propco Completion relating to the respective Completed Propco Shares shall be approved for registration and (subject only to the transfer being duly stamped) the Purchaser registered as the holder of such Completed Propco Shares in the register of members;
(B)the resignation of the relevant Resigning Completed Propco Directors shall be tendered and accepted so as to take effect at Completed Propco Completion;
(C)each of the persons nominated by the Purchaser and notified to LNT in writing five (5) Business Days prior to the date of this Deed shall be appointed directors of the specified Completed Propcos, such appointments to take effect immediately after Completed Propco Completion.
Part B (Purchaser’s obligations)
1.The Purchaser shall fund the Paying Agent Account with the Completed Propco Completion Amount in accordance with the Paying Agent Agreement in cash in pounds sterling by electronic transfer of immediately available funds.
2.At Completed Propco Completion, the Purchaser shall:
(A)procure the repayment by the Completed Propcos of the respective Bank Debt Amounts and the Deeside Bank Amount by submitting a Release Instruction to the Paying Agent at least one (1) Business Day before the Completed Propco Completion Date;
(B)instruct the Paying Agent, in accordance with the Paying Agent Agreement, to transfer the aggregate of the LNT Completed Propco Completion Balance to the LNT Account in cash in pounds sterling by electronic transfer of immediately available funds;
(C)deliver to LNT or LNT’s Solicitors:
(i)duly executed Release Instruction (executed by the Purchaser) for the LNT Completed Propco Completion Balance;
(ii)a copy of the Tax Covenant in relation to the Completed Propcos and Development Propcos duly executed by the Purchaser;
(iii)a copy of the board minutes or board resolutions (or relevant extract of such minutes or resolutions) of the directors of the Purchaser authorising and approving the execution by the Purchaser of each of the Share Purchase Documents to which it is a party;
(iv)a copy of the minutes of a duly held meeting of the officers of the general partner of the Purchaser Guarantor resolving that the transactions contemplated by the Share Purchase Documents be approved and that the execution by the Purchaser Guarantor of this Deed be authorised; and
(v)a copy of the Opco Put and Call Option Agreement in relation to each of the Opcos duly executed by the Purchaser and the Purchaser Guarantor.
Part C (General)
All documents and items delivered at Completed Propco Completion pursuant to this Schedule 2 (Completed Propco Completion arrangements) shall be held by the recipient to the order of the person delivering the same until such time as Completed Propco Completion shall be deemed to have taken place. Simultaneously with:
(A)delivery of all documents and items required to be delivered at Completed Propco Completion in accordance with this Schedule 2 (Completed Propco Completion arrangements) or waiver of the delivery of it by the person entitled to receive the relevant document or item; and
(B)confirmation by the Purchaser’s Solicitors and LNT’s Solicitors that all documents and items delivered in accordance with this Schedule 2 (Completed Propco Completion arrangements) shall cease to be held to the order of the person delivering them,
Completed Propco Completion shall be deemed to have taken place.

Schedule 3
(Development Propco Completion arrangements)
Part A (LNT’s obligations)
1.On or prior to a Development Propco Completion Date and in respect of the relevant Development Propco, LNT shall procure that:
(A)the applicable Lease has been duly and validly Contracted Out and granted by that Development Propco to the applicable Development Opco in the agreed form; and
(B)no notice has been served to determine, forfeit or terminate the applicable Lease.
2.In addition, on or prior to the Development Propco Completion Date relating to Crystal Care Homes Deeside Limited, LNT shall procure that:
(A)the applicable Agreement for Lease has been duly entered into between that Crystal Care Homes Deeside Limited and Crystal Care Homes Deeside Opco Limited in the agreed form and remains in full force and effect; and
(B)no notice has been served to determine, forfeit or terminate the applicable Agreement for Lease.
3.At each Development Propco Completion, LNT shall:
3.1deliver to the Purchaser or the Purchaser’s Solicitors:
(A) duly executed transfers in respect of the applicable Development Propco Shares (save that the consideration box shall be left empty) in favour of the Purchaser or such person as the Purchaser may nominate;
(B)share certificate(s) for the applicable Development Propco Shares in the name of the relevant transferors (or a duly executed indemnity in respect of any such lost share certificate);
(C)a notification in agreed form in relation to each Development Propco confirming the change of PSC of such Development Propco resulting from this Deed, duly executed by the relevant Development Propco Seller;
(D)a duly executed Voting Power of Attorney;
(E)originals of the executed and dated Lease and Lease Guarantee and (in relation only to Crystal Care Homes Deeside Limited) the Agreement for Lease, in respect of the relevant Development Propco where such document was executed electronically, and copies of any such document executed in wet ink;
(F)copies of all Contracting Out notices and statutory or simple declarations (as applicable) in respect of each Lease and (in relation only to Crystal Care Homes

Deeside Limited), the Agreement for Lease in respect of each Development Propco;
(G)originals of the duly executed and dated security accession deed (in a form to be agreed, acting reasonably and without delay, between LNT and the Purchaser) pursuant to which the relevant Development Opco will accede to the Debenture in respect of each Development Opco where such document was executed electronically, and copies of any such document executed in wet ink;
(H)originals of the duly executed and dated security accession deed (in a form to be agreed, acting reasonably and without delay, between LNT and the Purchaser) pursuant to which the relevant Development Opco will accede to the Share Charge in respect of each Development Opco where such document was executed electronically, and copies of any such document executed in wet ink;
(I)the certificates of incorporation and statutory books of the applicable Development Propco (which shall be written up to but not including the applicable Development Propco Completion);
(J)copies of the minutes of each duly held board meeting (or of a committee thereof together with a copy of the board minutes or board resolutions appointing such a committee) referred to in paragraph 4 below;
(K)in respect of the applicable Development Propco Seller, a copy of the resolutions (whether of the board of directors and/or, where required, the shareholders or members) of such Development Propco Seller: (i) approving the sale and transfer of the applicable Development Propco Shares held by it to the Purchaser on the terms of this Deed; and (ii) approving and authorising the appointment of LNT as its agent for the purposes of this Deed and the other Share Purchase Documents (including the giving of the Warranties and the receipt of the applicable Individual Development Propco Consideration on its behalf);
(L)a written confirmation in agreed form from LNT addressed to the relevant Development Propco confirming that (except as expressly therein mentioned) it and its Affiliates have no outstanding claim on any account whatsoever against such Development Propco as at the relevant Development Propco Completion;
(M)resignation letters from all directors appointed by LNT (or a subsidiary of LNT) (the “Resigning Development Propco Directors”) of the applicable Development Propco resigning their position as directors of the applicable Development Propco;
(N)a duly executed Release Instruction (executed by LNT) for the Individual Propco Completion Balance; and
(O)in respect of the applicable Development Propco, duly executed copies of the Release Documents;

4.procure that a board meeting of the applicable Development Propco (or a committee thereof together with a copy of the board minutes or board resolutions appointing such a committee) is held at which it shall be resolved that:
(A)in respect of such Development Propco, the transfers to take effect as at the applicable Development Propco Completion relating to its respective shares shall be approved for registration and (subject only to the transfer being duly stamped) the Purchaser registered as the holder of such shares in the register of members;
(B)the resignation of the Resigning Development Propco Directors shall be tendered and accepted so as to take effect at the applicable Development Propco Completion;
(C)each of the persons nominated by the Purchaser and notified to LNT in writing not less than five (5) Business Days prior to the applicable Development Propco Completion shall be appointed directors of such Development Propco, such appointments to take effect immediately after the applicable Development Propco Completion; and
(D)to the extent applicable pursuant to clause 11.3, changing the accounting reference date of the Development Propco to the applicable date set out therein.
Part B (Purchaser’s obligations)
1.Prior to a Development Propco Completion, the Purchaser shall fund the Paying Agent Account with the Development Propco Completion Amount in accordance with the Paying Agent Agreement in cash in pounds sterling by electronic transfer of immediately available funds.
2.At each applicable Development Propco Completion, the Purchaser shall:
(A)procure the repayment by the Development Propcos of the respective Bank Debt Amounts;
(B)instruct the Paying Agent, in accordance with the Paying Agent Agreement, to transfer the aggregate of the Individual Propco Completion Balance in respect of the applicable Development Propco(s) in cash in pounds sterling by electronic transfer of immediately available funds; and
(C)deliver to LNT or LNT’s Solicitors:
(i)a copy of the board minutes or board resolutions (or relevant extract of such minutes or resolutions) of the directors of the Purchaser authorising and approving the applicable acquisition of such Development Propco; and
(ii)a duly executed Release Instruction (executed by the Purchaser) for the Individual Propco Completion Balance.

Part C (General)
All documents and items delivered at the applicable Development Propco Completion pursuant to this Schedule 3 (Development Propco completion arrangements) shall be held by the recipient to the order of the person delivering the same until such time as such Development Propco Completion shall be deemed to have taken place. Simultaneously with:
(A)delivery of all documents and items required to be delivered at such Development Propco Completion in accordance with this Schedule 3(Development Propco Completion arrangements) or waiver of the delivery of it by the person entitled to receive the relevant document or item; and
(B)confirmation by the Purchaser’s Solicitors and LNT’s Solicitors that all documents and items delivered in accordance with this Schedule 3 (Development Propco Completion arrangements) shall cease to be held to the order of the person delivering them, the applicable Development Propco Completion shall be deemed to have taken place.

Schedule 4
(Warranties)
1.Ownership of the Completed Propco Shares
In respect of the applicable shares set out in column (3) opposite the respective Completed Propco Seller’s name in column (1) of Part A (Completed Propcos) of Schedule 10 (Basic information about Completed Propcos and Development Propcos), LNT warrants (as agent for each Completed Propco Seller) that:
(A)such Completed Propco Seller is the sole legal and beneficial owner of such shares;
(B)such shares comprise the entire issued share capital of the Completed Propco set out opposite the respective Completed Propco’s name in column (2) of Part A (Completed Propcos) of Schedule 10 (Basic information about Completed Propcos and Development Propcos);
(C)such shares are fully paid and validly allotted and issued;
(D)save in respect of any security over the applicable Completed Propco Shares which will be released at Completed Propco Completion pursuant to the Release Documents, there is no Encumbrance on, over or affecting any such shares and the respective Completed Propco Seller has the right to transfer the full legal and beneficial interest in such shares to the Purchaser;
(E)save in respect of any security over the applicable Completed Propco Shares which will be released at Completed Propco Completion pursuant to the Release Documents, no person has the right (whether exercisable now or in the future and whether contingent or not) to call for the allotment, issue, sale, transfer, redemption or repayment of any share or loan capital of the Completed Propco under any option, warrant, agreement or other arrangement (including conversion rights and rights of pre-emption), and there are no securities convertible into, exchangeable for, or carrying any right to subscribe for, any share or loan capital of the Completed Propco; and
(F)no share or loan capital of the Completed Propco has been issued otherwise than in accordance with its constitutional documents and all applicable laws and none has been issued at a discount, and the Completed Propco has not at any time purchased, redeemed, reduced, repaid or reorganised any of its share capital otherwise than in accordance with the Companies Act 2006.
2.Ownership of the Development Propco Shares
In respect of the applicable shares set out in column (3) opposite the respective Development Propco Seller’s name in column (1) of Part B (Development Propcos) of Schedule 10 (Basic information about Completed Propcos and Development Propcos), LNT warrants (as agent for each Development Propco Seller) as at the date of this Deed:

(A)the applicable Development Propco Seller is the sole legal and beneficial owner of such shares;
(B)such shares comprise the entire issued share capital of the Development Propco set out opposite the respective Development Propco’s name in column (2) of Part B (Development Propcos) of Schedule 10 (Basic information about Completed Propcos and Development Propcos);
(C)such shares are fully paid and validly allotted and issued;
(D)save in respect of any security over the applicable Development Propco Shares which will be released at each applicable Development Propco Completion pursuant to the Release Documents, there is no Encumbrance on, over or affecting any such shares and the respective Development Propco Seller has the right to transfer the full legal and beneficial interest in such Development Propco Shares to the Purchaser;
(E)save in respect of any security over the applicable Development Propco Shares which will be released at the applicable Development Propco Completion pursuant to the Release Documents, no person has the right (whether exercisable now or in the future and whether contingent or not) to call for the allotment, issue, sale, transfer, redemption or repayment of any share or loan capital of the Development Propco under any option, warrant, agreement or other arrangement (including conversion rights and rights of pre-emption), and there are no securities convertible into, exchangeable for, or carrying any right to subscribe for, any share or loan capital of the Development Propco; and
(F)no share or loan capital of the Development Propco has been issued otherwise than in accordance with its constitutional documents and all applicable laws and none has been issued at a discount, and the Development Propco has not at any time purchased, redeemed, reduced, repaid or reorganised any of its share capital otherwise than in accordance with the Companies Act 2006.
3.Incorporation, capacity and solvency of the Completed Propco Sellers
3.1In respect of each Completed Propco Seller, LNT warrants (as agent for each Completed Propco Seller) that:
(A)such Completed Propco Seller is validly incorporated, in existence and duly registered under the laws of its jurisdiction of incorporation and has the requisite power and authority to enter into and perform the Share Purchase Documents to which it is a party;
(B)such Completed Propco Seller’s obligations under the Share Purchase Documents to which it is a party will, when delivered, constitute binding obligations upon it in accordance with their respective terms;
(C)the execution and delivery of, and the performance of its obligations under, the Share Purchase Documents to which such Completed Propco Seller is a party will not:

(i)result in a material breach of any provision of such Completed Propco Seller’s articles of association;
(ii)result in a material breach of, or constitute a default under, any instrument to which it is a party or by which it is bound;
(iii)so far as LNT is aware, result in a breach of any order, judgment or decree of any court or governmental agency to which such Completed Propco Seller is a party or by which it is bound; or
(iv)require the consent of any other of such Completed Propco Seller’s shareholders (except to the extent that such consent has been obtained);
(D)such Completed Propco Seller is solvent and there are no current, pending or threatened bankruptcy or liquidation proceedings against it in any jurisdiction;
(E)no order has been made and no resolution has been passed for such Completed Propco Seller’s winding up and, so far as LNT is aware, no petition has been presented for its winding up, in each case other than in connection with a solvent winding up or restructuring;
(F)no administration order has been made and no petition for such an order has been presented in respect of such Completed Propco Seller;
(G)no receiver (which expression shall include an administrative receiver) has been appointed in respect of such Completed Propco Seller or over all or substantially all of its assets;
(H)no voluntary arrangement or similar composition or arrangement with all or any class of creditors has been proposed or made under Part 1 Insolvency Act 1986 in respect of such Completed Propco Seller and, so far as LNT is aware, no compromise or arrangement has been proposed or made under Part 26A Companies Act 2006 in respect of such Completed Propco Seller; and
(I)such Completed Propco Seller is not unable to pay its debts within the meaning of section 123(1)(e) Insolvency Act 1986.
4.Incorporation, capacity and solvency of the Development Propco Sellers
4.1In respect of each Development Propco Seller, LNT warrants (as agent for each Development Propco Seller) that:
(A)such Development Propco Seller is validly incorporated, in existence and duly registered under the laws of its jurisdiction of incorporation and has the requisite power and authority to enter into and perform the Share Purchase Documents to which it is a party;

(B)such Development Propco Seller’s obligations under the Share Purchase Documents to which it is a party will when delivered constitute binding obligations upon it in accordance with their respective terms;
(C)the execution and delivery of, and the performance of its obligations under, the Share Purchase Documents to which such Development Propco Seller is a party will not:
(i)result in a material breach of any provision of such Development Propco Seller’s articles of association;
(ii)result in a material breach of, or constitute a default under, any instrument to which such Development Propco Seller is a party or by which it is bound;
(iii)so far as LNT is aware, result in a breach of any order, judgment or decree of any court or governmental agency to which such Development Propco Seller is a party or by which it is bound; or
(iv)require the consent of any other of such Development Propco Seller’s shareholders (except to the extent that such consent has been obtained).
(D)such Development Propco Seller is solvent and there are no current, pending or threatened bankruptcy or liquidation proceedings against it in any jurisdiction;
(E)no order has been made and no resolution has been passed for such Development Propco Seller’s winding up and, so far as LNT is aware, no petition has been presented for its winding up, in each case other than in connection with a solvent winding up or restructuring;
(F)no administration order has been made and no petition for such an order has been presented in respect of such Development Propco Seller;
(G)no receiver (which expression shall include an administrative receiver) has been appointed in respect of such Development Propco Seller or over all or substantially all of its assets;
(H)no voluntary arrangement or similar composition or arrangement with all or any class of creditors has been proposed or made under Part 1 Insolvency Act 1986 in respect of such Development Propco Seller and, so far as LNT is aware, no compromise or arrangement has been proposed or made under Part 26A Companies Act 2006 in respect of such Development Propco Seller; and
(I)such Development Propco Seller is not unable to pay its debts within the meaning of section 123(1)(e) Insolvency Act 1986.
5.Anti-Corruption
Completed Propcos

5.1In respect of each Completed Propco:
(A)no Completed Propco has engaged in any activity, conduct, or practice in the 24 months immediately preceding the date of this Deed which constitutes a violation of or an offence under any applicable Anti-Bribery Laws or Anti-Money Laundering Laws; and
(B)no Completed Propco, nor, so far as LNT is aware, any of its current officers or directors, is the subject of any investigation, inquiry or enforcement proceedings by any Governmental Entity regarding any offence or alleged offence under any Anti-Bribery Laws or Anti-Money Laundering Laws and, so far as LNT is aware, no such investigation, inquiry or proceedings is pending or has been threatened in writing in the twenty-four (24) months immediately preceding the date of this Deed against such Completed Propco or any of its current officers, directors, employees or agents.
Development Propcos
5.2In respect of the applicable Development Propco:
(A)such Development Propco has not engaged in any activity, conduct, or practice in the twenty-four (24) months immediately preceding the date of this Deed which constitutes a violation of or an offence under any applicable Anti-Bribery Laws or Anti-Money Laundering Laws; and
(B)neither such Development Propco, nor, so far as LNT is aware, any of its current officers or directors, is the subject of any investigation, inquiry or enforcement proceedings by any regulatory or governmental body regarding any offence or alleged offence under any Anti-Bribery Laws or Anti-Money Laundering Laws and, so far as LNT is aware, no such investigation, inquiry or proceedings is pending or has been threatened in writing in the twenty-four (24) months immediately preceding the date of this Deed (or, on repetition, the applicable Development Propco Completion Date) against such Development Propco or any of its current officers, directors, employees or agents.
6.Sanctions
6.1In respect of each applicable Completed Propco, no Completed Propco has, since its formation, transacted business directly or indirectly with any Sanctioned Person or in any Sanctioned Territory in violation of any Sanctions Law; and
6.2In respect of the applicable Development Propco, the applicable Development Propco has not, since its formation, transacted business directly or indirectly with any Sanctioned Person or in any Sanctioned Territory in violation of any Sanctions Law.
7.Other
Completed Propcos

7.1The Completed Propco Hive Out in respect of each Completed Propco has been completed in accordance with the terms of the applicable Hive Out Agreement.
7.2In respect of each Completed Propco, LNT warrants (as agent for each Completed Propco Seller) that:
(A)other than any debts, liabilities or obligations arising under applicable law or regulation, the Existing Debenture, any of the Share Purchase Documents and/or any Hive Out Agreement to which such Completed Propco is a party, such Completed Propco does not have outstanding any debts, liabilities or obligations of any kind or nature (whether actual or contingent, and whether arising, or falling due for performance, before, on or after the Completed Propco Completion Date, provided that such debts, liabilities or obligations arise from any act, omission, event or circumstance occurring on or before the Completed Propco Completion Date);
(B)such Completed Propco does not own or have any interest of any nature whatsoever in any shares, debentures or other securities of any person;
(C)since completion of the applicable Completed Propco Hive Out, such Completed Propco has not engaged in any action, suit, proceeding at law, arbitration or any other proceeding, and no such proceedings are ongoing, pending, or threatened against such Completed Propco, and so far as LNT is aware, there are no facts likely to give rise to such proceedings;
(D)such Completed Propco does not employ anyone under a contract of employment or an equivalent arrangement;
(E)such Completed Propco does not have any retirement or pension scheme nor does such Completed Propco have any liability or obligation under any retirement or pension scheme;
(F)such Completed Propco is the sole legal and beneficial owner of the freehold interest in the Completed Propco Site owned by it as set out against its name in Part 1 of Attachment 1 (Completed Propco Sites and Development Propco Sites), free from all Encumbrances other than (i) the Existing Debenture (which will be released at Completion under the Release Documents); (ii) any encumbrances disclosed in the applicable Certificate of Title; (iii) the Lease; and (iv) the Agreement for Lease.
(G)the statutory books and registers of such Completed Propco have been properly maintained in all material respects, contain accurate records of all matters required to be dealt with in them, and all returns, particulars, resolutions and other documents required to be filed with, or delivered to, the Registrar of Companies by such Completed Propco have been correctly made up and duly filed or delivered in all material respects; and
(H)save for the Existing Debenture (which will be released at Completion under the Release Documents) or as otherwise permitted to exist, arise, be created or granted under the terms of this Deed or any other Share Purchase Document, no mortgage, charge (fixed or floating), debenture, standard security or other security interest has been created or granted by such Completed Propco over any of its undertaking, property or assets.
Completed Propco Sites
7.3In respect of each Completed Propco Site, LNT warrants (as agent for each Completed Propco Seller) that:
(A)the details of each Completed Propco Site set out in Part 1 of Attachment 1 (Completed Propco Sites and Development Propco Sites) are true, complete and accurate;
(B)the Completed Propco Sites comprise all of the real property owned, occupied or otherwise used by Completed Propcos or in respect of which they have any interest, right or liability (whether contingent, as guarantor of the obligations of any other person, or otherwise);
(C)the Completed Propcos have never owned or held any estate in any real property other than the Completed Propco Sites, and have not entered into any agreement to purchase, take an assignment of or otherwise obtain any estate in any other real property; and
(D)other than as disclosed in the Certificates of Title, the only interests subsisting in or over the applicable Completed Propco Site which confer or are capable of conferring any right of occupation or use are the applicable Lease, and other than as disclosed in the Certificates of Title, no other lease, tenancy, agreement for lease, licence to occupy, nomination agreement, tenancy at will or other right, agreement or arrangement (whether legal, equitable, contractual or informal, and whether or not in writing) entitling any person to occupy or use the whole or any part of such Completed Propco Site subsists or has been agreed to be granted, save that residents of the care home operated from such Completed Propco Site may hold personal care and accommodation agreements entered into in the ordinary course of business (such residents holding no lease, tenancy or occupational licence).
Development Propcos
7.4The Development Propco Hive Out has been completed in accordance with the terms of the Reorganisation Documents (as may be amended in accordance with this Deed).
7.5In respect of each Development Propco, LNT warrants (as agent for each Development Propco Seller) that:
(A)other than any debts, liabilities or obligations arising under applicable law or regulation, the Existing Debenture, any of the Share Purchase Documents and/or any of the Reorganisation Documents to which such Development Propco is a party, such Development Propco does not have outstanding any debts, liability or obligation of any kind or nature (whether actual or contingent, and whether arising, or falling due for performance, before, on or after the applicable

Development Propco Completion Date, provided that such debts, liabilities or obligations relate to, or arise from, any act, omission, event or circumstance occurring on or before the applicable Development Propco Completion Date);
(B)such Development Propco does not own or have any interest of any nature whatsoever in any shares, debentures or other securities of any person;
(C)since completion of the Development Propco Hive Out applicable to such Development Propco, such Development Propco has not engaged in any action, suit, proceeding at law, arbitration or any other proceeding, and no such proceedings are ongoing, pending, or threatened against such Development Propco, and so far as LNT is aware, there are no facts likely to give rise to such proceedings;
(D)it does not employ anyone under a contract of employment or an equivalent arrangement;
(E)it does not have any retirement or pension scheme nor does such Development Propco have any liability or obligation under any retirement or pension scheme;
(F)such Development Propco is the sole legal and beneficial owner of the freehold interest in the Development Propco Site owned by it as set out against its name in Part 2 of Attachment 1 (Completed Propco Sites and Development Propco Sites), free from all Encumbrances other than (i) the Existing Debenture (which will be released at the applicable Development Propco Completion under the Release Documents), (ii) any encumbrances disclosed in the applicable Certificate of Title and (iii) the Lease;
(G)the statutory books and registers of such Development Propco have been properly maintained in all material respects, contain accurate records of the matters required to be dealt with in them, and all returns, particulars, resolutions and other documents required to be filed with, or delivered to, the Registrar of Companies by such Development Propco have been correctly made up and duly filed or delivered in all material respects; and
(H)save for the Existing Debenture (which will be released at the applicable Development Propco Completion under the Release Documents) or as otherwise permitted to exist, arise, be created or granted under the terms of this Deed or any other Share Purchase Document, no mortgage, charge (fixed or floating), debenture, standard security or other security interest has been created or granted by such Development Propco over any of its undertaking, property or assets.

Development Propco Sites
7.6In respect of each Development Propco Site, LNT (as agent for each Development Propco Seller) warrants that:
(A)the details of each Development Propco Site set out in Part 2 of Attachment 1 (Completed Propco Sites and Development Propco Sites) are true, complete and accurate;
(B)the Development Propco Sites comprise all of the real property owned, occupied or otherwise used by Development Propcos or in respect of which they have any interest, right or liability (whether contingent, as guarantor of the obligations of any other person, or otherwise);
(C)the Development Propcos have never owned or held any estate in any real property other than the Development Propco Sites, and have not entered into any agreement to purchase, take an assignment of or otherwise obtain any estate in any other real property; and
(D)other than as disclosed in the Certificates of Title, the only interest subsisting in or over the applicable Development Propco Site which confer or is capable of conferring any right of occupation or use are the applicable Lease, and other than as disclosed in the Certificates of Title, no other lease, tenancy, agreement for lease, licence to occupy, nomination agreement, tenancy at will or other right, agreement or arrangement (whether legal, equitable, contractual or informal, and whether or not in writing) entitling any person to occupy or use the whole or any part of such Development Propco Site subsists or has been agreed to be granted, save that residents of the care home operated from such Development Propco Site may hold personal care and accommodation agreements entered into in the ordinary course of business (such residents holding no lease, tenancy or occupational licence).
Environmental
7.7LNT (as agent for each Completed Propco Seller and Development Propco Seller) warrants that:
(A)each of the Completed Propcos and the Development Propcos has complied and is complying in all material respects with all Environmental Laws and all legally binding demands from any competent authority in relation to the Environment and there are no facts or circumstances reasonably likely to lead to any material breach of, or material liability under, any applicable Environmental Law;
(B)each of the Completed Propcos and the Development Propcos has been and continues to be in possession of and in compliance with, in each case in all material respects, all necessary Environmental Licences required to operate the business at the Completed Propco Sites and the Development Propco Sites (as applicable). So far as LNT is aware, there are no facts or circumstances reasonably likely to lead to the revocation, material variation, suspension or non-renewal of any Environmental Licence;
(C)no Environmental claim has been made or threatened in writing against any Completed Propco or Development Propco or any of their directors, officers or employees, and so far as LNT is aware there are no facts or circumstances reasonably likely to give rise to any such liability;
(D)all material environmental reports, surveys, investigations, assessments, audits and monitoring data from the previous three (3) years in the possession or control of the relevant Completed Propco Seller or Development Propco Seller (as applicable) or the Completed Propco or Development Propco (as applicable) have been disclosed;
(E)so far as LNT is aware, there is no onsite contamination that requires investigation, remediation, monitoring or risk management under any applicable Environmental Law; and
(F)so far as LNT is aware, no Completed Propco or Development Propco has caused or knowingly permitted pollution or contamination at any Completed Propco Site or Development Propco Site which would or, so far as LNT is aware, might reasonably be expected to, result in material cost or material liability for any Completed Propco or Development Propco.
Health & Safety
7.8LNT warrants (on its own behalf and as agent for each Completed Propco Seller and each Development Propco Seller (as applicable)) that, so far as it is aware:
(A)each member of the Target Group has complied, and is, complying in all material respects with all applicable health and safety legislation, regulations, codes of practice and guidance, including the Health and Safety at Work etc. Act 1974 and all regulations made thereunder, and there are no facts or circumstances reasonably likely to lead to any material breach of, or liability under, any such legislation, regulations or codes of practice;
(B)no member of the Target Group has received any written notice, letter, or other communication from the Health and Safety Executive, any fire and rescue service, or any other health and safety regulatory authority or body alleging material breach of any applicable health and safety legislation, and there are no outstanding or threatened enforcement notices, material improvement notices, prohibition notices, suspension notices or prosecutions relating to any health and safety matter at or in connection with any Propco Site;
(C)in the three (3) years prior to the date of this Deed, there has been no accident or incident at, or arising out of or in connection with, any Propco Site or any activities carried on at or from any Propco Site which has resulted in the death of, or serious injury to, any person; and

(D)no member of the Target Group is subject to any outstanding personal injury claim, employers’ liability claim or public liability claim, nor any civil, criminal or administrative proceeding, asserted against it and relating to any health and safety matter at or in connection with any Propco Site, and so far as LNT is aware, no such claim or proceeding is pending or threatened;
Certificates of Title
7.9LNT (as agent for each Completed Propco Seller and Development Propco Seller, as applicable) warrants that:
(A)all information and documents provided by the Companies (as defined in the relevant Certificates of Title) to Freeths for the purposes of the relevant Certificates of Title are true, complete and accurate in all material respects;
(B)LNT has reviewed the final drafts of the relevant Certificates of Title and confirms that any statement and/or confirmation provided by or attributed to any of the Companies in the relevant Certificates of Title is true, complete and accurate in all respects as at the date of the relevant Certificate of Title; and
(C)where it is stated in the relevant Certificates of Title that a Company has “provided information” (as defined therein) to Freeths, such provided information is true, complete and accurate in all material respects.

Schedule 5
(LNT Warranties)
1.Incorporation, capacity and solvency of LNT
1.1In respect of itself only, LNT warrants that:
(A)it is validly incorporated, in existence and duly registered under the laws of its jurisdiction of incorporation and has the requisite power and authority to enter into and perform this Deed and the other Share Purchase Documents to which it is a party;
(B)its obligations under this Deed constitute, and its obligations under the other Share Purchase Documents to which it is a party will when delivered, constitute binding obligations upon it in accordance with their respective terms;
(C)the execution and delivery of, and the performance of its obligations under, this Deed and the other Share Purchase Documents will not:
(i)result in a material breach of any provision of its articles of association;
(ii)result in a material breach of, or constitute a default under, any instrument to which it is a party or by which it is bound;
(iii)so far as LNT is aware, result in a breach of any order, judgment or decree of any court or governmental agency to which it is a party or by which it is bound; or
(iv)save as contemplated by this Deed, require LNT to obtain any consent or approval of, or give any notice to or make any registration with, any governmental or other authority which has not been obtained or made as at the date of this Deed and is in full force and effect; or
(v)require the consent of any other of its shareholders (except to the extent that such consent has been obtained);
(D)it is solvent and there are no current, pending or threatened bankruptcy or liquidation proceedings against it in any jurisdiction;
(E)no order has been made and no resolution has been passed for its winding up and, so far as LNT is aware, no petition has been presented for the purpose of its winding up, in each case other than in connection with a solvent winding up or restructuring;
(F)no administration order has been made and no petition for such an order has been presented in respect of it;
(G)so far as LNT is aware, no receiver (which expression shall include an administrative receiver) has been appointed in respect of it or over all or substantially all of its assets;

(H)so far as LNT is aware, no composition or similar arrangement with all or any class of creditors has been proposed or made under Part 26A Companies Act 2006 or Part 1 Insolvency Act 1986 in respect of it; and
(I)it is not unable to pay its debts within the meaning of section 123(1)(e) Insolvency Act 1986.
2.Anti-Corruption
2.1In respect of itself only, LNT warrants that:
(A)it has not engaged in any activity, conduct, or practice in the twenty-four (24) months immediately preceding the date of this Deed which constitutes a violation of or an offence under any applicable Anti-Bribery Laws or Anti-Money Laundering Laws; and
(B)neither it nor, so far as LNT is aware, any of its current officers or directors, is the subject of any investigation, inquiry or enforcement proceedings by any regulatory or governmental body regarding any offence or alleged offence under any Anti-Bribery Laws or Anti-Money Laundering Laws and, so far as LNT is aware, no such investigation, inquiry or proceedings is pending or has been threatened in writing in the twenty-four (24) months immediately preceding the date of this Deed against LNT or any of its current officers, directors, employees or agents.
3.Sanctions
LNT has not since its incorporation, transacted business directly or indirectly with any Sanctioned Person or in any Sanctioned Territory in violation of any Sanctions Laws.

Schedule 6
(Purchaser Warranties)
1.1The Purchaser is validly incorporated, in existence and duly registered under the laws of its jurisdiction of incorporation and has the requisite power and authority to enter into and perform this Deed and the other Share Purchase Documents to which it is a party.
1.2The obligations of the Purchaser under this Deed constitute, and the obligations of the Purchaser under the other Share Purchase Documents to which it is a party will, when delivered, constitute binding obligations of the Purchaser in accordance with their respective terms.
1.3The execution and delivery of, and the performance by the Purchaser of its obligations under, this Deed and the other Share Purchase Documents will not:
(A)result in a material breach of any provision of the constitutional documents of the Purchaser;
(B)result in a material breach of, or constitute a default under, any instrument to which the Purchaser is a party or by which the Purchaser is bound;
(C)so far as the Purchaser is aware, result in a breach of any order, judgment or decree of any court or governmental agency to which the Purchaser is a party or by which the Purchaser is bound;
(D)save as contemplated by this Deed, require the Purchaser to obtain any consent or approval of, or give any notice to or make any registration with, any governmental or other authority which has not been obtained or made as at the date of this Deed and is in full force and effect; or
(E)require the consent of its shareholders or of any other person (except to the extent that such consent has been obtained).
1.4The Purchaser has available to it funds denominated in pounds sterling (GBP), or which can be readily converted into pounds sterling (GBP), which are equal to or greater than the amount of the Aggregate Completed Propco Consideration, and which will, at Completed Propco Completion, be available to it on an unconditional basis to be applied in satisfaction of the Aggregate Completed Propco Consideration payable by the Purchaser pursuant to the terms of this Deed. On each Development Propco Completion Date, the Purchaser will have available to it, on an unconditional basis, funds denominated in pounds sterling (GBP), or which can be readily converted into pounds sterling (GBP), which are equal to or greater than the Individual Development Propco Consideration payable in respect of the applicable Development Propco on such Development Propco Completion Date, and which will be available to it on an unconditional basis to be applied in satisfaction of that Individual Development Propco Consideration payable by the Purchaser pursuant to the terms of this Deed.
1.5The Purchaser is not insolvent or unable to pay its debts as they fall due within the meaning of any laws relating to insolvency binding upon the Purchaser.
1.6There are no proceedings in relation to any composition, compromise, assignment or arrangement with creditors or any winding-up, bankruptcy or other insolvency proceedings concerning the Purchaser or any other member of the Purchaser’s Group which may adversely affect its ability to comply with the Share Purchase Documents, and no events have occurred which would justify such proceedings.
1.7So far as the Purchaser is aware, no steps have been taken to enforce any security over any of its assets or the assets of any member of the Purchaser’s Group which may adversely affect its ability to comply with the Share Purchase Documents and no event has occurred or is reasonably expected to occur to give the right to enforce such security.
1.8The Purchaser warrants that:
(A)it has not engaged in any activity, conduct, or practice in the 24 months immediately preceding the date of this Deed which constitutes a violation of or an offence under any applicable Anti-Bribery Laws or Anti-Money Laundering Laws; and
(B)neither it nor, so far as the Purchaser is aware, any of its current officers or directors, is the subject of any investigation, inquiry or enforcement proceedings by any regulatory or governmental body regarding any offence or alleged offence under any Anti-Bribery Laws or Anti-Money Laundering Laws and, so far as the Purchaser is aware, no such investigation, inquiry or proceedings is pending or has been threatened in writing in the 24 months immediately preceding the date of this Deed against the Purchaser or any of its current officers, directors, employees or agents.
1.9The Purchaser has not in the six (6) years immediately preceding the date of this Deed, transacted business directly or indirectly with any Sanctioned Person or in any Sanctioned Territory in violation of any Sanctions Laws.

Schedule 7
(Purchaser Guarantor Warranties)
1.1The Purchaser Guarantor is validly incorporated, in existence and duly registered under the laws of its jurisdiction of incorporation and has the requisite power and authority to enter into and perform this Deed and the other Share Purchase Documents to which it is a party.
1.2The obligations of the Purchaser Guarantor under this Deed constitute binding obligations of the Purchaser Guarantor in accordance with its terms.
1.3The execution and delivery of, and the performance by the Purchaser Guarantor of its obligations under this Deed will not:
(A)result in a material breach of any provision of the constitutional documents of the Purchaser Guarantor;
(B)result in a material breach of, or constitute a default under, any instrument to which the Purchaser Guarantor is a party or by which the Purchaser Guarantor is bound;
(C)so far as the Purchaser Guarantor is aware, result in a breach of any order, judgment or decree of any court or governmental agency to which the Purchaser Guarantor is a party or by which the Purchaser Guarantor is bound;
(D)save as contemplated by this Deed, require the Purchaser Guarantor to obtain any consent or approval of, or give any notice to or make any registration with, any governmental or other authority which has not been obtained or made as at the date of this Deed and is in full force and effect; or
(E)require the consent of its shareholders or of any other person (except to the extent that such consent has been obtained).
1.4The Purchaser Guarantor has available to it funds denominated in pounds sterling (GBP), or which can be readily converted into pounds sterling (GBP), which are equal to or greater than the amount of the Aggregate Completed Propco Consideration, and which will, at Completed Propco Completion, be available to it on an unconditional basis to be applied in satisfaction of the Aggregate Completed Propco Consideration payable by the Purchaser pursuant to the terms of this Deed. The Purchaser Guarantor has available to it funds denominated in pounds sterling (GBP), or which can be readily converted into pounds sterling (GBP), which are equal to or greater than the amount of the Aggregate Development Propco Consideration, and the Purchaser Guarantor will, at each applicable Development Propco Completion, have available to it on an unconditional basis funds equal to or greater than the Individual Development Propco

Consideration to be applied in satisfaction of that Individual Development Propco Consideration payable by the Purchaser pursuant to the terms of this Deed.
1.5The Purchaser Guarantor is not insolvent or unable to pay its debts as they fall due within the meaning of any laws relating to insolvency binding upon the Purchaser Guarantor.
1.6There are no proceedings in relation to any composition, compromise, assignment or arrangement with creditors or any winding-up, bankruptcy or other insolvency proceedings concerning the Purchaser Guarantor or any member of the Purchaser’s Group which may adversely affect its ability to comply with the Share Purchase Documents, and no events have occurred which would justify such proceedings.
1.7So far as the Purchaser Guarantor is aware, no steps have been taken to enforce any security over any of its assets or the assets of any member of the Purchaser’s Group which may adversely affect its ability to comply with the Share Purchase Documents and no event has occurred or is reasonably expected to occur to give the right to enforce such security.
1.8The Purchaser Guarantor warrants that:
(A)it has not engaged in any activity, conduct, or practice in the 24 months immediately preceding the date of this Deed which constitutes a violation of or an offence under any applicable Anti-Bribery Laws or Anti-Money Laundering Laws; and
(B)neither it nor, so far as the Purchaser Guarantor is aware, any of its current officers or directors, is the subject of any investigation, inquiry or enforcement proceedings by any regulatory or governmental body regarding any offence or alleged offence under any Anti-Bribery Laws or Anti-Money Laundering Laws and, so far as the Purchaser Guarantor is aware, no such investigation, inquiry or proceedings is pending or has been threatened in writing in the 24 months immediately preceding the date of this Deed against the Purchaser or any of its current officers, directors, employees or agents.
1.9The Purchaser Guarantor has not in the six (6) years immediately preceding the date of this Deed, transacted business directly or indirectly with any Sanctioned Person or in any Sanctioned Territory in violation of any Sanctions Laws.

Schedule 8
(Limitations on LNT’s liability)
1.Application
1.1The limitations in this Schedule shall operate to limit the liability of LNT (and each member of the Retained Group (if applicable)) as applicable.
1.2Each provision of this Schedule shall be read and construed without prejudice to each of the other provisions of this Schedule.
1.3The limitations in this Schedule shall not apply in the event of any fraud or fraudulent misrepresentation on the part of LNT.
1.4The limitations set out in paragraphs 3 (Thresholds for claims), 8 (Acts of the Purchaser) and 10 (Purchaser’s knowledge) shall not apply to any claim by the Purchaser against LNT (and/or any other member of the Retained Group (if applicable)) under Schedule 13 (Development Obligations).
2.Limitation on quantum
2.1Subject to and without prejudice to paragraph 2.4 of this Schedule, in respect of each Completed Propco, the total aggregate liability of LNT and each member of the Retained Group (including any liability for legal and other professional costs, fees, charges and expenses (together with any VAT thereon) and interest) shall not in any event exceed:
(A)in respect of any and all claims under the General Warranties, an amount equal to twenty-five (25) per cent. of the aggregate of (i) the Individual Completed Propco Consideration and (ii) any applicable Intra Group Debt Amount in each case attributable to such Completed Propco; and
(B)without prejudice to paragraph 2.1(A), in respect of any and all claims under this Deed and the Share Purchase Documents, an amount equal to the aggregate of 100 per cent. of the (i) Individual Completed Propco Consideration and (ii) any applicable Intra Group Debt Amount in each case attributable to such Completed Propco.
2.2Subject to and without prejudice to paragraph 2.4 of this Schedule, in respect of each Development Propco (as applicable), the total aggregate liability of LNT and each member of the Retained Group (including any liability for legal and other professional costs, fees, charges and expenses (together with any VAT thereon) and interest) shall not in any event exceed:
(A)in respect of any and all claims under the General Warranties, an amount equal to twenty-five (25) per cent. of the aggregate of (i) the Individual Development Propco Consideration and (ii) any applicable Intra Group Debt Amount in each case attributable to such Development Propco; and

(B)without prejudice to paragraph 2.2(A), in respect of any and all claims under this Deed and the Share Purchase Documents, an amount equal to the aggregate of 100 per cent. of (i) the Individual Development Propco Consideration and (ii) any applicable Intra Group Debt Amount in each case attributable to such Development Propco.
2.3Subject always to paragraphs 2.1 and 2.2 of this Schedule (which, for the avoidance of doubt, shall apply in respect of any claim under this Deed which relates to any specific Completed Propco or Development Propco) and subject and without prejudice to paragraph 2.4 of this Schedule, in respect of any claim under this Deed which does not, in its nature, relate to any specific Completed Propco or Development Propco, the total aggregate liability of LNT and each member of the Retained Group in respect of any and all such claims shall not in any event exceed an amount equal to (including any liability for legal and other professional costs, fees, charges and expenses (together with any VAT thereon) and interest) the aggregate of the proportion of (i) the Total Consideration and (ii) any Intra Group Debt Amount actually received by LNT or another member of the Retained Group as at the date on which the notice referred to in paragraph 4 below has been served.
2.4Notwithstanding any other provision of this Deed, the total aggregate liability of LNT and each member of the Retained Group under the Share Purchase Documents shall not in any event exceed an amount equal to (including any liability for legal and other professional costs, fees, charges and expenses (together with any VAT thereon) and interest) the aggregate of the proportion of the Total Consideration (for the avoidance of doubt, excluding any Intra Group Debt Amount) actually received by LNT or another member of the Retained Group as at the date on which the notice referred to in paragraph 4 below has been served.
3.Thresholds for claims
3.1The Purchaser shall not be entitled to damages or other payment in respect of any Warranty Claim under this Deed (other than in respect of the Fundamental Warranties):
(A)in respect of any individual claim for less than £250,000 (two-hundred and fifty thousand pounds sterling) (excluding interest and costs (together with any VAT thereon)) (provided that for these purposes a series of related claims with respect to the same or substantially similar facts or circumstances shall be treated as one claim); and
(B)unless and until the aggregate amount of claims not excluded by paragraph 3.1(A)above exceeds an amount equal to £2,500,000 (two million five-hundred thousand pounds sterling) (excluding interest and costs (together with any VAT thereon)), but once the aggregate amount has exceeded such sum, the Purchaser shall be entitled to be paid the full amount of such claims and not only the amount by which such sum is exceeded.
4.Time limits
No claim under this Deed or the Tax Covenant shall be brought against LNT (and/or any other member of the Retained Group (if applicable)) unless the Purchaser shall have given to LNT written notice of such claim specifying (in reasonable detail) the matter which gives rise to the claim, the nature of the claim and the amount claimed in respect thereof (detailing the Purchaser’s calculation of the loss thereby alleged to have been suffered by it) promptly and in any event:
(A)in respect of any claim for breach of any Warranty Claims (save for a Warranty Claim for breach of any of the General Warranties) relating to any applicable Completed Propco, on or before 5:30 p.m. on the date falling four (4) years after the Completed Propco Completion Date;
(B)in respect of any claim for breach of any of the General Warranties relating to any applicable Completed Propco, on or before 5:30 p.m. on the date falling two (2) years after the Completed Propco Completion Date;
(C)in respect of any claim under the Tax Covenant relating to any applicable Completed Propco, on or before 5:30 p.m. on the date falling seven (7) years after the Completed Propco Completion Date;
(D)in respect of any claim for breach of any Warranty Claims (save for a Warranty Claim for breach of any of the General Warranties) relating to any applicable Development Propco, on or before 5:30 p.m. on the date falling four (4) years after the applicable Development Propco Completion Date;
(E)in respect of any claim for breach of any of the General Warranties relating to any applicable Development Propco, on or before 5:30 p.m. on the date falling two (2) years after the applicable Development Propco Completion Date;
(F)in respect of any claim under the Tax Covenant relating to any applicable Development Propco, on or before 5:30 p.m. on the date falling seven (7) years after the applicable Development Propco Completion Date;
(G)in respect of any claim under Schedule 13 (Development Obligations) in connection with any Development Propco Site or any Completed Propco Site, on or before 5:30 p.m. on the later of: (i) the date of issue of the Certificate of Completion of Making Good Defects for that Development Propco Site or Completed Propco Site (as applicable); (ii) the date on which all Pre-Commencement Planning Conditions and all Pre-Occupation Conditions in respect of that Development Propco Site or Completed Propco Site (as applicable) have been formally discharged by the relevant local authority; and (iii) the date falling four (4) years after the date of this Deed; or
(H)in respect of all other claims under this Deed, on or before 5:30 p.m. on the date falling two (2) years after the date of this Deed, provided that the liability of LNT (and any other member of the Retained Group (if applicable)) in respect of such claim shall absolutely determine and cease (if such claim has not been previously satisfied, settled or withdrawn) and that claim shall be deemed to have been waived or withdrawn and no new claim may be made in respect of the facts giving rise to such claim unless legal proceedings in respect of such claim shall have been commenced within six (6) months of the service of such notice and, for this purpose, proceedings shall not be deemed to have been commenced unless they shall have been properly issued and validly served upon LNT, except in the case of a claim based upon a liability which is being contested either with a Tax Authority or in the UK courts or tribunals, is contingent or is otherwise not capable of being quantified, in which case the six (6) month period shall commence on the date that the contested or contingent liability becomes an actual liability, a liability which can no longer be, or is no longer being, contested with a Tax Authority or in the UK courts or tribunals, or the liability is capable of being quantified.
5.No liability for contingent or non-quantifiable claims
LNT (and any other member of the Retained Group (if applicable)) shall not be liable for any claim under this Deed (other than, for the avoidance of doubt, a claim under the Tax Covenant) to the extent based upon a liability which is contingent unless and until such contingent liability becomes an actual liability and is due and payable. This is without prejudice to the right of the Purchaser to give notice of the relevant claim to LNT notwithstanding the fact that the liability may not have become an actual liability. The fact that the liability may not become an actual liability within the time limits provided in paragraph 4 (Time limits) above shall not exonerate LNT (and any other member of the Retained Group (if applicable)) in respect of any claim properly notified within such time limits, provided however that LNT (and any other member of the Retained Group (if applicable)) shall not be liable for a claim based upon a liability that is contingent only, unless such contingent liability gives rise to an obligation to make a payment within one (1) year of the expiry of the applicable limitation period set out in paragraph 4 (Time limits) above.
6.No liability if loss is otherwise compensated for
6.1No liability shall attach to LNT (and any other member of the Retained Group (if applicable)) by reason of any breach of any of the Warranties or other provisions of this Deed or any other Transaction Document to the extent of, and up to an amount equal to, any amount that has actually been recovered by the Purchaser or any member of the Purchaser’s Group in respect of the same loss or claim under this Deed or any other Transaction Document, or made good to a member of the Target Group at no cost to the Purchaser’s Group. In any event, the Purchaser may only recover once in respect of the same loss or claim.
6.2In calculating the liability of LNT (and any other member of the Retained Group (if applicable)) for any breach of the Warranties or other provisions of this Deed, there shall be taken into account the amount by which any Tax for which any member of the Target Group or the Purchaser is now liable to be assessed is actually reduced or extinguished directly as a result of the matter giving rise to such liability.

7.Recovery from insurers or other third parties
7.1Where the Purchaser or any member of the Purchaser’s Group is at any time entitled to recover from an insurer or some other person any sum in respect of any matter giving rise to a claim under this Deed, the Purchaser shall, and shall procure that the member of the Purchaser’s Group concerned shall, take all reasonable steps to enforce such recovery (whether prior to or following taking action against LNT in respect of such matter). For the avoidance of doubt and notwithstanding the foregoing, the Purchaser is entitled to pursue LNT in respect of any matter giving rise to a claim under this Deed concurrently with the Purchaser seeking, or before the Purchaser seeks, recovery from an insurer or some other person in respect of such matter. If the Purchaser or any member of the Purchaser’s Group actually recovers or receives any amount from any insurer or other third party in respect of any matter giving rise to such a claim, the amount of that claim against LNT shall be reduced by the amount so recovered, less all reasonable costs of recovery and any Tax thereon.
7.2If payment is made by LNT (or any other member of the Retained Group (if applicable)) in respect of a claim under this Deed and any member of the Purchaser’s Group or any agent on its or their behalf subsequently recovers or receives from an insurer or some other person a sum or benefit which is referable to the subject matter of such claim, the Purchaser shall, within ten (10) Business Days after the receipt of such sum or benefit (including by way of credit set-off, a benefit in kind and interest), pay to LNT (or any other applicable member of the Retained Group (if applicable)) a sum equal to the net amount received (after deducting any costs and expenses reasonably incurred by the recipient(s) in recovering such sum or benefit from the insurer or other relevant person (to the extent not already reimbursed by LNT (or any other member of the Retained Group (if applicable)) and any Tax on such receipt) but not in any event exceeding the amount originally paid by LNT (or any other member of the Retained Group (if applicable)) in respect of such claim.
8.Acts of the Purchaser
No claim under this Deed (other than, for the avoidance of doubt, a claim under the Tax     Covenant) shall lie against LNT (and/or any other member of the Retained Group (if applicable)) to the extent that such claim is attributable to or would not have arisen but for:
(A)any voluntary act, omission, transaction or arrangement carried out at the written request or written direction of or with the written consent of the Purchaser or any member of the Purchaser’s Group before Completed Propco Completion or the applicable Development Propco Completion or under the terms of the Deed or any other Transaction Document;
(B)any voluntary act, omission, transaction or arrangement carried out by the Purchaser or by a member of the Purchaser’s Group at any time following Completed Propco Completion or the applicable Development Propco Completion; or
(C)any voluntary act, omission, transaction or arrangement carried out by any Completed Propco and/or Development Propco on or after Completed Propco

Completion or the applicable Development Propco Completion (as applicable) (other than pursuant to a binding obligation or arrangement created or entered into before or on Completed Propco Completion or Development Propco Completion (as applicable), or contemplated by the Transaction Documents).
9.Future legislation
9.1No liability shall arise in respect of any claim under this Deed (other than, for the avoidance of doubt, a claim under the Tax Covenant) to the extent that the liability occurs or is increased directly or indirectly as a result of:
(A)the passing of, or a change in, any law, rule, regulation, treaty, constitution, order or administrative action, not in force on or prior to the date of this Deed, or any change in the enforcement policy or practice of the relevant authorities;
(B)any change after the date of this Deed in accounting standards or generally accepted accounting or Tax policies and practices; or
(C)any change after the date of this Deed in the published practice of or the withdrawal of any extra-statutory concession or other formal agreement or arrangement currently granted by or made with any governmental entity (whether or not having the force of law).
10.Purchaser’s knowledge
Other than a claim in respect of a claim under the Tax Covenant or a breach of any Fundamental Warranties, LNT (and any other member of the Retained Group (if applicable)) shall not be liable in relation to any matter forming the basis of a claim under this Deed of which the Purchaser or David Sedgwick, James Callister, Derek Bunker and Tri Tran was actually aware (with sufficient detail as to enable a reasonable purchaser to reasonably identify the nature and scope of the fact, matter or circumstance disclosed) on or before the date of this Deed.
11.Mitigation
Nothing in this Deed or any other Transaction Document shall, or shall be deemed to, relieve or abrogate the Purchaser’s duty under applicable law to mitigate any loss or damage if any arises as a result of any breach by LNT of this Deed (other than, for the avoidance of doubt, a claim under the Tax Covenant).
12.Excluded loss
The Purchaser shall not be entitled to claim under this Deed for any indirect or consequential loss, or for any loss of profit (other than principal rent payable under each applicable Lease), loss of goodwill or loss of business, whether actual or prospective, or any punitive or special loss or damages.

13.Claims capable of remedy
LNT (and any other member of the Retained Group (if applicable)) shall not be liable in respect of any claim under this Deed to the extent that the facts or circumstances giving rise to such claim are capable of remedy and are fully remedied to the satisfaction of the Purchaser (acting in good faith) by or at the expense of LNT within thirty (30) days of the date on which notice of such claim is given pursuant to paragraph 4 of this Schedule.

Schedule 9
(Conduct of business before Completed Propco Completion and Development Propco Completion)
Part A (Completed Propcos)
1.General undertaking
LNT shall, during the period from the date of this Deed until the Completed Propco Completion Date:
(A)procure that each Completed Propco carries on its business in the ordinary course as carried on during the twelve (12) months prior to the date of this Deed; and
(B)procure that each Completed Propco complies with its obligations under the applicable Lease and Agreement for Lease.
2.Restrictions – Completed Propco Sites
Subject to clause 8.2, and save as contemplated by applicable Certificate of Title, LNT shall not take or approve, and shall procure that no Completed Propco shall take or approve (or enter into any commitment to take or approve) any of the following acts or matters in respect of the Completed Propco Sites:
(A)market, dispose of, or grant any right or interest in, any Completed Propco Site or any part of it; grant or permit the grant of any Property Encumbrance over any Completed Propco Site; or acquire or agree to acquire any interest in real estate, in each case other than: (i) the grant of the Lease to the applicable Opco in accordance with the Steps Paper; and (ii) entry into the Agreement for Lease in accordance with the Steps Paper, save that residents of the care home operated from such site may enter into personal care and accommodation agreements in the ordinary course of business (such residents holding no lease, tenancy or occupational licence);
(B)grant any new lease, agreement for lease, licence to occupy, nomination agreement or any other occupational right or interest in or over any Completed Propco Site to any person other than the applicable Opco pursuant to the Lease or the Agreement for Lease, save that residents of the care home operated from such site may enter into personal care and accommodation agreements in the ordinary course of business (such residents holding no lease, tenancy or occupational licence);
(C)vary, supplement, extend, waive any breach under, amend, terminate or surrender the Lease or terminate the Agreement for Lease in respect of any Completed Propco Site, or exercise any right to determine the Lease;
(D)grant, issue or formally withhold any consent, approval or licence under the Lease, save that the Purchaser shall not unreasonably withhold, condition or delay its consent where the Completed Propco as landlord under the Lease is not entitled to unreasonably withhold, condition or delay such consent, provided that LNT notifies the Purchaser of such requirement when making the relevant request;
(E)submit, or agree to submit, any application for planning permission, building regulation approval or listed building consent in respect of any Completed Propco Site; implement any planning permission otherwise than in a manner consistent with normal care home operations; or engage with the local planning authority (whether in writing, verbally or otherwise) in relation to any planning matter affecting any Completed Propco Site;
(F)carry out any structural alterations or material works to, or in respect of, any Completed Propco Site, or commit to any new capital expenditure across all Completed Propco Sites, other than: (i) repairs or maintenance carried out in the ordinary course of business; or (ii) works disclosed in the property due diligence reports shared with the Purchaser prior to the date of this Deed as ongoing or due to be commenced;
(G)vary, waive, release, surrender or extinguish any rights that any Completed Propco Site currently enjoys, or agree to any amendment, supplement or waiver of any covenant, stipulation or obligation (restrictive or otherwise) affecting any Completed Propco Site;
(H)do or permit anything which would materially reduce the value of, or cause material damage to, any Completed Propco Site (fair wear and tear and damage caused by an insured risk excepted);
(I)enter into any agreement with any local authority, statutory undertaker, utility provider or other regulatory body affecting any Completed Propco Site (including any infrastructure agreement or any agreement under section 106 of the Town and Country Planning Act 1990);
(J)take any steps, or omit to take any steps, which would prejudice the Purchaser’s or any lender’s interest being noted on any of the Buildings Insurance Policies relating to any Completed Propco Site (LNT’s obligations as to the maintenance, renewal and continuation of those policies being set out in clause 18 (Insurance)); and
(K)agree, conditionally or otherwise, to do any of the acts or matters referred to in this paragraph 2.
Part B (Development Propcos)
1.General undertaking
1.1LNT shall without prejudice to Schedule 13(Development Obligations), during the period from the date of this Deed until the applicable Development Propco Completion Date procure that each Development Propco carries on its business (including the

Development) in the ordinary course as carried on during the twelve (12) months prior to the date of this Deed.
1.2LNT shall, during the period from the date of the grant of the relevant Lease until the applicable Development Propco Completion Date, procure that each Development Propco complies with its obligations under the applicable Lease.
2.Restrictions– Development Propco Sites
2.1Subject to clause 8.2, and save as expressly contemplated by Schedule 13 (Development Obligations) or the applicable Certificate of Title, LNT shall not take or approve, and shall procure that no Development Propco shall take or approve (or enter into any commitment to take or approve) any of the following acts or matters in respect of the Development Propco Sites:
(A)other than a Permitted Disposal, market, dispose of, or grant any right or interest in, any Development Propco Site or any part of it; grant or permit the grant of any Property Encumbrance over any Development Propco Site (other than Property Encumbrances arising by operation of law in the ordinary course of Development); or acquire or agree to acquire any interest in real estate, in each case other than grant of the Lease to the applicable Opco, save that residents of the care home operated from such site may enter into personal care and accommodation agreements in the ordinary course of business (such residents holding no lease, tenancy or occupational licence);
(B)create or allow to subsist any lease, licence to occupy, nomination agreement or other right of occupation or enjoyment in respect of any Development Propco Site, other than: (i) the grant of the Lease to the applicable Development Opco in accordance with the Steps Paper; (ii) any Property Encumbrances arising by operation of law or in the ordinary course of the Development; and (iii) residents’ agreements entered into in the ordinary course of operating the Development Propco Site as a care home (such residents holding no lease, tenancy or occupational licence);
(C)make or submit any application for planning permission, building regulation approval or listed building consent in respect of any Development Propco Site, or agree to any variation or modification or discharge of any existing planning permission, planning obligation or planning condition relating to any Development Propco Site, other than: (i) applications required in connection with the carrying out of the Development in accordance with the Building Contract; and (ii) applications for the discharge or partial discharge of planning conditions;
(D)vary, waive, release, surrender or extinguish any rights that any Development Propco Site currently enjoys; or agree to any amendment, supplement or waiver of any covenant, stipulation or obligation (restrictive or otherwise) affecting any Development Propco Site, other than in the ordinary course of carrying out the Development;

(E)do or permit anything which would materially reduce the value of, or cause material damage to, any Development Propco Site (fair wear and tear and damage caused by an insured risk excepted), other than carrying out any works required in connection with carrying out the Development;
(F)take any steps, or omit to take any steps, which would prejudice the Purchaser’s or any lender’s interest being noted on any of the Buildings Insurance Policies relating to any Development Propco Site (LNT’s obligations as to the maintenance, renewal and continuation of those policies being set out in clause 18 (Insurance));
(G)enter into any agreement with any local authority, statutory undertaker, utility provider or other regulatory body affecting any Development Propco Site (including any infrastructure agreement or any agreement under section 106 of the Town and Country Planning Act 1990), other than those entered into in the ordinary course of carrying out the Development in accordance with the Building Contract; and
(H)agree, conditionally or otherwise, to do any of the acts or matters referred to in this paragraph 2.1.
3.Restriction on title – Development Propco Sites
3.1LNT shall, within five (5) Business Days following the date of this Deed, procure that Freeths submit to HM Land Registry an application Form RX1 to register the following restriction (or in such other form as the Parties may agree in writing) against each title number comprising a Development Propco Site, and shall procure that Freeths: (A) deal promptly with any requisition raised by HM Land Registry in connection with that application; and (B) provide to the Purchaser’s Solicitors a copy of the official copy entries evidencing the registration of that restriction as soon as reasonably practicable following completion of the application:
“No disposition of the registered estate by the proprietor of the registered estate is to be registered without a certificate signed by [the Purchaser] of [address] or its conveyancer.”
3.2The Purchaser shall, on written request from LNT and in any event within five (5) Business Days of such request, provide to Freeths a certificate in the terms required by the restriction referred to in paragraph 3.1 so as to permit the registration of a Permitted Disposal over the relevant Development Propco Site and the Purchaser shall not withhold, condition or delay the provision of such certificate.
3.3The Purchaser acknowledges and agrees that on the earlier of (A) the grant and registration of a Lease over the relevant Development Propco Site; (B) the Long Stop Date occurring in respect of that Development Propco Site and (C) termination of this Deed, LNT may apply to HM Land Registry for the withdrawal or cancellation of the restriction referred to in paragraph 3.1 in respect of that Development Propco Site. The Purchaser shall, at LNT’s cost, promptly execute and deliver such certificates, consents, applications and other documents, and do all such other acts and things, as LNT may reasonably require in connection with such withdrawal or cancellation.

Part C (Corporate level restrictions)
In respect of each applicable Completed Propco and Development Propco, the acts and matters for the purposes of clause 8.1 are as follows:
(A)create, allot or issue or grant any option over or other right to subscribe or purchase, repay or redeem, buy back or reduce, any share or loan capital or securities of the applicable Completed Propco or Development Propco (as applicable) or securities convertible into any of the foregoing;
(B)save as permitted pursuant to Part A or Part B (as applicable) of this Schedule 9, create or grant any option, right to acquire, mortgage, charge, pledge, lien (other than a lien arising by operation of law or in the ordinary course of business) or other form of security or Encumbrance or equity on, over or affecting the whole or any part of such Completed Propco’s or Development Propco’s (as applicable) undertaking or assets other than rights arising under retention of title clauses in the ordinary course of business;
(C)alter its articles of association or equivalent constitutional documents or pass any resolution which is inconsistent with their provisions;
(D)allow any insurance policy maintained by such Completed Propco or Development Propco or for its benefit to lapse without replacement or renewal;
(E)change such Completed Propco’s or Development Propco’s (as applicable) residence for Tax purposes or create a permanent establishment or any other taxable presence in a jurisdiction where it is not resident for Tax purposes at the date of this Deed;
(F)liquidate itself or dispose of any of its Completed Propco Shares or Development Propco Shares (as applicable) except to another member of the Retained Group;
(G)cancel, waive, release, assign, factor, discount or write off any book debt, receivable, claim or right of action of such Completed Propco or Development Propco (as applicable) (other than in the ordinary course of collection);
(H)join any Completed Propco or Development Propco to any Tax group (other than a Tax group which arises automatically as a matter of law), including but not limited to any VAT group;
(I)settle any Tax dispute, enquiry, audit, investigation or similar in excess of £250,000;
(J)materially amend, revoke or re-submit any Tax return, election, claim, notice or submission which had been previously submitted to a Tax Authority;

(K)make any Tax election, claim, notice or submission, or filing any Tax return, which is inconsistent with past practice of the Completed Propco or Development Propco (as applicable); or
(L)enter into any agreement (conditional or otherwise) to do any of the foregoing.

Schedule 10
(Basic information about Completed Propcos and Development Propcos)
Part A (Completed Propcos)

(1) Completed Propco Seller	(2) Completed Propco	(3) Entire issued share capital of Completed Propco
Crystal Care SB Midco Limited	Crystal Care Homes Barrow Limited	1 ordinary share
Crystal Care Homes E Midco Limited	Crystal Care Homes Yeovil Limited	1 ordinary share
Crystal Care B Midco Limited	Crystal Care Homes Lichfield Limited	1 ordinary share
Crystal Care Homes E Midco Limited	Crystal Care Homes Halling Limited	1 ordinary share
Crystal Care Homes E Midco Limited	Crystal Care Homes Bexhill Limited	1 ordinary share
Crystal Care (2) LUK Midco Limited	Crystal Care Homes Thornbury Limited	1 ordinary share
Crystal Care B (2) Midco Limited	Crystal Care Homes Hastings Limited	1 ordinary share
Crystal Care A Midco Limited	Crystal Care Homes Clay Cross Limited	1 ordinary share
Crystal Care (2) VB Midco Limited	Crystal Care Homes Topsham Limited	1 ordinary share
Crystal Care B (2) Midco Limited	Crystal Care Homes Chard Limited	1 ordinary share

(1) Completed Propco Seller	(2) Completed Propco	(3) Entire issued share capital of Completed Propco
LNT Care Developments (10) Limited	Crystal Care Homes Shripney Limited	1 ordinary share
Crystal Care A Midco Limited	Crystal Care Homes Pontefract Limited	1 ordinary share
Crystal Care VB Midco Limited	Crystal Care Homes Warrington Limited	1 ordinary share
Crystal Care VB Midco Limited	Crystal Care Homes Boulton Moor Limited	1 ordinary share
Crystal Care (2) VB Midco Limited	Crystal Care Homes Marchwood Limited	1 ordinary share
LNT Care Developments (5) Limited	Crystal Care Homes Chingford Limited	1 ordinary share
LNT Care Developments (3) Limited	Crystal Care Homes Telford Limited	1 ordinary share
LNT Care Developments B2 Limited	Crystal Care Homes Hatton Limited	1 ordinary share
LNT Care Developments (6) Limited	Crystal Care Homes Eastbourne Limited	1 ordinary share
LNT Care Developments (3) Limited	Crystal Care Homes Lincoln Limited	1 ordinary share
LNT Care Developments (6) Limited	Crystal Care Homes Killams Limited	1 ordinary share

(1) Completed Propco Seller	(2) Completed Propco	(3) Entire issued share capital of Completed Propco
LNT Care Developments (3) Limited	Crystal Care Homes Helston Limited	1 ordinary share
LNT Care Developments (6) Limited	Crystal Care Homes Ellesmere Port Limited	1 ordinary share

Part B (Development Propcos)
Part C

(1) Development Propco Seller	(2) Development Propco	(3) Entire issued share capital of Development Propco	(4) Trading Condition Date (DD/MM/YY)
Crystal Care A Midco Limited	Crystal Care Homes Deeside Limited	1 ordinary share	07/08/2025
LNT Care Developments (12) Limited	Crystal Care Homes Wymondham Limited	1 ordinary share	03/11/2026
LNT Care Developments (6) Limited	Crystal Care Homes Market Rasen Limited	1 ordinary share	07/11/2026
LNT Care Developments (3) Limited	Crystal Care Homes Bicester Limited	1 ordinary share	18/11/2026
LNT Care Developments (12) Limited	Crystal Care Homes Bourne Limited	1 ordinary share	02/07/2026

(1) Development Propco Seller	(2) Development Propco	(3) Entire issued share capital of Development Propco	(4) Trading Condition Date (DD/MM/YY)
LNT Care Developments (5) Limited	Crystal Care Homes Camborne Limited	1 ordinary share	28/02/2026
LNT Care Developments B2 Limited	Crystal Care Homes Gloucester Limited	100 ordinary shares	14/03/2026
LNT Care Developments (5) Limited	Crystal Care Homes Coalville Limited	1 ordinary share	26/01/2026
LNT Care Developments (5) Limited	Crystal Care Homes Truro Limited	1 ordinary share	11/03/2027
LNT Care Developments B2 Limited	Crystal Care Homes Bolton Limited	1 ordinary share	26/06/2027
LNT Care Developments (12) Limited	Crystal Care Homes Braunton Limited	1 ordinary share	09/07/2027
LNT Care Developments (3) Limited	Crystal Care Homes Peterborough Limited	1 ordinary share	28/10/2026
LNT Care Developments (5) Limited	Crystal Care Homes Heybridge Limited	1 ordinary share	18/06/2026
LNT Care Developments (10) Limited	Crystal Care Homes Crewkerne Limited	1 ordinary share	14/05/2027
LNT Care Developments (5) Limited	Crystal Care Homes Rugby Limited	1 ordinary share	19/05/2027

(1) Development Propco Seller	(2) Development Propco	(3) Entire issued share capital of Development Propco	(4) Trading Condition Date (DD/MM/YY)
LNT Care Developments (5) Limited	Crystal Care Homes Shrewsbury Limited	1 ordinary share	04/12/2026
LNT Care Developments (12) Limited	Crystal Care Homes Hooton Limited	1 ordinary share	09/07/2027
LNT Care Developments (10) Limited	Crystal Care Homes Bessacarr Limited	1 ordinary share	18/06/2027
LNT Care Developments B2 Limited	Crystal Care Homes Mansfield Limited	1 ordinary share	24/07/2027
LNT Care Developments (12) Limited	Crystal Care Homes Newcastle Limited	1 ordinary share	14/08/2027
LNT Care Developments (5) Limited	Crystal Care Homes Ramsgate Limited	1 ordinary share	05/06/2027
LNT Care Developments (6) Limited	Crystal Care Homes Newport Limited	1 ordinary share	07/08/2027

Schedule 11
(Steps Paper)

Schedule 12
(Form of Option Notice)

Form of [Development Propco Put / Call] Option Notice
To: [LNT Care Developments Holdings Limited (as agent for the Development Propco Seller) / the Purchaser]
For the attention of: [LNT Care Developments Holdings Limited (as agent for the applicable Development Propco Seller) / the Purchaser]
Date [●]
Dear Sirs,
Share Purchase Deed between LNT Care Developments Holdings Limited (1), CareTrust UK Limited (2) and CTR Partnership, L.P. (3) dated [●] 2026 (the “Deed”)
We refer to the Deed. Capitalised terms used but not defined in this notice shall have the meanings given to them in the Deed.
We hereby:
(A)give notice, in accordance with [clause [7.1] (Development Propco Put Option) / clause [7.2] (Development Propco Call Option)] of the Deed, that [the applicable Development Propco Seller is exercising the Development Propco Put Option / the Purchaser is exercising the Development Propco Call Option] in respect of the Development Propco Shares in the following Development Propco: [insert name of Development Propco and company number], being [insert number] ordinary share[s] of [£1.00] each in the capital of such Development Propco;
(B)acknowledge, in accordance with clause [7.8] of the Deed, that this notice is irrevocable and may not be withdrawn once given.
(C)confirm that, in respect of the relevant Development Propco, each of the Development Propco Conditions has been satisfied (or waived in accordance with clause 7.5 of the Deed) and, in relation to the exercise of a Development Propco Call Option only, that the Put Option Exercise Period has expired; and
(D)confirm that the Development Propco Completion Lock-in Date in respect of the relevant Development Propco is [●], and that the Development Propco Completion Date is expected to be [●], in each case determined in accordance with the definitions of “Development Propco Completion Lock-in Date” and “Development Propco Completion Date” in the Deed.

This letter is governed by English law and we hereby irrevocably submit to the exclusive jurisdiction of the Courts of England and Wales.
Yours faithfully,

....................................................
For and on behalf of
[●]

____________________________________________________________________________
ACKNOWLEDGMENT
[LNT Care Developments Holdings Limited (as agent for the applicable Development Propco Seller) / CareTrust UK Limited] acknowledges that it has received the [Put / Call] Option Notice given pursuant to the Share Purchase Deed between LNT Care Developments Holdings Limited (1), CareTrust UK Limited (2) and CTR Partnership, L.P. (3) dated [●] 2026 (the “Deed”) and confirms that, on and from the date of this acknowledgement, there subsists a binding contract for the sale and purchase of the Development Propco Shares identified in the [Put / Call] Option Notice between the applicable Development Propco Seller and the Purchaser on the terms and subject to the conditions set out in the Deed.
Dated: [●]
Signed by............................................................

For and on behalf of [●]

Schedule 13
(Development Obligations)
1.Definitions:
1.1Defined terms used in this Schedule shall have the following meanings:
1.1.1“Appointments” means the appointments of the Professional Team;
1.1.2“Building Contract” means in respect of each Development Propco Site, the building contract entered into for the Development of that Development Propco Site with the Building Contractor as varied from time to time in accordance with paragraph 3.3, and includes in each case any documents collateral or supplemental to it, and for the purposes of paragraph 12 (Defects) only, shall also include each building contract entered into for the construction of works at a Completed Propco Site;
1.1.3“Building Contractor” means LNT Construction Limited (registered in England and Wales under company number 12065889);
1.1.4“Certificate of Completion of Making Good Defects” means the certificate to be issued by the relevant Development Propco or the relevant Completed Propco in accordance with the relevant Building Contract certifying that all defects in the Development Works that are the responsibility of the Building Contractor have been made good in accordance with the terms of the relevant Building Contract;
1.1.5“CIL” means the Community Infrastructure Levy payable pursuant to the Planning Act 2008 and the Community Infrastructure Levy Regulations 2010;
1.1.6“Construction Documents” means the construction documents reported on in the Construction Report including each Building Contract and the Appointments;
1.1.7“Construction Report” means the report on the construction documents relating to a Development Propco Site or a Completed Propco Site as attached to each Certificate of Title;
1.1.8“Defects Liability Period” means, in respect of each Building Contract, the defects liability period under that Building Contract;
1.1.9“Development” means the development and construction of a Development Propco Site and for the purposes of paragraph 2 (Carrying out the Development Works) and paragraph 12 (Defects) the development and construction of a Development Propco Site or a Completed Propco Site (as applicable);
1.1.10“Development Works” means the works to carry out and complete each Development;
1.1.11“EPC” means an energy performance certificate for the relevant Development Propco Site issued in accordance with the Energy Performance of Buildings (England and Wales) Regulations 2012 with the requisite rating of A;

1.1.12“LDI Policy” means, in respect of a Development Propco Site, a latent defects insurance policy in substantially similar form to the documents provided at folder 15.7 of the Data Room;
1.1.13“Outstanding Development Propco Collateral Warranties” means the following collateral warranties:
(a)collateral warranties in favour of Crystal Care Homes Bessacarr Limited from Midlands Floor Screeding Limited (company registration number 08048890) (underfloor heating) (“Midlands”) and Wavin Limited (company registration number 00405836) (underfloor heating design) (“Wavin”);
(b)collateral warranties in favour of Crystal Care Homes Mansfield Limited from either Flow Underfloor Heating Ltd (company registration number 10275345) (“Flow”) or Midlands (underfloor heating) and from Wavin (underfloor heating design);
(c)collateral warranties in favour of Crystal Care Homes Newcastle Limited from either Flow or Midlands (underfloor heating) and from Wavin (underfloor heating design); and
(d)collateral warranties in favour of Crystal Care Homes Newport Limited from either Flow or Midlands (underfloor heating) and from Wavin (underfloor heating design), each in substantially the form reported on in the Construction Report.
1.1.14“Planning Agreement” means an agreement or undertaking with a planning authority or any other competent authority made in respect of the relevant Development Propco Site or Completed Propco Site (as the context requires) which is expressed to be made under:
(i)section 106 of the Town and Country Planning Act 1990;
(ii)section 111 of the Local Government Act 1972;
(iii)sections 38, 184 or 278 of the Highways Act 1980;
(iv)section 33 of the Local Government (Miscellaneous Provisions) Act 1982;
(v)section 98, 104 or 106 of the Water Industry Act 1991;
(vi)section 2 of the Local Government Act 2000 or section 1 of the Localism Act 2011; or
(vii)any provision of a similar nature to that referred to in this definition and which is required to permit the carrying out, completion and occupation of the relevant Development.
1.1.15“Planning Permission” means any planning permission for the carrying out and completion of a Development and/or the use of a Development Propco Site or a Completed Propco Site (as applicable) as a Registered Care Home (as defined in the Lease);

1.1.16“Practical Completion” means, in respect of a Development Propco Site, practical completion of the relevant Development as certified by the relevant Development Propco in accordance with the terms of the Building Contract;
1.1.17“Practical Completion Dispute” has the meaning given to it in paragraph 9.1;
1.1.18“Pre-Commencement Planning Conditions” has the meaning given to it in paragraph 2.2;
1.1.19“Pre-Occupation Conditions” has the meaning given to it in paragraph 2.2;
1.1.20“Professional Team” means, in respect of a Development Propco Site, any architect, structural engineer and M&E engineer appointed in respect of the Development Works at that Development Propco Site, as more particularly detailed in the relevant Construction Report;
1.1.21“Snagging Items” means any minor defects or outstanding items of work that would not be an impediment to the issue of a Practical Completion Certificate under the terms of the relevant Building Contract;
1.1.22“Specification” means, in respect of a Development Propco Site, the specification for the Development Works annexed to the building contracts for each Development Propco Site and disclosed in the Data Room at folder 3.11 subject to any variations permitted under the terms of this Schedule;
1.1.23“Statutory Consents” means, in respect of each Development Propco Site or Completed Propco Site (as applicable), any statutory approvals, consents, licences or permissions required from any local or other competent authority to enable the lawful commencement, carrying out, completion and occupation of the Development Works including building regulations approvals applicable to the Development Works;
1.1.24“Statutory Requirements” means any acts of parliament, statute, statutory instrument, regulation, rule or order made under any statute or directive having the force of law or any regulation or byelaw of any local authority or of any statutory undertaker (present or future) and including the Health and Safety Executive and the Building Safety Regulator and/or any new or replacement Building Safety Regulator, public body or company (whether present or future); and
1.1.25“Variation” means any amendment, variation, substitution, addition or omission, and “Varied” shall be construed accordingly.
1.2The Purchaser shall not and, following any Development Propco Completion, shall procure that the relevant Development Propco which is the employer under the relevant Building Contract shall not do anything which would prevent or restrict LNT from complying with its obligations in this Schedule.
2.Carrying out the Development Works
2.1LNT, for and on behalf of each Completed Propco Seller and each Development Propco Seller (as applicable), (i) warrants to the Purchaser, that to the extent that the

Development Works have already been carried out, they have been carried out and completed in accordance with the requirements of this paragraph 2.1, and (ii) covenants with the Purchaser that to the extent that the Development Works have not already been carried out, it shall at its own expense procure that the Development Works are carried out and completed:
2.1.1in accordance with the terms of each Building Contract and Specification;
2.1.2in accordance with each Planning Permission and any Planning Agreement (including the discharge of any conditions therein);
2.1.3in accordance with all Statutory Consents and all Statutory Requirements;
2.1.4in accordance with the requirements, if any, of the insurers of the relevant Development Propco Site;
2.1.5in accordance with any agreements or other deeds regarding the connection of utilities;
2.1.6without infringing any right, easement, rights of light and air, covenant or other matters affecting the title to the Development Propco Site;
2.1.7without causing undue nuisance or danger to adjoining owners or the public generally or causing damage to adjoining property; and
2.1.8without infringement of any intellectual property rights of any third party.
2.2In respect of each Development Propco Site, LNT shall procure that any conditions or obligations in any Planning Permission and/or any Planning Agreement which are required to be discharged before commencement of the Development Works (“Pre-Commencement Planning Conditions”) which have not been discharged at the date of this Deed are complied with and satisfied as soon as reasonably practicable, and that any conditions or provisions in any Planning Permission and/or any Planning Agreement which prevent the lawful occupation and use of a Development Propco Site for the permitted use under the Lease (“Pre-Occupation Conditions”) are satisfied, on or before the relevant Development Propco Completion Date and on or before the relevant Development Propco Completion Date, LNT shall deliver to the Purchaser either:
(a)discharge notices from the relevant local authority in respect of each Pre-Commencement Planning Condition and each Pre-Occupation Condition; or
(b)where no such discharge notice has been received from the local authority, reasonable evidence demonstrating that: (i) all reasonable steps have been taken to satisfy each Pre-Commencement Planning Condition and each Pre-Occupation Condition; and (ii) an application for discharge of each such condition has been submitted to the relevant local authority.
2.3In respect of each Completed Propco Site, LNT shall procure that any Pre-Commencement Planning Conditions and any Pre-Occupation Conditions, which have not been formally discharged on the date of this Deed, are complied with and satisfied as soon as reasonably practicable after the date of this Deed and LNT shall deliver to the Purchaser either:

(a)discharge notices from the relevant local authority in respect of each Pre-Commencement Planning Condition and each Pre-Occupation Condition; or
(b)where no such discharge notice has been received from the local authority, reasonable evidence demonstrating that: (i) all reasonable steps have been taken to satisfy each Pre-Commencement Planning Condition and each Pre-Occupation Condition; and (ii) an application for discharge of each such condition has been submitted to the relevant local authority.
2.4Where LNT has provided evidence to the Purchaser pursuant to paragraph 2.2(b) or paragraph 2.3(b) (as applicable) and any Pre-Commencement Planning Condition or Pre-Occupation Condition the relevant local authority states that the relevant condition has not, in fact, been discharged by, LNT shall:
2.4.1take all reasonable steps to procure discharge of that outstanding condition as soon as reasonably practicable; and
2.4.2not be released from its obligations under this paragraph 2.4 until such condition has been fully discharged.
2.5Where Statutory Consents can only be obtained after completion of the Development Works, and are not a Pre-Occupation Condition, LNT shall regularly and diligently discharge such Statutory Consents as soon as reasonably practicable following Practical Completion and provide evidence of the same to the Purchaser.
2.6LNT shall be responsible for any CIL payable in connection with the Development Works.
2.7In respect of the Completed Propco Site at Cutliffe Road, Taunton, known as “Killams”, LNT shall procure (a) that the boundary fence is relocated to the correct position so that it runs along the title boundary to the property and (b) the part of such property which is then inside the fence line is made good and landscaped in keeping with the landscaping scheme at that property, each as soon as reasonably practicable and to the satisfaction of the Purchaser (acting reasonably).
2.8As soon as reasonably practicable, LNT shall deliver to the Purchaser collateral warranties and reliance letters (as applicable) in favour of each Opco and each Development Opco from each party identified in the Construction Report, such collateral warranties and reliance letters to be substantially in the form reported on in the Construction Report.
3.Variations
3.1Except as provided in paragraphs 3.2 and 3.3, the Specification shall not be Varied without the Purchaser’s prior written approval (such approval not to be unreasonably withheld or delayed).
3.2The Specification may be Varied in respect of a Development Propco Site without the Purchaser’s consent:
3.2.1where and to the extent required to comply with any Planning Permission, Planning Agreement, Statutory Consent and/or any applicable law;

3.2.2to substitute any materials, plant, machinery or equipment identified in the Specification which are not available at a reasonable cost or within a reasonable time period, provided that the substituted material, plant, machinery or equipment (as the case may be) is of substantially the same finish, appearance and performance as the item identified in the Specification; and/or
3.2.3where and to the extent that the Variation is insubstantial, immaterial and of a routine nature.
3.3LNT shall not apply for or implement any Variation to any Planning Permission or any Planning Agreement without the Purchaser’s prior written consent (such consent not to be unreasonably withheld or delayed) provided always that the Purchaser’s consent under this paragraph 3.3 shall not be required to Variations approved by the Purchaser pursuant to paragraph 3.1 nor in relation to the extent that such Variations are permitted pursuant to paragraph 3.2.
4.Construction Documents
4.1Without prejudice to paragraph 3, LNT shall not:
4.1.1Vary any Construction Document in a manner which would materially adversely affect the rights of any member of the Target Group against the Building Contractor and/or the relevant member of the Professional Team and/or other party to a Construction Document; nor
4.1.2waive or settle any claim of any member of the Target Group against any counterparty to a Construction Document without the Purchaser’s prior written consent, such approval not to be unreasonably withheld or delayed.
4.2Following any Development Propco Completion, the Purchaser shall procure that the relevant Development Propco shall not vary any Appointment in a manner which would materially adversely affect the rights of LNT against the relevant member of the Professional Team.
5.Works Insurance
5.1LNT shall procure that the Building Contractor keeps the Development Works insured in accordance with the terms of the Building Contract until the Practical Completion Date.
5.2LNT shall procure that the Building Contractor maintains professional indemnity insurance, public liability insurance and employer’s liability insurance in accordance with the terms of the Building Contract.
5.3LNT shall, on renewal of such policy and promptly following written request by the Purchaser from time to time (but not more than once within any 12 month period), provide to the Purchaser a copy of the insurance policies maintained under paragraphs 5.1 and 5.2.
6.Latent Defects Insurance
6.1Prior to each Practical Completion Date, LNT shall at its own cost procure the LDI Policy in relation to the relevant Development Works.

6.2LNT shall ensure that the premiums for the LDI Policy are paid promptly and shall not do, or permit to be done, anything which may make void or voidable the LDI Policy or any conditional offer of the LDI Policy.
6.3LNT shall procure that the LDI Policy includes an endorsement that the OpCo is joint insured on such policy.
6.4Following any Development Propco Completion, the Purchaser shall not (and shall procure that the relevant Development Propco shall not) do, or permit to be done, anything which may make void or voidable the relevant LDI Policy.
7.Inspection and Site Meetings
7.1During the carrying out of the Development Works, the Purchaser and any representative of the Purchaser shall be provided reasonable access at reasonable times to enter the Development Propco Site to view the state and progress of the Development Works subject to:
7.1.1reasonable prior notice of at least five (5) Business Days being given to LNT; and
7.1.2the Purchaser complying (and procuring that its representatives comply) with the Building Contractor’s health and safety procedures and requirements at the Development Propco Site.
7.2The Purchaser shall not, and shall procure that its representatives do not, delay, interfere with or cause any damage or obstruction to the Development Works.
8.Information and Updates
8.1LNT shall provide to the Purchaser a monthly report on the progress of the Development Works in such form as mutually agreed between the Parties, including details of:
8.1.1any delay to the progress of the Development Works;
8.1.2any material notices received from any local or statutory authority in connection with the Development Works;
8.1.3any breach or alleged breach of any party’s obligations or other dispute under a Construction Document;
8.1.4any claim or demand made, or threatened to be made, by a third party in respect of the carrying out of the Development Works;
8.1.5any breach of any Planning Agreement or Planning Permission;
8.1.6claims or settlement of insurance proceeds under the insurance policies maintained in accordance with paragraph 5;
8.1.7a tracker showing the position as regards satisfaction of all conditions under the Planning Permission or any Planning Agreement; and
8.1.8any other material matters in respect of the completion and occupation of the Development Works.

9.Practical Completion Dispute
9.1If the Purchaser considers (acting properly, reasonably and in good faith) that a Practical Completion Certificate should not have been issued as a result of Practical Completion not having occurred for the purpose of the relevant Building Contract (a “Practical Completion Dispute”) then, within ten (10) Business Days following service on the Purchaser of the Practical Completion Certificate pursuant to paragraph 2.5 of Schedule 1 (Conditions to Development Propco Completion), the Purchaser may dispute the award of the Practical Completion Certificate by giving notice to LNT to that effect, accompanied by details as to why the Purchaser considers that the relevant Practical Completion Certificate should not have been issued.
9.2If the Purchaser does not give notice of a Practical Completion Dispute to LNT pursuant to and in accordance with paragraph 9.1 within the ten (10) Business Day period referred to in paragraph 9.1 then the Practical Completion Certificate shall be conclusive evidence of, and shall be final and binding on the Parties as to, the Practical Completion Date for that Development Propco Site.
9.3If the Purchaser gives notice of a Practical Completion Dispute to LNT pursuant to and in accordance with paragraph 9.1 within the ten (10) Business Day period referred to in paragraph 9.1 then:
9.3.1the Parties shall attempt in good faith to resolve the Practical Completion Dispute within ten (10) Business Days following receipt by LNT of the notice referred to in paragraph 9.1;
9.3.2if the Parties are unable to resolve the Practical Completion Dispute within the period referred to in paragraph 9.3.1, either Party may by notice to the other require the Practical Completion Dispute to be referred to an independent expert (the “Independent Expert”) for determination; and
9.3.3pending resolution of the Practical Completion Dispute (whether by agreement or by the Independent Expert), the relevant Development Propco Completion shall not occur and the Practical Completion Certificate shall not be final and binding on the Parties with respect to the relevant Development Propco Completion.
9.4Where a Practical Completion Dispute is to be referred to an Independent Expert for determination pursuant to paragraph 9.3.2, the Independent Expert shall be appointed by agreement between the Parties. In the absence of agreement as to the identity of an Independent Expert within five (5) Business Days of a Party serving notice pursuant to paragraph 9.3.2, either Party may apply to the President for the time being of the Royal Institution of Chartered Surveyors (or the duly appointed deputy of such person or any other person authorised by such person to make appointments on such person’s behalf) to appoint the Independent Expert.
9.5An Independent Expert appointed pursuant to this paragraph 9 shall:
9.5.1be a person who shall have been qualified as a chartered surveyor or chartered building surveyor for not less than ten (10) years and shall be a specialist in relation to practical completion of construction projects of a similar nature to the Development;
9.5.2act as an expert and not as an arbitrator;
9.5.3act fairly and impartially, and shall take the initiative in ascertaining the facts;

9.5.4give the Parties the opportunity both to make written representations to the Independent Expert and to comment on each other’s representations;
9.5.5be entitled to seek specialist advice from a third party or parties to the extent that the Independent Expert reasonably considers necessary to reach a determination;
9.5.6be directed to deliver a determination within twenty (20) Business Days following appointment or such longer period as is agreed by the Parties (and the Independent Expert may extend such period by up to ten (10) Business Days with the consent of the Party by whom the Practical Completion Dispute was referred);
9.5.7be entitled to correct any written determination to remove any clerical or typographical errors; and
9.5.8not be liable (nor shall any employee or agent of the Independent Expert be liable) for anything done or omitted in the discharge or purported discharge of the Independent Expert’s functions (unless the act or omission is in bad faith).
9.6Each Party may make written representations to the Independent Expert within five (5) Business Days after the Independent Expert’s appointment.
9.7The Independent Expert shall have the power to:
9.7.1determine that the original Practical Completion Certificate was issued validly; or
9.7.2specify that a new Practical Completion Date will apply if any issues identified in the notice referred to in paragraph 9.1 have since been rectified; or
9.7.3identify any additional works required to procure that the Practical Completion Certificate for the relevant Building Contract can be validly issued and, unless paragraph 9.10 applies, LNT shall procure that the relevant Development Propco has due regard to any such recommendations made by the Independent Expert.
9.8If the Independent Expert determines that the Practical Completion Certificate was validly issued (such that Practical Completion had occurred at the date of certification), the Practical Completion Certificate shall be final and binding on the Parties from the date of the Independent Expert’s determination.
9.9If the Independent Expert determines that the Practical Completion Certificate should not have been issued (such that Practical Completion had not occurred at the date of certification), then the Practical Completion Certificate shall be of no effect for the purposes of the relevant Development Propco Completion, and LNT shall procure that the issues referred to in paragraph 9.7.2 and any additional works referred to in paragraph 9.7.3 are carried out and completed and, on completion of the last of those issues and works, the Parties shall procure that the process for achieving Practical Completion and issuing a Practical Completion Certificate under the Building Contract is repeated for the purposes of the relevant Development Propco Completion until such time as the Parties agree (or it is determined) that the Practical Completion Date for the relevant Development Propco Completion has occurred for the purposes of this Deed, and the provisions of paragraph 2.5 of Schedule 1 (Conditions to Development

Propco Completion) and this paragraph 9 shall apply to any further Practical Completion Certificate issued in respect of the relevant Development. Where the Independent Expert has previously determined that the Practical Completion Certificate should not have been issued (such that Practical Completion had not occurred at the date of certification), the Practical Completion Date shall be deemed, for the purposes of this paragraph 9.9, to have occurred on the date on which it is finally agreed or determined to have occurred in accordance with this paragraph 9.
9.10Save in the case of manifest error or fraud, the determination of the Independent Expert shall be final and binding on the Parties.
9.11The fees and expenses of any Independent Expert (including the costs of appointment and the fees and expenses of any third party from whom the Independent Expert may seek specialist advice) shall be shared equally between the Parties unless the Independent Expert otherwise determines. Each Party shall bear its own costs in relation to any referral of a Practical Completion Dispute to an Independent Expert.
9.12If an Independent Expert dies, becomes unwilling to act or incapable of acting or fails to proceed with reasonable speed to discharge the Independent Expert’s duties or if it becomes apparent for any reason that the Independent Expert will be unable to determine the Practical Completion Dispute referred within a reasonable time after appointment, another Independent Expert may be appointed to replace the original Independent Expert and the procedure set out in paragraph 9 may be repeated as often as required until the Practical Completion Dispute has been determined.
9.13The Independent Expert’s determination process shall be conducted in private and shall be (and remain) confidential to the Parties.
10.Utilities, Plant and Access
10.1LNT shall procure that all plant and machinery installed as part of the Development Works and all equipment relating to the supply of water, electricity, drainage and any other utilities to be provided as part of the Development Works or required for occupation of, the Development Works are tested and commissioned before Practical Completion. LNT shall procure that all works required to access the Development Propco are completed prior to Practical Completion.
11.Practical Completion Deliverables
11.1On or prior to each Development Propco Completion, LNT shall provide the Purchaser with the following documents:
11.1.1the Practical Completion Certificate for the relevant Development Propco Site;
11.1.2a copy of the LDI Policy for the relevant Development Propco Site and confirmation that the LDI Policy has been placed ‘on risk’ and that all premiums and fees due have been paid;
11.1.3a copy of the duly signed and dated collateral warranty in favour of the Development Opco from the Building Contractor substantially in the form reported on in the Construction Report;
11.1.4a copy of the EPC for the relevant Development;

11.1.5copies of all Construction Documents relating to the relevant Development Propco Site, together with all ancillary documents in connection therewith, including evidence of all insurance policies required to be maintained pursuant to the relevant Building Contract and/or Appointment;
11.1.6in respect of all Pre-Commencement Conditions and Pre-Occupation Conditions, either the documents referred to in paragraphs 2.2(a) or 2.2(b) (as the context requires);
11.2Not later than the date falling one (1) month after the date of Practical Completion LNT shall provide to the Purchaser (which may be in electronic format and/or by making the same available for inspection at the relevant Development Propco Site) the following documents:
11.2.1a final copy of the health and safety file for the relevant Development including reasonably necessary ‘as built’ information;
11.2.2the commissioning reports, test certificates and operating and training manuals for all plant, machinery, appliances and systems installed as part of the Development Works; and
11.2.3duly signed and dated copies of the Outstanding Development Propco Collateral Warranties to the extent they relate to the relevant Development Propco Site.
11.3Not later than ten (10) Business Days after the date of the relevant Development Propco Completion Date, LNT shall provide to the Purchaser original copies of all Construction Documents relating to the relevant Development Propco Site, together with all ancillary documents in connection therewith, including evidence of all insurance policies required to be maintained pursuant to the relevant Building Contract and/or Appointment (provided that an electronic copy may be provided where that electronic copy is itself the original and no hard copy paper original exists).
11.4Not later than ten (10) Business Days after the date of the relevant Completed Propco Completion Date, LNT shall provide to the Purchaser original copies of all Construction Documents relating to the Completed Propco (as applicable), together with all ancillary documents in connection therewith, including evidence of all insurance policies required to be maintained pursuant to the relevant Building Contract and/or Appointment, provided that an electronic copy may be provided where that electronic copy is the original and no hard copy paper original exists.
11.5As soon as reasonably practicable following Practical Completion, LNT shall procure that the Building Contractor carries out any further works that are required to make good any Snagging Items identified in the Practical Completion Certificate.
12.Defects
12.1LNT shall procure that all defects or outstanding items of works in the Development Works that arise within the Defects Liability Period and for which the Building Contractor is responsible are made good in accordance with the Building Contract.
12.2Not less than one month before the end of the Defects Liability Period, the relevant Development Propco or the relevant Completed Propco (as applicable) shall inspect the Development Works and prepare a schedule of defects or outstanding items of works in the Development Works due to design, materials or workmanship not being in accordance with the terms of the relevant Building Contract.

12.3LNT shall give the Purchaser not less than ten (10) Business Days’ prior written notice of the date and time when the relevant Development Propco or the relevant Completed Propco (as applicable) shall carry out the inspection referred to in paragraph 12.2.
12.4The Purchaser and its representatives shall be entitled to attend the inspection of the Development Works and to make proper and reasonable representations on the matters to be included in the proposed schedule and LNT shall procure that the relevant Development Propco or the relevant Completed Propco (as applicable) takes proper account of (but without being bound by) any representations made by them. The Purchaser shall confirm the representations in writing within two (2) Business Days after the inspection.
12.5LNT shall (and shall procure that the Building Contractor shall) and the Purchaser shall (and shall procure that its representatives shall) comply with any applicable entry safeguards and other relevant requirements in the relevant Lease when accessing the Development Propco Site and the Completed Propco Sites for the inspection referred to in paragraph 12.2.
12.6LNT shall:
12.6.1serve a copy of the schedule of defects on the Purchaser as soon as reasonably practicable after the inspection under paragraph 12.2;
12.6.2include in the schedule of defects any additional defects notified by the Purchaser or its representatives which the Building Contractor elects to include on the schedule; and
12.6.3procure that all defects and outstanding items of works identified in the schedule of defects are made good by the Building Contractor under and in accordance with the Building Contract.
12.7LNT shall procure that the Certificate of Completion of Making Good Defects is provided to the Purchaser as soon as reasonably practicable after its issue.
13.Indemnity
13.1Subject to paragraph 14.2, LNT shall, for and on behalf of each Completed Propco Seller and each Development Propco Seller (as applicable), indemnify and keep indemnified the Purchaser against all costs, expenses, liabilities, losses, claims or proceedings whatsoever arising out of or in connection with a breach by LNT of its obligations in this Schedule.
14.Limitation on Liability
14.1For the avoidance of any doubt, the limitations set out in clause 16 (Seller’s limitations on liability) and Schedule 8 (Limitations on LNT’s liability) shall apply to any claim by the Purchaser against LNT (and/or any other member of the Retained Group (if applicable)) under this Schedule, save that:
14.1.1for the purposes of paragraph 4 of Schedule 8 (Time limits), the time limit for commencing any claim in connection with any Development Propco Site or any Completed Propco Site against LNT (and/or any other member of the Retained Group (if applicable)) shall be 5:30 p.m. on the later of:

(a)the date of issue of the Certificate of Completion of Making Good Defects for that Development Propco Site or Completed Propco Site (as applicable);
(b)the date on which all Pre-Commencement Planning Conditions and all Pre-Occupation Conditions have been formally discharged by the relevant local authority in respect of that Development Propco Site or Completed Propco Site (as applicable); and
(c)the date that is four years after the date of this Deed,
save that, in respect of any claim under paragraphs 2.1.1, 3, 7, 9, 10 and/or 12, for which the time limit for commencing any claim in connection with any Development Propco Site or any Completed Propco Site against LNT (and/or any other member of the Retained Group (if applicable)) shall be 5.30 p.m. on the date of issue of the Certificate of Completion of Making Good Defects for that Development Propco Site or Completed Propco Site (as applicable).
14.1.2the following paragraphs of Schedule 8 shall not apply to any claim by the Purchaser against LNT (and/or any other member of the Retained Group (if applicable)) under this Schedule: paragraph 3 (Thresholds for claims), and paragraph 8 (Acts of the Purchaser) and paragraph 10 (Purchaser’s knowledge).

Schedule 14
(Pending Registrations)
1.Deeside Crystal Care Homes Deeside Limited (CRN: 15510259): (i) Transfer dated 2 April 2024 between (1) Crag Hill Estates Limited and Stybarrow Properties Limited and (2) LNT Care Developments (10) Limited; (ii) Transfer dated 7 August 2024 between (1) LNT Care Developments (10) Limited and (2) Crystal Care Homes Deeside Limited
2.Thornbury Crystal Care Homes Thornbury Limited (CRN: 15275041): Transfer dated 9 July 2024 between (1) LNT Care Developments (12) Limited and (2) Crystal Care Homes Thornbury Limited
3.Eastbourne Crystal Care Homes Eastbourne Limited (CRN: 15846813): Transfer dated 18 October 2024 between (1) Aldi and (2) Crystal Care Homes Eastbourne Limited
4.Market Rasen Crystal Care Homes Market Rasen Limited (CRN: 16558724): Transfer dated 7 November 2025 between (1) LNT Care Developments (6) Limited and (2) Crystal Care Homes Market Rasen Limited
5.Coalville Crystal Care Homes Coalville Limited (CRN: 16595481): (i) Transfer dated 19 September 2025 between (1) Jelson Limited and (2) LNT Care Developments (5) Limited; (ii) Transfer dated 26 January 2026 between (1) LNT Care Developments (5) Limited and (2) Crystal Care Homes Coalville Limited
6.Braunton Crystal Care Homes Braunton Limited (CRN: 16638427): Transfer dated 9 July 2026 between (1) LNT Care Developments (12) Limited and (2) Crystal Care Homes Braunton Limited
7.Heybridge Crystal Care Homes Heybridge Limited (CRN: 16721224): (i) Transfer dated 2 September 2025 between (1) Countryside Properties (Strategic Land) Limited and (2) Charterpoint (CM9) Limited; (ii) Transfer dated 2 September 2025 between (1) Charterpoint (CM9) Limited and (2) LNT Care Developments (5) Limited; (iii) Transfer dated 18 June 2026 between (1) LNT Care Developments (5) Limited and (2) Crystal Care Homes Heybridge Limited
8.Hooton Crystal Care Homes Hooton Limited (CRN: 16899798): Transfer dated 9 July 2026 between (1) LNT Care Developments (12) Limited and (2) Crystal Care Homes Hooton Limited
9.Mansfield Crystal Care Homes Mansfield Limited (CRN: 16967391): (i) Transfer dated 6 February 2026 between (1) Retford Estates Limited and (2) LNT Care Developments B2 Limited; (ii) Transfer dated 24 July 2026 between (1) LNT Care Developments B2 Limited and (2) Crystal Care Homes Mansfield Limited
10.Newcastle GP Crystal Care Homes Newcastle Limited (CRN: 16947401): (i) Transfer dated 30 January 2026 between (1) Bryant Homes Northern Limited, (2) LNT Care Developments (12) Limited, (3) Taylor Wimpey UK Limited, (4) Persimmon Homes Limited and (5) NGP Management Company (Town Centre) Limited; (ii) Transfer dated

13 August 2026 between (1) LNT Care Developments (12) Limited and (2) Crystal Care Homes Newcastle Limited
11.Ramsgate 1 Crystal Care Homes Ramsgate Limited (CRN: 16899946): (i) Transfer dated 15 January 2026 between (1) Rooksmead Residential Limited and (2) LNT Care Developments (5) Limited; (ii) Transfer dated 5 June 2026 between (1) LNT Care Developments (5) Limited and (2) Crystal Care Homes Ramsgate Limited

4.Attachment 1
Completed Propco Sites and Development Propco Sites

Part 1 – Completed Propco Sites

Site Name	Address	Owner	Title number	Tenure
Barrow	Middleshaw Hills Care Home, Whalley Rd, Barrow, Clitheroe BB7 9AZ	Crystal Care Homes Barrow Limited	LAN288154	Freehold
Yeovil	Potter House, Highfield Road, Yeovil, BA21 4RJ	Crystal Care Homes Yeovil Limited	ST151649 WS40627 WS48760	Freehold
Lichfield	Stowe Mount Care Home, Scotch Orchard, Lichfield, WS13 6DE	Crystal Care Homes Lichfield Limited	SF693320	Freehold
Halling	Lake View Lodge, Formby Road, Halling, Rochester	Crystal Care Homes Halling Limited	TT163101	Freehold
Bexhill	Collington Park Lodge, Collington Lane East, Bexhill-On-Sea TN39 3RJ	Crystal Care Homes Bexhill Limited	SX88494 ESX212692	Freehold

Site Name	Address	Owner	Title number	Tenure
Thornbury	Tudor House, Morton Way, Thornbury, Bristol, South Gloucestershire BS35 3TS	Crystal Care Homes Thornbury Limited	GR481614	Freehold
Hastings	Ponbay Lodge, The Ridge, Hastings, TN34 2AE	Crystal Care Homes Hastings Limited	HT12345 HT12098	Freehold
Clay Cross	Dale Brook Care Home, Derby Road, Clay Cross	Crystal Care Homes Clay Cross Limited	DY580375	Freehold
Topsham	Woodland Lodge, Dutchbarn Lane, Topsham, Exeter, EX2 7PQ	Crystal Care Homes Topsham Limited	DN770063	Freehold
Chard	Gillingham Grange Care Home, Furnham Road, Chard, TA20 1BE	Crystal Care Homes Chard Limited	ST388744 ST397373	Freehold
Shripney	Bradshaw Lodge Care Home, Shripney Road, Shripney, Bognor Regis, PO22 9PA	Crystal Care Homes Shripney Limited	WSX433336	Freehold
Pontefract	Fairwood Fields Care Home, Wakefield Road, Pontefract, WF8 4HW	Crystal Care Homes Pontefract Limited	YY193910	Freehold

Site Name	Address	Owner	Title number	Tenure
Warrington	Arplemere Care Home, Borsodi Boulevard, Great Sankey, Warrington	Crystal Care Homes Warrington Limited	CH735367	Freehold
Boulton Moor	Bowesbury Care Home, Chellaston Lane, Boulton Moor, Derby	Crystal Care Homes Boulton Moor Limited	DY584000	Freehold
Marchwood	Merceode Lodge, Hythe Road, Marchwood, Southampton, SO40 4WU	Crystal Care Homes Marchwood Limited	HP888373	Freehold
Chingford	Kinglea Court Care Home, Sewardstone Road, Chingford, London, E4 7RE	Crystal Care Homes Chingford Limited	EX286769	Freehold
Telford	Archbridge Manor Care Home, Marsh Meadow Way, Redhill, Telford	Crystal Care Homes Telford Limited	SL289621	Freehold
Hatton	Dovebourne, Derby Road, Foston, Hatton, Derby DE65 5PT	Crystal Care Homes Hatton Limited	DY98797	Freehold
Eastbourne	Maris View, Pacific Drive, Sovereign Harbour, Eastbourne, BN23 6DW	Crystal Care Homes Eastbourne Limited	ESX440248 (pending registration)	Freehold

Site Name	Address	Owner	Title number	Tenure
Lincoln	Tealwood Grange Care Home, Hallam Gardens, Waddington, Lincoln	Crystal Care Homes Lincoln Limited	LL434231	Freehold
Killams	Sherwell Manor Care Home, Cutliffe Road, Killams, Taunton	Crystal Care Homes Killams Limited	ST395339	Freehold
Helston	Penrose Croft, Rowes Lane, Helston	Crystal Care Homes Helston Limited	CL388669	Freehold
Ellesmere Port	Willowmere Lodge, Lloyd Drive, Ellesmere Port	Crystal Care Homes Ellesmere Port Limited	CH739360	Freehold

Part 2 – Development Propco Sites

Site Name	Address	Owner	Title number	Tenure
Deeside	Estuary Gardens Care Home, Deeside	Crystal Care Homes Deeside Limited	CYM886902 (pending registration)	Freehold

Site Name	Address	Owner	Title number	Tenure
Wymondham	Baysfield Gardens, London Road, Wymondham	Crystal Care Homes Wymondham Limited	NK544826	Freehold
Market Rasen	Chantrey Fields, Southwold Road, Market Rasen	Crystal Care Homes Market Rasen Limited	LL436912	Freehold
Bicester	Otwell Grove, Anniversary Avenue East, Ambrosden, Bicester	Crystal Care Homes Bicester Limited	ON389604	Freehold
Bourne	Austerby Gardens, Exeter Street, Bourne	Crystal Care Homes Bourne Limited	LL436907	Freehold
Cambourne	Former Council Offices, Dalcoath Avenue, Camborne, TR14 4SW	Crystal Care Homes Cambourne Limited	CL388459	Freehold
Gloucester	Mill Farm, Mill Land, Brockworth, Gloucester, GL3 4QG	Crystal Care Homes Gloucester Limited	GR326241	Freehold
Coalville	Land at Highfield Street, Coalville	Crystal Care Homes Coalville Limited	LT563862 (pending registration)	Freehold
Truro	Land adjoining Unit 2 Treyew Road Retail Park, Treyew Road, Truro TR1 2TH	Crystal Care Homes Truro Limited	CL391875	Freehold

Site Name	Address	Owner	Title number	Tenure
Bolton	2-4 Eagley Brook Way, Bolton. BL1 8TS	Crystal Care Homes Bolton Limited	MAN463439	Freehold
Braunton	Land at North Devon Business Park, Tinever Road, Chivenor, Braunton, EX31 4FD	Crystal Care Homes Braunton Limited	DN786940	Freehold
Peterborough	Plot 2, Thorpe Wood, Peterborough	Crystal Care Homes Peterborough Limited	CB498243	Freehold
Heybridge	Part of Tranche A, Parcel 8, Heybridge, Maldon, Essex	Crystal Care Homes Heybridge Limited	AA86780 (pending registration)	Freehold
Crewkerne	Land on the north side of Station Road, Crewkerne, TA18 8AJ	Crystal Care Homes Crewkerne Limited	ST4000987	Freehold
Rugby	Land on the north side of Houlton Way, Houlton, Rugby	Crystal Care Homes Rugby Limited	WK548475	Freehold
Shrewsbury	Land on the north side of Oteley Road, Shrewsbury, SY2 6QQ	Crystal Care Homes Shrewsbury Limited	SL294291	Freehold
Hooton	Land lying to the south of Hooton Road, Hooton, Ellesmere Port	Crystal Care Homes Hooton Limited	CH708047	Freehold

Site Name	Address	Owner	Title number	Tenure
Bessacarr	Land on the north west side of Cammidge Way, Bessacarr, Doncaster	Crystal Care Homes Bessacarr Limited	SYK730297	Freehold
Mansfield	Land lying to the east of Adamsway, Mansfield	Crystal Care Homes Mansfield Limited	NT603461 (pending registration)	Freehold
Newcastle Great Park	Land and buildings on the north and south sides of Brunton Lane, Newcastle upon Tyne	Crystal Care Homes Newcastle Limited	TY616650 (pending registration)	Freehold
Ramsgate	Land at Haine Farm Haine Road, Ramsgate	Crystal Care Homes Ramsgate Limited	TT188177 (pending registration)	Freehold
Newport	Land and buildings forming part of Whitehead Works, Mendalgief Road, Newport	Crystal Care Homes Newport Limited	CYM920634 (pending registration)	Freehold

5.Attachment 2
Estimated Completed Propco Funds Flow

Signatures
IN WITNESS WHEREOF this Deed has been executed and has been delivered on the date which appears at the beginning of this Deed.

EXECUTED and DELIVERED as a deed
by TOM MATHER
acting on behalf of LNT CARE
DEVELOPMENTS HOLDINGS LIMITED    /s/ Tom Mather.........................................
in the presence of:                (Director)

Witness signature:                 /s/ Jonathan Wharam...............................
Name:                         Jonathan Wharam....................................
Occupation:                     Director.....................................................
Address:                     Helios, Isabella Road, Garforth, LS25 2DY

EXECUTED and DELIVERED as a deed by CARETRUST UK LIMITED acting by:
	) ) )	/s/ James Callister................................. Name: James Callister Title: Director
	) ) ) ) )	/s/ Derek Bunker................................... Name: Derek Bunker Title: Director

[Signature Page – Project Clarets – Share Purchase Deed]

EXECUTED and DELIVERED as a deed by CTR Partnership, L.P.	) )
a Delaware limited partnership	)

By: CareTrust GP, LLC, a Delaware limited	)
liability company	)
Its: General Partner	)
By: CareTrust REIT, Inc., a Maryland Corporation	) )
Its: Sole Member	)
By:	) ) ) ) )	/s/ James Callister................................. Name: James Callister Title: Chief Investment Officer
	) ) ) ) )	/s/ Derek Bunker................................... Name: Derek Bunker Title: Chief Financial Officer
each being a person who, in accordance with the laws of that territory, is acting under the authority of the company	) ) ) )

[Signature Page – Project Clarets – Share Purchase Deed]